     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 1996



                                                      REGISTRATION NO. 333-04653

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                         NEXSTAR PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

                  DELAWARE                                        84-1173453
        (State or other jurisdiction                           (I.R.S. Employer
      of incorporation or organization)                       Identification No.)

                             ---------------------
                             2860 WILDERNESS PLACE
                               BOULDER, CO 80301
                                 (303) 444-5893
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                               PATRICK J. MAHAFFY
                     President and Chief Executive Officer
                         NeXstar Pharmaceuticals, Inc.
                             2860 Wilderness Place
                               Boulder, CO 80301
                                 (303) 444-5893
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                                   Copies to:

            PETER H. JAKES, ESQ.                             ALAN K. AUSTIN, ESQ.
          Willkie Farr & Gallagher                         TAMARA G. MATTISON, ESQ.
             One Citicorp Center                    Wilson Sonsini Goodrich & Rosati, P.C.
            153 East 53rd Street                              650 Page Mill Road
           New York, NY 10022-4669                            Palo Alto, CA 94304
               (212) 821-8000                                   (415) 493-9300

                             ---------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act regis-
tration statement number of the earlier effective registration statement for the same offering. / /
- ------------------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
- ------------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                             ---------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING
PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                                           SUBJECT TO COMPLETION

                                                                   JUNE 17, 1996


                                2,500,000 SHARES

                                  NEXSTAR LOGO

                                  COMMON STOCK
                             ---------------------

     All of the shares of Common Stock offered hereby are being sold by NeXstar Pharmaceuticals, Inc. ("NeXstar Pharmaceuticals" or the "Company"). The Company's Common Stock is traded on the Nasdaq National Market under the symbol NXTR. On June 13, 1996, the last reported sale price of the Common Stock was $19 3/4 per share. See "Price Range of Common Stock."


                             ---------------------

    THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 7.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
      ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------
                                                              UNDERWRITING
                                             PRICE            DISCOUNTS AND          PROCEEDS
                                           TO PUBLIC         COMMISSIONS(1)       TO COMPANY(2)
- -------------------------------------------------------------------------------------------------
Per Share...............................        $                   $                   $
- -------------------------------------------------------------------------------------------------
Total(3)................................        $                   $                   $
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------

(1) See "Underwriting" for information relating to indemnification of the Underwriters.

(2) Before deducting expenses of the offering, estimated at $360,000.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to an aggregate of 375,000 additional shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, the Underwriting Discounts and Commissions and Proceeds to
    Company will be $          , $          and $          , respectively. See
    "Underwriting."

                             ---------------------

     The shares of Common Stock are being offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of Alex. Brown & Sons Incorporated, Baltimore, Maryland, on or about
          , 1996.
ALEX. BROWN & SONS
        INCORPORATED

                     SMITH BARNEY INC.
                                VECTOR SECURITIES INTERNATIONAL, INC.

                                                                SBC WARBURG INC.

               THE DATE OF THIS PROSPECTUS IS             , 1996

[On the upper left corner of the page is a picture of a vial of AmBisome. Next to the vial is the following statement -- "Currently, the Company sells AmBisome primarily in Europe. Sales reached a record $17.2 million for the first three months of 1996, and were $57 million in 1995. The Company expects a New Drug Application to be filed shortly with the U.S. Food and Drug Administration. The Company estimates that more than 20,000 patients have been treated with AmBisome."

In the middle of the page is a chart showing all of the Company's current products. The chart indicates the current status of each product, i.e., whether it is approved for marketing, whether it is the subject of a New Drug Application and whether it is the subject of preclinical or Phase I, Phase II or Phase III clinical trial.

On the lower right corner of the page is a picture of a vial of DaunoXome. Next to the vial is the following statement -- "DaunoXome has recently been approved for sale in the United States and a number of Western European countries as a first line therapy for the treatment of advanced HIV-associated Kaposi's sarcoma. DaunoXome was launched in the U.S. on May 1, 1996. The Company is also conducting Phase II clinical trials with DaunoXome in both the U.S. and Europe for other oncology indications, including breast cancer and lymphoma."]

       ------------------------------------------------------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MAY OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET, OR OTHERWISE. SUCH STABILIZATION, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET, OR OTHERWISE, IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements including the notes thereto contained or incorporated by reference in this Prospectus. Prospective investors in the Common Stock should consider carefully the factors discussed in detail elsewhere in this Prospectus under the caption "Risk Factors." Unless otherwise indicated, the information in this Prospectus assumes no exercise of the Underwriters' option to purchase up to 375,000 additional shares. Special Note:
Certain statements set forth below constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). See "Special Note Regarding Forward-Looking Statements" on page 61 for additional factors relating to such statements.


                                  THE COMPANY

     NeXstar Pharmaceuticals, Inc., a Delaware corporation ("NeXstar Pharmaceuticals" or the "Company"), is a leading biopharmaceutical company engaged in the discovery, development, manufacture and marketing of proprietary pharmaceutical products to treat life-threatening and other serious diseases. Currently, the Company markets AmBisome, an antifungal agent, and DaunoXome, an anticancer agent, which is used as a first line cytotoxic therapy for the treatment of advanced, HIV-associated Kaposi's sarcoma. AmBisome achieved sales of $17.2 million in the first three months of 1996, the fifth consecutive quarter of increased revenues, after sales of $57 million in 1995. In April 1996, the Company received approval from the U.S. Food and Drug Administration (the "FDA") to sell DaunoXome and formally launched the drug in the U.S. on May 1, 1996. In addition, the Company is in the process of launching DaunoXome throughout Europe where it has recently been approved for sale by regulatory authorities in 12 countries. The Company is also conducting Phase II clinical trials in Europe with a third product, MiKasome, a liposomal formulation of the aminoglycoside antibiotic amikacin, which has demonstrated preliminary evidence of efficacy against multiple drug resistant tuberculosis. In addition to its products and clinical candidates, the Company has proprietary technologies in drug discovery and drug formulation that provide the basis for a significant pipeline of drug candidates. These technologies have produced several drug candidates that are now in preclinical development.

     NeXstar Pharmaceuticals' revenues have historically been derived primarily from European sales of AmBisome, its proprietary liposomal formulation of the antifungal agent amphotericin B. Liposomes are subcellular-sized spheres composed primarily of molecules called phospholipids, certain of which are the primary components of living cell membranes. By encapsulating in liposomes certain drugs that in their free state are dosed at, or close to, toxic levels, it is possible to increase the therapeutic index of the active drug (i.e., to increase the efficacy of the active drug relative to the severity of its side effects). Regulatory authorities in 20 countries have approved AmBisome for treating life-threatening fungal infections when conventional amphotericin B treatment fails. Additionally, AmBisome has been approved in Australia as a primary therapy for systemic fungal infections caused by Candida, Aspergillus and Cryptococcus, for antifungal prophylaxis after liver transplantation and for visceral leishmaniasis and has been approved in Ireland as a primary therapy for confirmed and suspected systemic fungal infections. The Company estimates that since commercial sales of AmBisome began in 1989 more than 20,000 patients have been treated with AmBisome. Consistent with its strategy of broadening the clinical use of its existing products, NeXstar Pharmaceuticals has recently completed two Phase III trials in Europe involving over 390 patients comparing AmBisome to conventional amphotericin B in Fever of Unknown Origin ("FUO") and confirmed fungal infections. The results showed that AmBisome has significantly fewer side effects and is at least as efficacious as amphotericin B. The Company and its U.S. promotion and development partner, Fujisawa USA, Inc., also are conducting additional Phase III clinical trials. These trials, which will ultimately include over 1,000 patients, are comparing the effectiveness and side effect profile of AmBisome to conventional amphotericin B therapy for fungal infections and presumed fungal infections including FUO, cryptococcal meningitis and histoplas-mosis. Based on its extensive AmBisome database, the Company expects that a New Drug Application will be filed shortly for AmBisome in the United States for primary and salvage therapy for treating systemic fungal infections, including FUO. In addition, NeXstar Pharmaceuticals intends to file shortly for approval of AmBisome as a first line therapy for the treatment of FUO with regulatory authorities in each of its primary European markets.

     The Company's second product, DaunoXome, a liposomal formulation of the anticancer agent daunorubicin, has been approved for sale in the United States and 12 Western European countries as a primary therapy for Kaposi's sarcoma, a cancer that occurs in approximately 15% of AIDS patients and which can be fatal if left untreated. The Company anticipates additional European approvals in 1996. In addition, the product has been approved in Canada as a salvage therapy for Kaposi's sarcoma. To expand the clinical indications for DaunoXome, NeXstar Pharmaceuticals is also conducting Phase II trials with DaunoXome in both the U.S. and Europe for other oncology indications, including breast cancer, small-cell lung cancer, leukemia and lymphoma among others. The Company has had initial favorable results in connection with small studies in breast cancer and lymphoma and expects results from additional studies to be available beginning in 1996.

     MiKasome is currently in Phase II clinical trials for the treatment of multiple drug resistant tuberculosis. To date, MiKasome has shown activity in in vitro and animal studies and early stage clinical trials for the treatment of multiple drug resistant tuberculosis. NeXstar Pharmaceuticals is now planning further clinical trials to confirm and define the scope of both the efficacy and safety advantages provided by this novel liposomal antibiotic. The Company expects to initiate clinical studies of MiKasome in the U.S. in the second half of 1996.

     In addition to a growing portfolio of existing products and clinical candidates, the Company possesses both powerful combinatorial chemistry technologies for drug discovery and proven drug delivery and development capabilities. The Company has integrated its drug discovery and drug formulation programs and has focused its research and development on refining its technology platforms to enable it to create drug candidates targeting a number of indications in its chosen areas of therapeutic interest. These technology platforms include: (i) a powerful proprietary combinatorial chemistry technology, known as the SELEX process, that rapidly identifies novel oligonucleotide compounds with potential therapeutic and diagnostic benefits;
(ii) an extension of the SELEX process, known as the Parallel SELEX process, that is designed to rapidly discover small organic molecules intended to serve as orally available drugs; (iii) a proprietary chemistry for the synthesis of new pyrimidine and purine nucleosides for potential use as antiviral, antineoplastic and antibacterial agents; (iv) a technology involving lipid conjugates that improves the pharmacokinetic qualities of certain drugs and/or makes such drugs orally available; (v) a novel approach to the specific deletion or inactivation of pathogenic subsets of T cells involved in human diseases; and
(vi) the liposomal formulation of drugs, which has been shown to improve drug therapy through reduced toxicity, improved biodistribution profile and pharmacokinetics and drug targeting.

     NeXstar Pharmaceuticals has demonstrated the ability to develop products, design and implement complex clinical trials, obtain regulatory approval in numerous countries, manufacture products in commercial quantities in compliance with stringent regulatory requirements and successfully market its products. The Company's ongoing strategy is to continue building the capacity and infrastructure necessary to further its growth as a vertically integrated biopharmaceutical company. The Company plans to use its existing capabilities and planned increases in infrastructure to support market expansion of its current products, to support any complementary products which the Company may acquire and for the development of new products derived from its drug discovery and drug formulation technologies.

                                  THE OFFERING

Common Stock offered by the Company.....      2,500,000 shares


Common Stock to be outstanding after
this Offering...........................     28,822,385 shares(1)


Use of Proceeds.........................     To initiate the marketing and
                                             distribution of DaunoXome, to
                                             continue research, drug discovery
                                             and development programs, to
                                             acquire interests in drug
                                             candidates or technologies and for
                                             other general corporate purposes,
                                             including working capital

Nasdaq National Market symbol...........     NXTR
- ------------------------------


(1) Excludes warrants outstanding to purchase 1,168,372 shares of Common Stock at a weighted average exercise price of $5.31 per share and options outstanding under the Company's option plans to purchase 2,120,933 shares of Common Stock at a weighted average exercise price of $11.35 per share. All share information in this table is based on the number of shares of Common Stock as of June 10, 1996.

                     SUMMARY CONSOLIDATED FINANCIAL DATA(1)

                                                                                                 THREE MONTHS
                                                                                                     ENDED
                                                   YEARS ENDED DECEMBER 31,                        MARCH 31,
CONSOLIDATED STATEMENT              -------------------------------------------------------   -------------------
 OF OPERATIONS DATA:                  1991       1992       1993        1994        1995        1995       1996
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
    Product revenues...............  $14,035    $25,999    $ 30,518    $ 43,967    $ 57,770    $11,894    $17,545
    Collaborative agreements and
      contracts....................      531        591       2,098       4,054       2,920        751        579
    Interest income................      634      2,518       2,424       2,409       1,736        555        433
                                     -------    -------    --------    --------    --------    -------    -------
         Total revenues............   15,200     29,108      35,040      50,430      62,426     13,200     18,557
Expenses:
    Cost of goods sold.............    3,642      3,896       5,024       8,091      13,246      2,569      3,819
    Research and development.......    7,445     13,067      24,574      31,595      39,662      8,242     11,176
    Selling, general and
      administrative...............    5,535     11,627      16,279      22,108      32,994      7,280      9,463
    Purchased research and
      development(2)...............       --         --          --          --      11,824         --         --
    Retirement agreement expenses..       --         --          --       4,097          --         --         --
    Interest expense...............       45         48         308         587       1,148        337        285
                                     -------    -------    --------    --------    --------    -------    -------
         Total expenses............   16,667     28,638      46,185      66,478      98,874     18,428     24,743
                                     -------    -------    --------    --------    --------    -------    -------
  Income (loss) before provision
    for income taxes...............   (1,467)       470     (11,145)    (16,048)    (36,448)    (5,228)    (6,186)
  Provision for income taxes.......       --        392         167         159         183         52        110
                                     -------    -------    --------    --------    --------    -------    -------
  Net income (loss)................  $(1,467)   $    78    $(11,312)   $(16,207)   $(36,631)   $(5,280)   $(6,296)
                                     =======    =======    ========    ========    ========    =======    =======
  Net income (loss) per share......  $ (0.15)   $  0.00    $  (0.53)   $  (0.71)   $  (1.57)   $ (0.23)   $ (0.25)
                                     =======    =======    ========    ========    ========    =======    =======


                                                                              AS OF MARCH 31, 1996
                                                                          ----------------------------
                    CONSOLIDATED BALANCE SHEET DATA:                       ACTUAL       AS ADJUSTED(3)
  Cash and cash equivalents and marketable securities...................  $  46,163       $   92,339
  Working capital.......................................................     56,786          102,962
  Total assets..........................................................    133,041          179,217
  Long-term obligations.................................................      9,689            9,689
  Total stockholders' equity............................................    102,195          148,371


- ------------------------------

(1) NeXstar Pharmaceuticals, Inc. was incorporated under the name NeXagen, Inc. ("NeXagen") on March 4, 1991. On February 21, 1995, NeXagen and Vestar, Inc. ("Vestar") effected a merger which was accounted for as a pooling of interests. The summary Consolidated Statement of Operations Data for the period prior to March 4, 1991 represent the operations of Vestar, while all data on or after March 4, 1991 represent the combined operations of NeXagen and Vestar.

(2) Relates to the acquisition of Supragen, Inc. on September 8, 1995.


(3) Adjusted to reflect the application of the estimated net proceeds from the sale by the Company of the 2,500,000 shares of Common Stock offered hereby at an assumed offering price of $19 3/4 per share.

                                  RISK FACTORS


     In evaluating the Company and its business, prospective investors should carefully consider the following risk factors in addition to the other information contained herein. Special Note: Certain statements set forth below constitute "forward-looking statements" that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the "forward-looking statements." See "Special Note Regarding Forward-Looking Statements" on page 61 for additional factors relating to such statements.


DEPENDENCE ON PRINCIPAL PRODUCT

     The Company has relied on sales of AmBisome for substantially all of its product revenues with most of those sales occurring in European countries. A reduction in demand for AmBisome could have a material adverse effect on the Company's results of operations. Additional regulatory approvals will be needed in order to market AmBisome in the United States and to expand the indications for which it may be marketed in the countries where it is already approved. There can be no assurance as to whether or when such approvals will be obtained. See "Business -- Clinical Trials, Preclinical Trials and Regulatory
Status -- AmBisome."

     The Company has only one other product, DaunoXome, that has received regulatory approval and such approvals have only been recently obtained. Sales to date for DaunoXome have been limited. The market demand for DaunoXome for the treatment of Kaposi's sarcoma has not been demonstrated, and there can be no assurance as to the volume of sales that will be achieved. The Company will seek to expand the market for DaunoXome by obtaining approvals for additional indications. However, there can be no assurance that the drug will be effective for the treatment of other tumors or that such additional approvals will be obtained. See "Business -- Clinical Trials, Preclinical Trials and Regulatory Status -- DaunoXome."

     The Company has one other product that has reached clinical development, MiKasome, which is currently the subject of a Phase II clinical trial in Europe. While the results of animal and early human tests have been encouraging, the results of animal studies may not be indicative of efficacy in humans, and further human testing of MiKasome may not achieve the desired result, may reveal unduly harmful side effects or may be less efficacious than other drug entities or delivery systems for the desired indication. No assurance can be given that MiKasome will be more effective than existing drugs or other technologies that may be developed in the future or that MiKasome will reach commercialization or be accepted by the medical community. See "Business -- Clinical Trials, Preclinical Trials and Regulatory Status -- MiKasome."

     The Company's other potential products that are based on liposome technologies are in development, and there can be no assurance that such potential products will be successfully developed, achieve therapeutic efficacy, be approved by regulatory authorities or be successfully marketed. Nor can there be any assurance that the Company will be able to develop any additional products, that the approval of its current products will not be revoked or that named-patient purchases will be permitted to continue in countries that have not granted approval for AmBisome or DaunoXome.

RISK OF CURRENCY FLUCTUATIONS

     Substantially all of the sales of AmBisome have occurred in Europe with 50% of the Company's AmBisome sales for the year ending December 31, 1995 and 47% of the Company's AmBisome sales for the three months ending March 31, 1996 occurring in the United Kingdom, Germany and Spain. In most significant European markets, the Company prices AmBisome and DaunoXome in the currency of the country in which such products are sold. Accordingly, the prices of such products in dollars will vary as the value of the dollar fluctuates against such local currencies. Increases in the value of the dollar against such currencies, therefore, will reduce the dollar return to the Company on the sale of its products. Furthermore, there can be no assurance that significant fluctuations in foreign currency values will not occur that will create substantial differences in the relative prices of the Company's products in different countries. In addition, although the Company implements hedging techniques with respect to its foreign currency accounts receivable and accounts payable, these techniques have not completely eliminated the effects of foreign currency fluctuations in the past, and there can be no assurance that such techniques will be successful in the future. The Company currently hedges certain of its foreign currency exposures, with respect to its outstanding trade accounts receivable and accounts payable, through the use of forward contracts. In the future, the Company may begin currency hedging in connection with anticipated revenues and expenses and may use options in addition to forward contracts. Such hedging will be done solely for the purpose of protecting the Company from foreign currency fluctuations and not for the purpose of speculating in foreign currency. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

TECHNOLOGICAL UNCERTAINTY

     A significant portion of the Company's research is focused upon the discovery and development of novel pharmaceuticals based upon oligonucleotides and on novel synthetic compounds. There can be no assurance that any of the Company's approaches to drug discovery will result in commercially successful drugs. Although the Company has demonstrated an ability to efficiently identify oligonucleotides that bind with high affinity to and inhibit selected molecular targets, the Company has not successfully demonstrated the efficacy of such oligonucleotides as human therapeutic agents, nor have any human clinical trials been initiated with products based upon such oligonucleotides. Additionally, the Company has yet to demonstrate the human efficacy or therapeutic usefulness of any compounds derived from its SELEX process or Parallel SELEX process. There remain numerous challenges which the Company must address to successfully develop commercial products from the lead compounds which it identifies through its SELEX process or Parallel SELEX process. These challenges include developing and implementing appropriate clinical protocols and developing manufacturing methods which are efficient, cost-effective and capable of meeting stringent regulatory standards. In addition, although many targets with potential therapeutic significance have already been identified, there can be no assurance that the targets selected by the Company will ultimately prove to have the requisite medical significance such that a compound inhibiting such target will prove to be a useful pharmaceutical product. There can be no assurance that the Company will successfully address any of these or other challenges that may arise in the course of its research and development.

     In addition to developing products based on its liposome, lipid conjugate, SELEX process and Parallel SELEX process technologies, the Company has a longer-term strategy of providing pharmaceuticals to treat patients with cancer, serious infectious diseases and immunological disorders by employing other technologies, including technologies acquired in connection with its September 1995 acquisition of Supragen, Inc. However, there can be no assurance that the Company will be successful in developing marketable products using such technologies. See "Business."

UNCERTAINTY OF HEALTH CARE REIMBURSEMENT

     The Company's ability to commercialize its current and any future products depends in part on the extent to which reimbursement for the cost of such products and related treatments are available from government health agencies, private health insurers and other third-party payors. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products. Significant uncertainty exists as to the reimbursement status of newly-approved health care products, and there can be no assurance that adequate third-party coverage will be available for the Company to obtain satisfactory price levels for its products. Government and other third-party payors are increasingly attempting to contain health care costs by a variety of means, including limiting both the degree of coverage and the level of reimbursement for new therapeutic products. If adequate coverage and reimbursement levels are not provided by government and third-party payors for use of the

Company's existing and potential products, the market acceptance of these products would be adversely affected.

RELIANCE ON PROPRIETARY RIGHTS

     The Company's success depends in part on its ability to continue to obtain patent protection in the United States and other countries for its technologies and the products, if any, resulting from such technologies. The patent positions of pharmaceutical and biotechnology firms, including the Company, are uncertain and involve complex legal and factual questions. The Company intends to continue to file applications as appropriate for patents covering its technologies and any products resulting from the application of such technologies. No assurance can be given that patents will issue from any of the Company's applications or that patents will be issued in connection with technology licensed by the Company or, if patents do issue, that the claims allowed will be sufficiently broad to protect the Company's proprietary rights, that such patents will not be challenged, invalidated, or circumvented or that the rights granted pursuant to such patents will provide competitive advantages to the Company.

     The Company also relies on trade secrets, proprietary know-how and continuing technological innovation which it seeks to protect with confidentiality agreements with its collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach or that the Company's trade secrets and proprietary know-how will not otherwise become known or be independently discovered by competitors. Under certain of the Company's research and development agreements and joint ventures, inventions discovered in certain cases become jointly owned by the Company and the corporate sponsor or partner and in other cases become the exclusive property of the Company or the corporate sponsor or partner. Disputes may arise with respect to ownership of any such inventions.

     The commercial success of the Company will also depend in part on the Company not infringing patents or proprietary rights of third parties nor breaching any technology licenses that relate to the Company's technologies and products. A number of pharmaceutical and biotechnology companies and research and academic institutions have developed technologies, filed patent applications or received patents on various technologies that may be related to the Company's business. In addition, such entities may file applications for or be issued future patents with respect to technology potentially necessary or useful to the Company. The Company is aware of third parties that have filed patent applications with claims allegedly covering technologies similar to the basic aspects of the Company's SELEX process. Some of these technologies, applications or patents may conflict with the Company's technologies and existing or future patents, if any, or patent applications. Such conflict could limit the scope of the patents that NeXstar Pharmaceuticals has obtained or may be able to obtain or result in the Company's applications failing to issue as patents. In addition, if patents that cover the Company's activities are issued to other companies, there can be no assurance that NeXstar Pharmaceuticals would be able to obtain licenses to these patents at a reasonable cost, or at all, or be able to develop or obtain alternative technology. In addition, as more patents are issued to third parties, the risk increases that the Company's products may give rise to claims that they infringe the patents of others. See
"Business -- Patents, Trade Secrets and Licenses."

LITIGATION RISKS RELATED TO PROPRIETARY RIGHTS

     The Company believes that its patents and applications are soundly based, but the extent of protection in different countries may vary and no assurance can be given that any patent will provide commercially significant protection or will not be challenged, invalidated or circumvented. Litigation could be necessary to protect the Company's patent position, which would result in substantial cost to, and diversion of efforts by, the Company.

     Further, a number of other patents have issued to other persons, some to competitors, relating to technology similar to that used by the Company. Both the Company and certain of its competitors have filed oppositions against each other as to patents granted by the European Patent Office and patents granted by the Japanese Patent Office. The Liposome Company ("TLC") and the University of California each have patents or patent applications relating to active drug loading techniques that the owners could claim are used in the manufacture of products such as DaunoXome. The Company has opposed the grant of a European and a Japanese patent owned by TLC and is involved in an interference with a U.S. patent application owned by the University of California, relating to such loading technology.

     Competitors or other patent holders could bring legal actions against the Company involving the Company's patents, patent applications or rights to use proprietary technology. If any actions are successful, in addition to any potential liability for damages, the Company could be enjoined from selling the affected product, or be required to obtain a license in order to continue to manufacture or market the product. There can be no assurance that the Company would prevail in any such action or that any license required under any such patent would be made available on acceptable terms, if at all. There has been, and the Company believes that there will continue to be, significant litigation in the pharmaceutical industry regarding patent and other intellectual property rights. Any additional litigation could consume a substantial portion of the Company's resources regardless of the outcome.


     On May 17, 1993, the Company filed a complaint in the United States District Court for the District of Delaware against TLC asking the court to declare U.S. Patent No. 4,880,635 (the "TLC '635 Patent") owned by TLC invalid, unenforceable and not infringed following allegations by TLC that the freeze drying of AmBisome infringes the TLC '635 Patent. In addition, the Company has opposed the grant to TLC of the European and Japanese patents that are counterparts of the TLC '635 Patent. On December 20, 1993, the United States District Court for the District of Delaware stayed the May 17, 1993 lawsuit pending the outcome of a reexamination of the TLC '635 Patent instituted by TLC in the U.S. Patent and Trademark Office ("USPTO"). Upon reexamination, the USPTO refused to confirm any of the claims of the TLC '635 Patent in their original form. However, on June 6, 1996, TLC publicly stated that it had been informed by the USPTO that certain amended claims would be allowed and that, when a reexamination certificate issues in respect of such claims, TLC intends to file a counterclaim against the Company for damages and an injunction based on infringement of the reexamined patent.



     Upon review of the claims to be included in the reexamination certificate relating to the TLC '635 Patent, NeXstar Pharmaceuticals has concluded that no valid claim should be found to be infringed by the Company. In addition, the Company believes that TLC's efforts in crafting claims to avoid prior liposome work reported by others has presented NeXstar Pharmaceuticals with additional avenues of defense in any litigation. For example, because of the amendments made to the TLC '635 Patent during reexamination, NeXstar Pharmaceuticals would also have a defense based upon the doctrine of "intervening rights." This doctrine would provide a clear defense to any damage claim for any NeXstar Pharmaceuticals activity prior to the actual issuance of the reexamined patent and would empower the court to permit NeXstar Pharmaceuticals to continue its activities to the extent and under such terms as the court deems equitable for the protection of investments made by NeXstar Pharmaceuticals prior to issuance of the reexamination certificate.



     However, were the court to determine that the TLC '635 Patent is both valid and infringed as a result of the freeze drying of AmBisome, the Company could be enjoined from using its method of manufacturing and/or could be required to pay damages. In such event, the Company could experience interruption in its ability to produce AmBisome and/or incur significant royalty obligations. In addition, the expense of litigation is expected to be significant regardless of the outcome.



     Although the Company has been successful in its recent litigation with TLC regarding a different freeze-drying patent, past success is not a predictor of success in the future and, in general, adverse results in litigation could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



     Certain statements set forth above with respect to the litigation and potential litigation with TLC constitute "forward-looking statements" within the meaning of the Reform Act. Such statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the litigation to be materially different from the results expressed or implied by such forward-looking statements. Such factors include, among other things: (i) adverse facts adduced in discovery or at trial; (ii) contrary conclusions of law by the court; (iii) the court refusing to exercise its equitable powers in a manner favorable to the Company; and (iv) other uncertainties of litigation.



     Although patents are enforceable from the date of issuance and presumed to be valid, future litigation or reexamination proceedings regarding the enforcement or validity of the Company's existing patents or future patents, if issued, could result in a ruling adverse to the Company that could invalidate such patents or substantially reduce the scope of the protection afforded by such patents. As to any issued patent or patent application, it is also possible that the U.S. Patent and Trademark Office could declare an interference proceeding to determine, inter alia, priority of inventorship between applications claiming the same invention. An adverse ruling in any such interference proceeding could result in cancellation of claims in issued patents or patent applications, limitations on the scope of issued patents or claims in patent applications, or in the awarding of the rights to third parties participating in such interference. If the Company elects or is required to participate in interference proceedings declared by the U.S. Patent and Trademark Office, substantial cost to the Company could result. See
"Business -- Patents, Trade Secrets and Licenses" and "-- Legal Proceedings."


MANUFACTURING RISKS

     The Company is manufacturing AmBisome in commercial quantities in its existing facility and is in the process of completing the validation of a new facility, in part, to increase its production capacity for AmBisome. However, the new facility has not yet been approved by regulatory authorities for the production of the Company's products and the Company has no significant experience in operating this new facility. While the Company currently has internal capacity to perform lyophilization (product freeze-drying) in smaller clinical batches, it relies on third parties to lyophilize larger commercial batches. There can be no assurance that problems with such lyophilization vendors will not occur and have an adverse effect on the Company's results of operations or that the Company's new manufacturing facility will be approved and provide the Company with its own lyophilization capability.

     The Company in the past has manufactured DaunoXome in quantities sufficient to support clinical trials and has recently increased batch sizes in anticipation of expanding commercial sales. The Company currently has regulatory approval from the Medicines Control Agency of the United Kingdom (the "MCA") to manufacture both AmBisome and DaunoXome for commercial distribution at its existing manufacturing facility in San Dimas, California. The Company has obtained approval from the U.S. Food and Drug Administration ("FDA") to manufacture DaunoXome in its existing facility and in the summer of 1996 expects to seek MCA, FDA and state approval to manufacture AmBisome and DaunoXome at its new facility next to its present site. The Company does not have substantial experience in the larger-scale manufacture of DaunoXome and there can be no assurance that the Company will be successful in the larger-scale manufacture of DaunoXome or that the regulatory approvals which the Company is currently seeking in connection with its manufacturing facilities will be granted.

     Additionally, to import its products into the European Union (the "EU"), the Company must receive quality control release of its products in the EU. The Company currently obtains quality control release of its products through a toll manufacturer which it uses in Ireland pursuant to an agreement which terminates at the end of 1996. In the event that the Company's arrangement with its current toll manufacturer is not renewed or terminates early, the Company will be required to obtain quality control release in the EU through other means. The Company is evaluating performing its own quality control and toll manufacturing in the EU. While the Company believes that it will be able to continue to obtain quality control release for its products in the EU through other means, including performing its own quality control release, no assurances can be given.

     The manufacture of AmBisome and DaunoXome involves a number of technical steps and requires meeting stringent quality control specifications imposed by governmental regulatory bodies and by the Company itself. Additionally, such products can only be manufactured in facilities approved by the applicable regulatory authorities. Because of these factors, the Company may not be able to quickly and efficiently replace its manufacturing capacity in the event that it is unable to manufacture its products at one or more of its facilities. In the event of a natural disaster (including an earthquake), equipment failure, strike or other difficulty, the Company may be unable to manufacture its products in a manner necessary to fulfill the demand for the products. If the Company does not receive approval for its new facility, it could become unable to meet its manufacturing requirements, which could have a material adverse effect on the Company's business and results of operations.

     The Company depends on single approved suppliers for high quality amphotericin B, daunorubicin HCl and high quality cholesterol, each of which is used in the Company's manufacture of its liposome products. Additional suppliers of these components are presently under evaluation. If any of these materials becomes unavailable from its respective supplier, the Company would be unable to manufacture at least some of its liposome products until alternative sources of supply are obtained and the substitution of such replacement supplies has been granted by the appropriate regulatory authorities. The Company believes that alternative supplies of such materials are or will become available at reasonable prices. However, no assurance as to the availability of such supplies can be given. See "Business -- Manufacturing," "-- Government Regulation" and "-- Properties."

     While the Company has experience in manufacturing drug products based on liposome technologies, it lacks experience in the manufacture of other pharmaceuticals, including oligonucleotide-based products. The Company has leased 5,260 square feet of industrial space for use as a bulk pharmaceutical manufacturing facility. Such facility has not been validated for the production of any product and there can be no assurance that the production facility will ultimately obtain "current Good Manufacturing Practices" status. The Company has not yet determined which, if any, drug substances it will attempt to produce at such facility, and there is no assurance that any drug substance selected for production at such facility will be suitable for production on a larger scale. To the extent that the Company's current facilities are unsuitable for the manufacture on an adequate scale of new drug substances developed by the Company, it will need to develop additional facilities or contract with third parties for the manufacture of drug substances, if any, that it may develop for its own account or in connection with collaborative arrangements in which it has retained manufacturing rights. If the Company is unable to develop needed manufacturing facilities or to obtain or retain third party manufacturing on acceptable terms, the Company's ability to conduct preclinical and clinical testing will be adversely affected and it will be unable to obtain regulatory approval for or supply commercial quantities of products it successfully developed. There can be no assurance that the Company will be successful in the further development of its manufacturing capabilities for its potential products. See "Business -- Manufacturing" and "-- Properties."

MARKETING RISKS

     The Company has formed a network of subsidiaries in Europe and elsewhere to promote and sell AmBisome and DaunoXome. The Company has also entered into a number of agreements with distributors for the promotion, sale and/or distribution of AmBisome and DaunoXome. To date, the Company has not relied on larger corporate partners in its primary markets to perform these functions. The Company competes with many other companies that currently have extensive and well-funded marketing and sales operations. There can be no assurance that either the Company's marketing or sales efforts will compete successfully against other companies. The Company has recently assembled a marketing group for the sale of DaunoXome in the United States and in other countries worldwide. The Company has not previously had any experience in the marketing of pharmaceuticals in the United States and there can be no assurance that the Company's marketing and sales efforts in the United States will be successful. See "Business -- Marketing" and "-- Competition."

     The Company's rights to market AmBisome are pursuant to an agreement between the Company and Fujisawa USA, Inc. ("Fujisawa"). Under the terms of the agreement, as amended, the Company has the sole marketing rights to AmBisome in all countries except the United States and Canada. The agreement provides that the Company and Fujisawa will co-promote AmBisome in the United States if AmBisome is ultimately approved for commercial sale in the U.S. and that the Company will manufacture AmBisome for sale in the U.S. In addition, the Company will be reimbursed for the cost of the product sold to Fujisawa and will receive 20% of the gross profits from the sales of AmBisome in the United States. In the event that the Company and Fujisawa are unable to cooperate in obtaining approval for AmBisome in the U.S. or in connection with the promotion of the product, the Company's potential revenues from the sale of AmBisome in the U.S. may be substantially reduced. See "Business -- Products and Markets" and "-- Collaborative Relationships and License Agreements."

COMPETITION

     Generally, competition in the pharmaceutical field is based on such factors as product performance, safety, acceptance by doctors, patient compliance, patent protection, ease of use, price, distribution, marketing and adaptability to various modes of administration. The Company's products compete or may compete with new chemical substances as well as improved delivery of current drugs. The Company's products and potential products are in various stages of development, and no assurance can be given that any of these products or potential products will be sufficiently more effective than existing treatment alternatives to generate meaningful commercial demand.

     NeXstar Pharmaceuticals anticipates that it will face increased competition in the future as new products enter the market and advanced technologies become available. Many of the Company's existing or potential competitors have substantially greater financial, technical and human resources than NeXstar Pharmaceuticals and may be better equipped to develop, manufacture and market products. In addition, many of these companies have extensive experience in research, preclinical testing and human clinical trials, obtaining FDA and other regulatory approvals, and manufacturing and marketing their products. As a result, these companies may develop and introduce products and processes more rapidly than, and competitive with or superior to those of NeXstar Pharmaceuticals. There can be no assurance that existing products or new products developed by the Company's competitors will not be more effective than any that may be developed by NeXstar Pharmaceuticals. Competitive products may render the Company's technology and products obsolete or noncompetitive.

     The current regulatory approvals for AmBisome principally relate to situations in which traditional amphotericin B therapy has failed. However, if the Company succeeds in its effort to expand the approved indications for AmBisome, such as it has in obtaining approval as a primary therapy in Australia and Ireland, AmBisome will increasingly compete with traditional amphotericin B therapy. Amphotericin B is currently produced and marketed by Bristol-Myers Squibb Company. Moreover, if the Company succeeds in broadening the indications for AmBisome, it will also face competition from other antifungal products, including those produced by Pfizer Inc. and Johnson & Johnson. In addition, there are a number of other companies that are focused on the development of lipid-based products. In the antifungal area, one company has a lipid-based amphotericin B product that was approved in the United States in November 1995 and has also been approved in several European countries, and another company has a lipid-based amphotericin B product that has been approved in several European countries. Both of these companies have applied for approvals in other European countries and the latter company has applied for

U.S. approval. These products are offered at prices that are less than AmBisome's price on a milligram for milligram basis, although the Company believes that the total cost of therapy for the competitive products is substantially equal to or greater than that of AmBisome. In the anticancer area, another company has a lipid-based anticancer drug which is expected to compete with DaunoXome and which was approved by the FDA in November 1995 for use as second line therapy for the Kaposi's sarcoma indication. Applications for approval of this anticancer product are also pending in various European countries and approval in a number of countries comprising the EU has been indicated or obtained. See "Business -- Competition."

EUROPEAN PRICING CONSTRAINTS

     As a result of deriving most of its revenues from European countries, the Company is subject to the risk of parallel imports, governmental regulation of prices and potential price competition.

     Under European Union laws, the Company is limited in its ability to restrict the distributors of its products and third parties from selling the Company's products in other countries when customers from such other countries offer to buy the product from such distributors or third parties. To the extent that the Company's product prices vary among countries, the Company is susceptible to parallel importing between the countries. To date, the Company does not believe that its revenues have been significantly reduced by parallel import activities among European countries.

     Differing product prices among countries occur in part because many foreign countries require regulatory approval of prices. In particular, certain European countries will condition their approval of a product on the agreement of the seller not to sell that product for more than a certain price in the country. There can be no assurance that any regulatory action reducing the price of AmBisome or DaunoXome in any one country will not have the practical effect of requiring the Company to correspondingly reduce its prices in other countries as a result of government mandated price reductions or price pressures resulting from the potential of parallel importing. If the Company is successful in developing additional products or obtaining approval for additional indications for its current drugs, the Company may also face increased price competition from potential competitors, including European-based companies. See
"Business -- Competition" and "-- Government Regulation."

HISTORY OF LOSSES; FUTURE CAPITAL NEEDS ANTICIPATED

     The Company has incurred substantial losses during its history. At March 31, 1996, the Company's accumulated deficit was $109.3 million. There can be no assurance that the Company will ever achieve or maintain profitability.

     The Company believes that the anticipated revenues from sales of its existing products, together with its existing cash and the proceeds of this offering, should permit the Company to implement currently planned research and development programs and marketing and manufacturing activities and to otherwise finance its operations for several years. However, there can be no assurance that increased costs associated with developing and obtaining regulatory approval of any future drugs or other currently unanticipated expenses will not require the Company to access the capital markets sooner. Such capital may be raised through additional public or private financings, as well as collaborative relationships, borrowings and other available sources. The Company's future capital requirements will be substantial and will depend on, and could increase as a result of, many factors, including progress of the Company's research, drug discovery and development programs, whether the Company acquires interests in products currently held by third parties, the results and costs of preclinical and clinical testing of the Company's products, if developed, the time and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting and enforcing patent claims, competing technological and market developments, payments received under collaborative agreements, changes in collaborative research relationships, the costs associated with potential commercialization of its products, if any, including the development of additional manufacturing, marketing and sales capabilities, the cost and availability of third-party financing for capital expenditures and administrative and legal expenses. There can be no assurance that additional or sufficient financing will be available, or, if available, that it will be available on acceptable terms. If additional funds are raised by issuing equity securities of the Company, dilution to then existing stockholders may result. If adequate funds are not available, NeXstar Pharmaceuticals may be required to significantly curtail one or more of its research and development programs or commercialization efforts or obtain funds through arrangements with collaborative partners or others on less favorable terms than might otherwise be available. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

IMPACT OF GOVERNMENT REGULATION

     The production and marketing of the Company's products, developed through the Company's technologies, and its ongoing research and development activities, including its preclinical studies and clinical trials, are subject to regulation by numerous federal, state and local governmental authorities in the United States and by similar regulatory agencies in other countries where the Company tests and markets, or intends to test and/or market, its current or potential products. There can be no assurance that the Company will obtain further regulatory approvals to conduct clinical trials or to market its products, or that the Company will obtain regulatory approvals to conduct clinical trials or to market products developed in the future, if any, on a timely basis. Prior to marketing any drug developed by the Company or marketed under license, the Company must undergo an extensive regulatory approval process by the FDA and comparable regulatory authorities in foreign countries. The regulatory process, which includes preclinical testing and clinical trials of each compound to establish its safety and efficacy, can take many years and require the expenditure of substantial resources.

     Before obtaining regulatory approvals for the commercial sale of any of its products under development, the Company must demonstrate through preclinical studies and clinical trials that the product is safe and efficacious for use in each target medication. The results from preclinical animal studies and early clinical trials may not be predictive of results that will be obtained in large scale testing, and there can be no assurance that the Company's clinical trials will demonstrate the safety and efficacy of any products or will result in marketable products. A number of companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after experiencing promising results in early animal and human testing. In addition, the rate of completion of the Company's clinical trials is dependent upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the Company's ability to manage the clinical trial, the proximity of patients to clinical sites and the eligibility criteria for the study. Several factors, such as delays in planned patient enrollment, may result in increased costs and delays or termination of clinical trials prior to completion, which could have a material adverse effect on the Company. Preclinical studies must also be conducted in conformity with the FDA's good laboratory practice regulations. Clinical trials generally must meet requirements for institutional review board oversight and informed consent, as well as regulatory agency prior review, oversight and good clinical practice requirements.

     Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approval. In addition, delays or rejections may be encountered based upon changes in the policies of regulatory authorities for drug approval during the period of product development and regulatory review of each submitted new drug application or product license application. The Company may be required to demonstrate that the proposed product represents an improved form of treatment over existing therapies. There can be no assurance that, even after such time and expenditures, regulatory approvals will be obtained for any drugs developed or discovered by the Company or its collaborative partners utilizing the Company's technologies. Moreover, if regulatory approval of a drug is granted, such approval is likely to entail limitations on the indicated uses for which it may be marketed. Further, even if such regulatory approval is obtained, a marketed drug and its manufacturer are subject to continual review, and discovery of previously unknown problems with a product or manufacturer may result in restrictions on such product or manufacturer, including withdrawal of the product from the market.

     The Company has submitted and will continue to submit requests for approval of AmBisome and DaunoXome with regulatory authorities in other European countries, and a number of these regulatory authorities are actively reviewing such applications or have indicated that final marketing authorization will be granted. Regulatory procedures and review times vary from country to country. There can be no assurance that any of the Company's pending applications for approvals will be granted or that regulatory actions will be taken in a timely fashion. The Company has received an approved shelf life of 24 weeks for DaunoXome in the United States. While the Company has an ongoing stability program aimed at demonstrating a significantly longer shelf life than 24 weeks, there can be no assurance that the extension of the shelf life beyond 24 weeks will be approved by the FDA. The likelihood that customers would seek to return material amounts of DaunoXome to the Company because of the expiration of its shelf life may be increased if a shelf life of longer than 24 weeks is not approved for DaunoXome in the U.S. See "Business -- Government Regulation."

     In addition, the Company's manufacturing facilities are subject to inspection and regulation by U.S., foreign and state regulatory agencies. The Company's facilities in San Dimas, California have been inspected by the FDA, the MCA and the State of California. These agencies may reinspect at any time, and other countries' regulatory authorities may inspect such facilities as well. Furthermore, although the Company's current commercial and clinical products do not require an export license, there can be no assurance that export licenses will not be required in the future.

     Failure to comply with applicable regulatory requirements can, among other things, result in fines, suspension of regulatory approvals, product recalls, seizure of products, imposition of operating restrictions and criminal prosecutions. Further, FDA policy or similar policies of regulatory agencies in other countries may change and additional government regulations may be established that could prevent or delay regulatory approval of the Company's or a collaborative partner's potential products. See "-- Manufacturing Risks."

POTENTIAL PRODUCT LIABILITY CLAIMS AND UNINSURED RISKS

     Although the Company is not currently a party to any product liability litigation, the use of any of the Company's products or potential products in clinical trials and the sale of such products may expose the Company to liability claims. These claims may be made directly by consumers, health care providers, pharmaceutical companies or others selling such products. While the Company currently has liability insurance in amounts that it believes to be adequate for its business as currently conducted, such insurance is expensive and may be difficult (or impossible) to obtain in the future. In the event liability insurance becomes unobtainable, the Company's ability to clinically test and to market its products could be significantly impaired. Moreover, the amount and scope of any coverage may be inadequate to protect the Company in the event of a successful product liability claim.

     Additionally, with the approval of DaunoXome in the United States, the Company has significantly greater risk in connection with product liability claims due to the greater frequency of lawsuits and higher claims paid in courts in the United States as opposed to most other countries. The Company is required by governmental regulations to test its products even after they have been sold and used by patients. As a result of such tests, the Company may be required to, or may determine that, it should recall products when most of such products have already been sold or used. Such later testing and product recalls may increase the Company's potential exposure to product liability claims.

RISKS ASSOCIATED WITH THE USE OF HAZARDOUS MATERIALS

     The Company's research and development involves the controlled use of hazardous materials, chemicals, viruses and various radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company or otherwise adversely affect the Company. NeXstar Pharmaceuticals is subject to numerous environmental and safety laws and regulations, including those governing the use of hazardous materials. In June 1995, the Company was contacted by the U.S. Environmental Protection Agency (the "EPA") informing the Company that it is a potentially responsible party relating to the disposal of the Company's waste products by a third party at a hazardous waste disposal facility. The Company has complied with all requests by the EPA relating to this matter; however, there can be no assurance that this matter or any violation of, or the cost of compliance with, environmental and safety laws and regulations will not adversely impact the Company's operations.

VOLATILITY OF STOCK PRICE

     The market prices for securities of pharmaceutical and biotechnology companies, including the Company, have been highly volatile, and it is likely that the market price of the Common Stock will continue to be highly volatile. Announcements of technological innovations or new commercial products by the Company, its collaborative partners or its present or potential competitors, announcements by the Company or its present or potential competitors of results in preclinical testing and clinical trials, developments or disputes concerning patent or proprietary rights, developments in the Company's relationships with its collaborative partners, adverse litigation, changes in reimbursement policies, adverse legislation, regulatory decisions, or public concern regarding the safety, efficacy or other implications of the drugs sought to be developed or biotechnology in general and economic and other external factors, as well as period-to-period fluctuations in the Company's operating results, have had, and may continue to have, a significant impact on the market price of the Company's Common Stock. See "Price Range of Common Stock."

REGISTRATION RIGHTS, OPTIONS, WARRANTS, DILUTION


     As of June 10, 1996, the holders of 5,395,625 outstanding shares of the Common Stock were entitled to certain piggyback and demand registration rights with respect to such shares. If such holders, by exercising their demand registration rights, cause a large number of shares to be registered and sold in the public market, such sales may have an adverse effect on the market price for the Common Stock. In addition, if the Company is required to include in a Company initiated registration shares held by such holders pursuant to the exercise of their piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. As of June 10, 1996, there were warrants outstanding to purchase an aggregate of 1,168,372 shares of Common Stock at a weighted average exercise price of $5.31 per share. There are piggyback and, in most cases, demand registration rights in connection with such warrants which can be exercised for an aggregate of 1,147,252 shares. As of June 10, 1996, there were outstanding stock options for an aggregate of 2,120,933 shares of the Common Stock at a weighted average exercise price of $11.35 per share. Investors purchasing shares of Common Stock in this offering will incur immediate, substantial dilution equal to approximately $14.80 per share assuming a public offering price of $19 3/4 per share. Investors purchasing shares of Common Stock in this offering will incur additional dilution to the extent that the outstanding options or warrants are exercised. See "Dilution" and "Description of Capital Stock."

INFLUENCE BY EXISTING STOCKHOLDER

     E.M. Warburg, Pincus & Co., Inc. ("Warburg") and its affiliates own or have the right to acquire a substantial minority of the common stock of NeXstar Pharmaceuticals and may influence corporate actions, including influencing elections and significant corporate events. One of the Company's directors is a Senior Managing Director of Warburg.

RELIANCE ON RELATIONSHIPS AND EFFECTS OF INVESTMENTS

     The Company has entered into a limited number of collaborative arrangements pursuant to which other companies are entitled to certain product, manufacturing, marketing and royalty rights, including collaborative arrangements relating to aspects of the SELEX process. A number of agreements related to research involving the SELEX process have terminated, or the Company expects that they will terminate, during 1996. Although the agreements with these companies provide for the funding by such companies of certain research and development efforts conducted by the Company, such funding may be terminated by such companies under certain circumstances. Furthermore, there can be no assurance that any of the Company's current collaborative arrangements will be successful.

     The Company may seek future collaborative relationships with corporate partners to fund certain research and development expenses and to develop and commercialize certain of its potential products. Further, the Company's receipt of revenues from collaborative agreements will be affected by the timing of efforts expended by the Company under existing agreements, as well as by the timing of drug development programs of the Company's collaborators. There can be no assurance that the Company will be able to negotiate acceptable collaborative arrangements in the future, or that such collaborative arrangements will be successful. To the extent that the Company elects not to or is unable to establish such relationships it could incur increased capital expenditures as it is required to undertake research, development, marketing and manufacturing of its proposed products at its own expense. In addition, there can be no assurance that existing or future collaborative partners will have sufficient economic motivation to continue their funding or to develop any products to which they may have rights, or that such partners will not pursue alternative technologies or attempt to develop alternative compounds either independently or in collaboration with others. See "Business -- Technology Platforms" and
"-- Collaborative Relationships and License Agreements."

     In the past, the Company has invested in privately held entities and at March 31, 1996 recorded these investments as investments in life science enterprises with a book value of $4.0 million. Most of the value of these entities is based on unproven technology. Additionally, the Company does not have significant control over these entities. In the event that these entities are unsuccessful, the Company may incur significant future accounting writeoffs. Currently, the Company has no obligation to make any additional investments in any of these entities. The Company periodically undertakes a review of the value of its investments in life science companies to determine if the value of such investments has been permanently impaired. In connection with the Company's review of such investments for the year ending December 31, 1995, the Company incurred a charge of $3.3 million with regard to certain of such investments and related debt owed to the Company by such entities.

     The Company's rights to market AmBisome are pursuant to an agreement between the Company and Fujisawa. Under the terms of the agreement, as amended, the Company has the sole marketing rights to AmBisome in all countries except the United States and Canada. The agreement provides that the Company and Fujisawa will co-promote AmBisome in the United States if AmBisome is ultimately approved for commercial sale in the U.S. and that the Company will manufacture AmBisome for sale in the U.S. In addition, the Company will be reimbursed for the cost of the product sold to Fujisawa and will receive 20% of the gross profits from the sales of AmBisome in the United States. In the event that the Company and Fujisawa are unable to cooperate in obtaining approval for AmBisome in the U.S. or in connection with the promotion of the product, the Company's potential revenues from the sale of AmBisome in the U.S. may be substantially reduced. See "Business -- Products and Markets" and "-- Collaborative Relationships and License Agreements."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of 2,500,000 shares of Common Stock being offered by the Company are estimated to be $46.2 million ($53.2 million if the over-allotment option granted to the Underwriters is exercised in full) assuming a public offering price of $19 3/4 and after deducting estimated underwriting discounts and commissions and offering expenses.


     The Company intends to use the net proceeds of the offering (i) for the introduction, distribution and market development of DaunoXome in the United States and in other countries; (ii) for continued research, drug discovery and development programs; (iii) to acquire interests in drug candidates or technology held by third parties; and (iv) for other general corporate purposes, including working capital and facilities expansion. The Company has not identified precisely the amounts it plans to spend on any of the listed items. The amounts expended on each item may vary significantly depending on numerous factors, including the timing of regulatory approvals of DaunoXome, the progress of the Company's research and development programs, the results of preclinical and clinical studies, the timing of regulatory approvals, technological advances, success of current or future collaborative agreements, determinations as to commercial potential of the Company's potential products and the status of competitive products.

     As discussed above, proceeds of this offering may be used to acquire companies, products or technologies that complement the business of NeXstar Pharmaceuticals. In the course of its business, the Company evaluates products and technologies which, if acquired, could result in the development of product candidates or which complement technologies currently being developed by the Company. The Company expects from time to time to be involved in discussions with other entities concerning the Company's potential acquisition of rights to additional pharmaceutical products.

     The Company believes that its available cash, cash generated from sales of its existing products and the Company's existing sources of funds, together with the proceeds of the offering, will be adequate to satisfy the Company's capital needs for several years. However, there can be no assurance that increased costs and other currently unanticipated expenses will not require the Company to access the capital markets sooner than is currently expected. Pending application of the proceeds as described above, the Company intends to invest the net proceeds of this offering in interest-bearing investment grade instruments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                DIVIDEND POLICY

     The Company has not declared or paid any cash dividends on its Common Stock since its inception. The Company does not anticipate paying any cash dividends on its Common Stock.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock is traded on the Nasdaq National Market under the symbol "NXTR." The following table sets forth the high and low closing sale prices per share of the Company's Common Stock, as reported on the Nasdaq National Market, during the periods presented.


                                                                               PRICE RANGE
                                                                             OF COMMON STOCK
                                                                            ------------------
                                                                            HIGH       LOW
Year Ended December 31, 1994:
  First Quarter(1)........................................................  $11 1/8    $ 8 5/8
  Second Quarter..........................................................    8 3/8      5 7/8
  Third Quarter...........................................................    7 1/2      5 7/8
  Fourth Quarter..........................................................    8          4 1/4
Year Ended December 31, 1995:
  First Quarter...........................................................  $ 8 5/8    $ 5 1/2
  Second Quarter..........................................................    9 1/4      6 1/8
  Third Quarter...........................................................   17          8 1/2
  Fourth Quarter..........................................................   18 5/8     10 5/8
Year Ended December 31, 1996:
  First Quarter...........................................................  $26 3/4    $15 1/2
  Second Quarter (through June 13, 1996)..................................  $25 1/2    $18 1/4


- ------------------------------

(1) NeXagen, Inc., conducted its initial public offering on January 28, 1994.


     The last reported sale price of the Common Stock on June 13, 1996, as reported on the Nasdaq National Market was $19.75 per share. As of June 10, 1996, there were approximately 579 holders of record of the Company's Common Stock.


                                    DILUTION


     The net tangible book value of the Company at March 31, 1996 was $95.2 million or $3.65 per share of Common Stock. Net tangible book value per share represents the amount of tangible assets of the Company, less total liabilities, divided by the number of shares of Common Stock outstanding. Without taking into account any other changes in net tangible book value after March 31, 1996, other than to give effect to the sale of 2,500,000 shares of Common Stock offered by the Company (based on an assumed public offering price of $19.75 per share, after deduction of the estimated underwriting discounts and commissions and other offering expenses, and the application of the estimated net proceeds therefrom), the pro forma net tangible book value of the Company at March 31, 1996 would have been $141.4 million or $4.95 per share. This represents an immediate increase in net tangible book value of $1.30 per share of Common Stock to existing stockholders and an immediate dilution of approximately $14.80 per share to new investors purchasing shares in this offering. The following table illustrates the per share dilution to new investors:



    Assumed public offering per share(1)..............................             $ 19.75
      Net tangible book value per share as of March 31, 1996(2).......  $ 3.65
      Increase per share attributable to new investors................    1.30
                                                                        ------
    Pro forma net tangible book value per share after offering(2).....                4.95
                                                                                   -------
    Dilution per share to new investors(2)............................             $ 14.80
                                                                                   =======


- ------------------------------

(1) Before deducting estimated underwriting discounts and commissions and other offering expenses payable by the Company.

(2) Assumes no exercise of any outstanding options or warrants to purchase Common Stock. At March 31, 1996, there were outstanding warrants to purchase an aggregate of 1,401,313 shares of Common Stock at a weighted average exercise price of $5.23 per share and options to purchase an aggregate of 2,019,608 shares of Common Stock at a weighted average exercise price of $10.52 per share. To the extent that these warrants and/or options are exercised, there will be further dilution to new investors.

                                 CAPITALIZATION


     The following table sets forth the actual capitalization of the Company at March 31, 1996, and the capitalization of the Company as adjusted to reflect the sale of 2,500,000 shares of Common Stock offered by the Company and the application of the net proceeds therefrom estimated to be $46.2 million (based on a public offering price of $19.75 per share after deduction of the estimated underwriting discounts and commissions and other expenses of this offering). See "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and related notes included elsewhere or incorporated by reference herein.



                                                                       AS OF MARCH 31, 1996
                                                                     -------------------------
                                                                      ACTUAL       AS ADJUSTED
                                                                          (IN THOUSANDS)
Cash and cash equivalents and marketable securities................  $  46,163      $   92,339
                                                                     =========       =========
Short-term borrowings and current portion of capital lease
  obligations......................................................  $   9,451      $    9,451
                                                                     =========       =========
Capital lease obligations..........................................  $   9,689      $    9,689
Stockholders' equity:
  Preferred Stock, $.01 par value, 5,000,000 shares authorized, no
     shares issued or outstanding, as adjusted.....................         --              --
  Common Stock, $.01 par value, 50,000,000 shares authorized;
     26,065,321 shares issued and outstanding actual, 28,565,321
     shares issued and outstanding, as adjusted(1).................        261             286
  Additional paid-in capital.......................................    211,431         257,582
  Deferred compensation............................................       (207)           (207)
  Accumulated deficit..............................................   (109,290)       (109,290)
                                                                     ---------       ---------
          Total stockholders' equity...............................    102,195         148,371
                                                                     ---------       ---------
Total capitalization...............................................  $ 111,884      $  158,060
                                                                     =========       =========


- ------------------------------

(1) Does not include 3,557,553 shares of Common Stock reserved for issuance under the Company's option plans (of which options to purchase 2,019,608 shares were outstanding as of March 31, 1996) or 1,401,313 shares of Common Stock issuable pursuant to warrants granted by the Company that were outstanding as of March 31, 1996.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data are derived from the Consolidated Financial Statements of NeXstar Pharmaceuticals, Inc. The consolidated information for each of the annual periods presented has been derived from audited consolidated financial statements previously filed with the Securities and Exchange Commission. The financial data for the three month periods ended March 31, 1995 and 1996 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which NeXstar Pharmaceuticals considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996. The selected consolidated financial data give retroactive effect to the merger of NeXagen, Inc. and Vestar on February 21, 1995, which has been accounted for as a pooling of interests. The selected financial data also include the acquisition of Supragen, Inc. on September 8, 1995 which has been accounted for using the purchase method of accounting. The data should be read in conjunction with the Consolidated Financial Statements of the Company, related notes thereto, and other financial information included or incorporated by reference herein.

                                                                                                           THREE MONTHS
                                                          YEARS ENDED DECEMBER 31,                       ENDED MARCH 31,
                                         ----------------------------------------------------------   ----------------------
                                           1991        1992        1993        1994         1995        1995         1996
CONSOLIDATED STATEMENTS OF
OPERATIONS DATA:                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
  Revenues:
    Product revenues.................... $  14,035   $  25,999   $  30,518   $  43,967   $   57,770   $  11,894   $   17,545
    Collaborative agreements and
      contracts.........................       531         591       2,098       4,054        2,920         751          579
    Interest income.....................       634       2,518       2,424       2,409        1,736         555          433
                                           -------     -------    --------    --------     --------     -------      -------
        Total revenues..................    15,200      29,108      35,040      50,430       62,426      13,200       18,557
  Expenses:
    Cost of goods sold..................     3,642       3,896       5,024       8,091       13,246       2,569        3,819
    Research and development............     7,445      13,067      24,574      31,595       39,662       8,242       11,176
    Selling, general and
      administrative....................     5,535      11,627      16,279      22,108       32,994       7,280        9,463
    Purchased research and
      development(1)....................        --          --          --          --       11,824          --           --
    Retirement agreement expenses.......        --          --          --       4,097           --          --           --
    Interest expense....................        45          48         308         587        1,148         337          285
                                           -------     -------    --------    --------     --------     -------      -------
        Total expenses..................    16,667      28,638      46,185      66,478       98,874      18,428       24,743
                                           -------     -------    --------    --------     --------     -------      -------
  Income (loss) before provision for
    income taxes........................    (1,467)        470     (11,145)    (16,048)     (36,448)     (5,228)      (6,186)
  Provision for income taxes............        --         392         167         159          183          52          110
                                           -------     -------    --------    --------     --------     -------      -------
  Net income (loss)..................... $  (1,467)  $      78   $ (11,312)  $ (16,207)  $  (36,631)  $  (5,280)  $   (6,296)
                                           =======     =======    ========    ========     ========     =======      =======
  Net income (loss) per share(2)........ $   (0.15)  $    0.00   $   (0.53)  $   (0.71)       (1.57)  $   (0.23)  $    (0.25)
                                           =======     =======    ========    ========     ========     =======      =======
  Shares used in computing net income
    (loss) per share(2).................    12,969      21,891      21,336      22,825       23,374      22,941       25,065

                                                             AS OF DECEMBER 31,                                     AS OF
                                         ----------------------------------------------------------               MARCH 31,
                                           1991        1992        1993        1994         1995                     1996
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents and
    marketable securities............... $  15,351   $  72,015   $  54,495   $  40,284   $   26,734               $   46,163
  Working capital.......................    19,964      79,457      62,227      44,203       35,169                   56,786
  Total assets..........................    27,012      97,633     103,912     126,927      112,449                  133,041
  Long-term obligations.................        87       1,899       2,107      10,500        9,848                    9,689
  Accumulated deficit...................   (38,923)    (38,845)    (50,157)    (66,364)    (102,995)                (109,290)
  Total stockholders' equity............    24,114      89,925      91,268      97,478       81,304                  102,195

- ------------------------------

(1) Relates to the acquisition of Supragen, Inc. on September 8, 1995.

(2) See Note 1 of Notes to Consolidated Financial Statements.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW


     This Management's Discussion and Analysis of Financial Condition and Results of Operations and other parts of this Prospectus contain
"forward-looking statements" that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the "forward-looking statements." See "Special Note Regard Forward-Looking Statements" on page 61 for additional factors relating to such statements.


     NeXstar Pharmaceuticals is a leading biopharmaceutical company engaged in the discovery, development, manufacture and marketing of proprietary pharmaceutical products to treat life-threatening and other serious diseases.

     The Company currently markets AmBisome, a liposomal formulation of amphotericin B, for the treatment of life-threatening fungal infections when conventional treatment fails and DaunoXome, a liposomal formulation of the anticancer agent daunorubicin, which is used as a first line cytotoxic therapy for the treatment of advanced, HIV-associated Kaposi's sarcoma. The Company has relied on sales of AmBisome in Europe for a significant portion of its product revenues and expects sales of AmBisome in Europe to account for a majority of its revenues in 1996. AmBisome has been approved for sale by the regulatory authorities in 22 countries for the treatment of life-threatening fungal infections, including Australia and Ireland where it has been approved as a primary therapy. Sales in Germany, the U.K. and Spain together accounted for 47% of AmBisome revenues for the three months ended March 31, 1996. In April 1996, the Company received approval for DaunoXome as a first line treatment for Kaposi's sarcoma from the FDA and formally launched the drug in the U.S. on May 1, 1996. In addition, DaunoXome has recently been approved for sale by the regulatory authorities in 12 Western European countries as primary therapy for Kaposi's sarcoma and in Canada as salvage therapy for Kaposi's sarcoma. Revenue growth, if any, will be substantially dependent upon increased penetration of existing markets, establishing new markets, development of new indications for AmBisome and DaunoXome and introduction of new products.

     In connection with most of its European sales, the Company prices its products in the currencies of the country into which they are sold (the "Payment Currencies"), and revenues in the past have been and in the future could be adversely affected by currency fluctuations. A significant majority of the Company's manufacturing costs are in U.S. dollars. Therefore, any fall in the value of the Payment Currencies relative to the U.S. dollar is likely to negatively impact gross margins for the Company's products since the Company's manufacturing costs would stay approximately the same while its revenue in terms of U.S. dollars would decline.

     NeXstar Pharmaceuticals hedges certain of its foreign currency exposures, with respect to its outstanding trade accounts receivable and accounts payable, through the use of forward contracts. In the future, the Company may begin currency hedging in connection with anticipated revenues and expenses and may use options in addition to forward contracts. Such hedging will be done solely for the purpose of protecting the Company from foreign currency fluctuations. NeXstar Pharmaceuticals does not enter into speculative foreign currency transactions and does not write speculative options. The Company recognizes a gain or loss for each forward contract for the difference between the contract rate and the market rate on each balance sheet date which is recorded as a selling, general and administrative expense. Accordingly, no deferred accounting is used in connection with the Company's hedging activities. Notwithstanding its hedging activities (which have not always included fully hedging against potential gains or losses), the Company has in the past recognized significant foreign exchange gains and losses. There can be no assurance that significant gains or losses will not be incurred in the future.

     NeXstar Pharmaceuticals was formed in 1991 as NeXagen, Inc. The Company is the result of a merger (the "Merger") between NeXagen, Inc. and Vestar, Inc. ("Vestar") on February 21, 1995. In connection with the Merger, NeXagen, Inc. changed its name to NeXstar Pharmaceuticals, Inc. The Merger was accounted for as a pooling of interests. Except where otherwise indicated, the following Management's Discussion and Analysis of Financial Condition and Results of Operations gives effect to the Merger and the pooling of interests accounting treatment, and thus includes the results of Vestar for all periods discussed. Additionally, the Company acquired Supragen, Inc. ("Supragen") on September 8, 1995. The Supragen acquisition has been accounted for using the purchase method of accounting.

RESULTS OF OPERATIONS

  THREE MONTHS ENDED MARCH 31, 1996 AND 1995

     Product revenues increased 47% to $17.5 million for the three months ended March 31, 1996 from $11.9 million for the corresponding period in 1995 primarily due to increased unit sales of AmBisome in existing markets.

     Collaborative agreement and contract revenues decreased to $579,000 for the three months ended March 31, 1996 from $751,000 for the three months ended March 31, 1995. Collaborative agreement and contract revenue fluctuations are generally the result of changes in the number of funded research projects as well as the timing and performance of contract benchmarks. Contract revenues consisted of payments by corporate or federal sponsors for work performed to develop products. A number of the Company's collaborative research agreements with corporate partners have expired, or the Company anticipates that they will expire, in 1996.

     Interest income was $433,000 for the three months ended March 31, 1996 compared to $555,000 for the three months ended March 31, 1995. Interest income generally fluctuates as a result of cash available for investment and prevailing interest rates.

     Cost of goods sold increased to $3.8 million for the three months ended March 31, 1996 compared to $2.6 million for the corresponding period in 1995. Cost of goods sold as a percentage of product revenues for the three months ended March 31, 1996 and the three months ended March 31, 1995 was 22%. For the three months ended March 31, 1996, the Company recorded charges of $391,000 for certain AmBisome lots produced in prior years which subsequently failed to pass certain of the Company's stringent internal quality control specifications. If the Company is successful in increasing its product revenues, the Company expects to gain manufacturing efficiencies from increased production thereby decreasing its cost of goods sold per unit of product. Cost of goods sold consists primarily of raw materials, allocations of overhead, labor and equipment costs, and charges associated with lyophilization services provided by outside vendors.

     Research and development expenses increased 37% to $11.2 million for the three months ended March 31, 1996 compared to $8.2 million for the three months ended March 31, 1995. The increase was primarily attributable to increases in product development and clinical trials and an increase in personnel as a result of the acquisition of Supragen in September 1995. For the three months ended March 31, 1996, $360,000 of research expenses was sponsored by third parties. Research and development expenses consist primarily of salaries and benefits for scientific, regulatory, quality control and pilot manufacturing personnel, consultants, supplies, occupancy costs and depreciation of laboratory equipment and facilities. The Company expects research and development expenses to continue to increase as a result of ongoing and future preclinical and clinical trials and as research and development facilities are expanded.

     Selling, general and administrative expenses increased $2.2 million, or 30%, to $9.5 million for the three months ended March 31, 1996 from $7.3 million for the three months ended March 31, 1995. As a percentage of product revenues, selling, general and administrative expenses decreased to 54% for the three months ended March 31, 1996 compared to 61% for the corresponding period in 1995. The Company had increased expenses of $3.4 million for the three months ended March 31, 1996 compared to the corresponding period in 1995, which related primarily to (i) the expansion of the Company's worldwide sales and marketing distribution network, including the establishment of a sales force in the U.S. for the sales and marketing of DaunoXome and (ii) a worldwide increase in administrative personnel to support the Company's expanding operations. The $3.4 million increase was partially offset by $2.0 million of non-recurring merger-related costs in the three months ended March 31, 1995. During the three months ended March 31, 1996, the Company had foreign exchange losses of $74,000 compared to a gain of $726,000 for the corresponding period in 1995.

     Interest expense decreased to $285,000 for the three months ended March 31, 1996 from $337,000 for the three months ended March 31, 1995. The decrease was primarily due to a reduction in the average short-term borrowings outstanding.

     The Company reported a net loss of $6.3 million, or $0.25 per share, for the three months ended March 31, 1996 compared to a net loss of $5.3 million, or $0.23 per share, for the three months ended March 31, 1995.

RESULTS OF OPERATIONS

  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


     Product revenues increased 31% to $57.8 million, 44% to $44.0 million and 17% to $30.5 million in 1995, 1994 and 1993, respectively, primarily due to increased unit sales from AmBisome in existing markets.



     Collaborative agreement and contract revenues were $2.9 million, $4.1 million and $2.1 million for 1995, 1994 and 1993, respectively. Collaborative agreement and contract revenue fluctuations are generally the result of changes in the number of funded research projects as well as the timing and performance of contract benchmarks. Contract revenues consisted of payments by corporate or federal sponsors for work performed to develop products.



     Interest income was $1.7 million, $2.4 million and $2.4 million in 1995, 1994 and 1993, respectively. Interest income generally fluctuates as a result of cash available for investment and prevailing interest rates.



     Cost of goods sold was $13.2 million, $8.1 million and $5.0 million in 1995, 1994 and 1993, respectively. Cost of goods sold as a percentage of product revenues was 23%, 18% and 16% in 1995, 1994 and 1993, respectively. The increase in cost of goods sold as a percentage of product revenues in 1995 was primarily the result of (i) an increase in sales of AmBisome at cost to Fujisawa, the Company's U.S. promotion and development partner, for use in clinical trials and
(ii) validation costs and overhead expenses attributable to the Company's new manufacturing facility in San Dimas, California. In 1995 and 1994, the Company recorded charges for certain AmBisome lots produced in prior years which subsequently failed to pass certain of the Company's stringent internal quality control specifications of $932,000 and $1.4 million, respectively. Since 1993, NeXstar Pharmaceuticals has incurred manufacturing scale-up costs for the production of DaunoXome which have negatively impacted cost of goods sold as a percentage of product revenues. Additional scale-up costs are expected to be incurred in 1996. Cost of goods sold consists primarily of raw materials, allocations of overhead, labor and equipment costs, and charges associated with lyophilization services provided by outside vendors.



     Research and development expenses increased 26% to $39.7 million, 29% to $31.6 million and 88% to $24.6 million for 1995, 1994 and 1993, respectively. The increase in 1995 was primarily attributable to $2.5 million for the production of DaunoXome validation lots as well as increases in product development and clinical trials. In 1995, $2.1 million of research expenses was sponsored by third parties as compared to $2.6 million and $1.3 million in 1994 and 1993, respectively. Research and development expenses consist primarily of salaries and benefits for scientific, regulatory, quality control and pilot manufacturing personnel, consultants, supplies, occupancy costs and depreciation of laboratory equipment and facilities.

     Selling, general and administrative expenses increased 49% to $33.0 million, 36% to $22.1 million and 40% to $16.3 million, or 57%, 50% and 53% of product revenues in 1995, 1994 and 1993, respectively. The increase in 1995 was primarily due to merger-related costs of $2.7 million, costs due to expansion of the Company's sales and marketing distribution network of $4.2 million, including establishment of a sales force in the U.S. in connection with the marketing approval for DaunoXome, a $2.4 million note receivable allowance relating to a loan previously made to Phytogen Life Sciences Inc., a Canadian company in which the Company owns a minority interest, and $584,000 related to the cost of a registration statement filed in September 1995 for the sale of the Company's common stock, which was withdrawn in October 1995. This increase was also due to other expenses incurred in connection with increased sales of AmBisome and to an increase in legal expenses, including expenses related to the Company's European operations and other corporate matters. The 1994 increases were principally due to the payment of $1.8 million in connection with the termination of a distribution agreement in Germany, an increase in the allowance for doubtful accounts of $350,000, a $594,000 write-down of uncollectible accounts receivable and a non-cash compensation expense of $1.1 million related to the transfer to Dr. Lawrence M. Gold by Warburg, Pincus Investors, L.P. ("WPI"), an affiliate of the Company, of 97,391 shares of the Company's Common Stock held by WPI. In addition, the Company recognized foreign exchange gains (losses) of approximately $371,000, $272,000 and ($640,000) in 1995, 1994 and
1993, respectively, principally due to the revaluation of the Company's accounts receivable denominated in foreign currency.


     Interest expense was $1.1 million, $587,000 and $308,000 in 1995, 1994 and 1993, respectively. The increases were due primarily to additional borrowings in connection with several equipment lease arrangements.


     Results for 1994 were impacted by a charge to earnings of $4.1 million, as a result of an agreement with Dr. Roger Crossley who retired on May 25, 1994 as the President and Chief Executive Officer of Vestar. The Company and Dr. Crossley entered into an agreement effective May 25, 1994 in connection with his retirement (the "Agreement"). Under the terms of the Agreement, the Company during 1994 and 1995 paid Dr. Crossley (i) approximately $2.1 million in connection with his sale of certain shares of the Company's Common Stock, (ii) approximately $158,000 for health insurance and (iii) a salary through June 1995 at an annual rate of $300,000. The $2.1 million payment in 1995 related to the Company's guarantee to him that in the event that prior to May 25, 1997 he sold certain shares of the Company's Common Stock which he owned at a price less than $15.77 per share, the Company would pay him the difference between the sales price and $15.77 per share. During June and July, 1995, Dr. Crossley sold all but 44,000 of the shares covered by the Agreement. In March 1996, he sold the remaining 44,000 shares covered by the Agreement at no cost to the Company.


     The Company reported a net loss for 1995 of $36.6 million, or $1.57 per share, compared to a net loss of $16.2 million, or $0.71 per share, and a net loss of $11.3 million, or $0.53 per share, for 1994 and 1993, respectively. The net loss for 1995 included a one-time, non-cash charge of $11.8 million for purchased research and development in connection with the Supragen acquisition.

  PATENT MATTERS

     The Company is currently involved in litigation matters and interference proceedings involving patent and infringement claims with respect to the Company's products. To date, the outcomes of these litigation matters and interference proceedings have generally been favorable to the Company although they have resulted in significant litigation expenses. The Company believes that there will continue to be significant litigation in the pharmaceutical industry regarding patents and other intellectual property rights, but cannot predict the likelihood of it being involved in any additional disputes. Any additional litigation could consume a substantial portion of the Company's resources regardless of the outcome of such litigation.

     On May 17, 1993, the Company filed a complaint in the United States District Court for the District of Delaware against TLC asking the court to declare a patent owned by TLC (U.S. Patent No. 4,880,635) (the "TLC '635 Patent") invalid, unenforceable, and not infringed following allegations by TLC that the freeze drying of AmBisome infringes the TLC '635 Patent. In addition, the Company has opposed the grant to TLC of the European and Japanese patents that are counterparts of the TLC '635 Patent. On December 20, 1993, the United States District for the District of Delaware stayed the May 17, 1993 lawsuit pending the outcome of a reexamination of the TLC '635 Patent instituted by TLC in the U.S. Patent and Trademark Office ("USPTO"). Upon reexamination, the USPTO refused to confirm any of the claims of the TLC '635 Patent in their original form. However, on June 6, 1996, TLC publicly stated that it had been informed by the USPTO that certain amended claims would be allowed and that, when a reexamination certificate issues in respect of such claims, TLC intends to file a counterclaim against the Company for damages and an injunction based on infringement of the reexamined patent. The Company does not believe that the reexamined TLC '635 Patent presents a material risk to the Company. See "Risk Factors -- Litigation Risks Related to Proprietary Rights" and
"Business -- Legal Proceedings."


LIQUIDITY AND CAPITAL RESOURCES

     The Company's cash and cash equivalents and marketable securities position at March 31, 1996 was $46.1 million, compared to $26.7 million on December 31, 1995. The $19.4 million increase in cash, cash equivalents and marketable securities position was primarily the result of the following:

    Net cash used in operating activities:
      Net loss.............................................  $ (6,296,000)
      Depreciation and amortization........................     3,103,000
      Working capital......................................    (1,328,000)
      Other non-cash items.................................       (32,000)
                                                              -----------
                                                                              $ (4,553,000)
    Investment in equipment and leasehold improvements.....                     (2,837,000)
    Proceeds from sale-leaseback transactions..............                      1,091,000
    Payments on capital lease obligations..................                     (1,112,000)
    Proceeds from sales of Common Stock, net...............                     27,162,000
    Other..................................................                       (322,000)
                                                                               -----------
              Total........................................                   $ 19,429,000
                                                                               ===========

     The Company invests its cash and cash equivalents and marketable securities in interest-bearing investment grade securities.

     The Company's accounts receivable balance at March 31, 1996 was $19.8 million as compared to $18.3 million on December 31, 1995. The growth in receivables was primarily due to increased sales of AmBisome. The Company considers the credit risk of its customers to be low. However, payment practices between countries vary significantly and increased sales in countries in which payments tend to be slower may increase the average length that accounts receivable are outstanding. The Company continually seeks improvements in its collection process to maximize its cash flow from product sales in a timely manner.

     As of March 31, 1996, the Company's inventory value was $10.4 million compared to $9.5 million as of December 31, 1995 which represents a 9% increase for the period ended March 31, 1996. The increase resulted primarily from an overall increase in inventory to meet product demand. If the Company is successful in increasing its product revenues, the Company expects to gain manufacturing efficiencies from increased production thereby decreasing cost of goods sold per unit of product.

     For the three months ended March 31, 1996, the Company had proceeds from sale-leaseback transactions of $1.1 million related to the purchase of capital equipment. As of March 31, 1996,

$391,000 was available under equipment lease agreements relating to the lease of manufacturing equipment, general laboratory and scientific equipment, office equipment, furniture and fixtures.

     At March 31, 1996, the Company had borrowings of $5.0 million under a $5.0 million unsecured line of credit which expires on September 1, 1996.

     On February 13, 1996, the Company completed a private sale of 1,425,000 shares of its Common Stock to a group of private investors (the "Private Investors"). The net proceeds to the Company from the sale were approximately $24.9 million. In connection with the transaction, the Company filed a "shelf" registration statement on Form S-3 registering for resale the shares acquired by the Private Investors. Pursuant to its agreement with the Private Investors, the Company is required to keep the "resale" registration statement effective for up to three years. In addition to the Private Investors, a holder of 297,619 shares of the Company's Common Stock and two holders of warrants to acquire 250,481 shares of the Company's Common Stock exercised registration rights granted to them by the Company and had their shares of Common Stock, or the shares of Common Stock which relate to their warrants, included in the registration statement.

     The Company's cash, cash equivalents and marketable securities position at December 31, 1995 was $26.7 million, compared to $40.3 million on December 31, 1994. The $13.6 million decrease in cash, cash equivalents and marketable securities position was primarily the result of the following:

    Net cash used in operating activities:
      Net loss.........................................    $(36,631,000)
      Depreciation and amortization....................       9,791,000
      Non-cash purchased research and development......      11,824,000
      Non-cash allowance for loan loss.................       2,430,000
      Working capital..................................      (4,547,000)
      Other non-cash items.............................         605,000
                                                           ------------
                                                                            $(16,528,000)
    Investment in equipment and leasehold
      improvements.....................................                       (8,663,000)
    Refund of deposits, net............................                        5,606,000
    Proceeds from sale-leaseback transactions..........                        3,382,000
    Payments on capital lease obligations..............                       (3,592,000)
    Proceeds from sales of Common Stock, net...........                        6,529,000
    Other..............................................                         (284,000)
                                                                            ------------
              Total....................................                     $(13,550,000)
                                                                            ============

     The Company's accounts receivable balance at December 31, 1995 was $18.3 million as compared to $14.0 million on December 31, 1994. The growth in receivables was primarily due to increased sales of AmBisome.

     As of December 31, 1995, the Company's inventory value was $9.5 million compared to $5.9 million as of December 31, 1994 which represents a 61% increase for the period ended December 31, 1995. The increase resulted primarily from (i) an increase in the per unit production cost of AmBisome and DaunoXome because of increased overhead allocations related to the Company's new manufacturing facility and (ii) an overall increase in inventory to meet product demand.

     For the year ended December 31, 1995, the Company had proceeds from sale-leaseback transactions of $3.4 million related to the purchase of capital equipment. As of December 31, 1995, $1.5 million was available under equipment lease agreements relating to the lease of manufacturing equipment, general laboratory and scientific equipment, office equipment, and furniture and fixtures. One of the master lease agreements required a security deposit of $5.5 million to be held by the lessor. This agreement was amended in September 1995 and the security deposit was returned to the Company.

     At December 31, 1995, the Company had borrowings of $3.5 million under a $5.0 million unsecured line of credit which expires on September 1, 1996.

     During September 1995, the Company filed a registration statement with the Securities and Exchange Commission for the issuance of three million shares of the Company's Common Stock. In October 1995, the Company withdrew the registration statement because the Company did not consider the then market price of the Company's Common Stock to be reflective of its inherent value and did not believe that market conditions were sufficiently attractive at the time to warrant proceeding with this discretionary financing for the Company.

     NeXstar Pharmaceuticals believes that the anticipated revenues from sales of its existing products, together with the Company's existing cash and the proceeds from this offering, should permit the Company to implement currently planned research and development programs and marketing and manufacturing activities and to otherwise finance its operations for several years. However, there can be no assurance that increased costs associated with developing and obtaining regulatory approval of any future drugs or other currently unanticipated expenses will not require NeXstar Pharmaceuticals to access the capital markets sooner. Such capital may be raised through additional public or private financings, as well as collaborative relationships, borrowings and other available sources. The Company's future capital requirements will be substantial and will depend on, and could increase as a result of, many factors, including progress of the Company's research, drug discovery and development programs, whether the Company acquires interests in products currently held by third parties, the results and costs of preclinical and clinical testing of the Company's products, if developed, the time and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting and enforcing patent claims, competing technological and market developments, payments received under collaborative agreements, changes in collaborative research relationships, the costs associated with potential commercialization of its products, if any, including the development of additional manufacturing, marketing and sales capabilities, the cost and availability of third-party financing for capital expenditures and administrative and legal expenses. There can be no assurance that additional or sufficient financing will be available, or, if available, that it will be available on acceptable terms. If additional funds are raised by issuing equity securities of the Company, dilution to then existing stockholders may result. If adequate funds are not available, the Company may be required to significantly curtail one or more of its research and development programs or commercialization efforts or obtain funds through arrangements with collaborative partners or others on less favorable terms than might otherwise be available.


RECENT EVENTS



     In May 1996, the Company's Spanish subsidiary entered into a factoring agreement with Santander de Factoring, S.A. in connection with which the subsidiary may borrow up to 500 million Spanish Pesetas (approximately $3.9 million) with such borrowing to be secured by the subsidiary's accounts receivable.



     On June 10, 1996, General Electric Pension Trust exercised a warrant for 232,941 shares of the Company's Common Stock for $1.1 million ($4.83/share).

                                    BUSINESS
GENERAL

     NeXstar Pharmaceuticals, Inc., a Delaware corporation ("NeXstar Pharmaceuticals" or the "Company"), is a leading biopharmaceutical company engaged in the discovery, development, manufacture and marketing of proprietary pharmaceutical products to treat life-threatening and other serious diseases. Currently, the Company markets AmBisome, an antifungal agent, and DaunoXome, an anticancer agent, which is used as a first line cytotoxic therapy for the treatment of advanced, HIV-associated Kaposi's sarcoma. AmBisome achieved sales of $17.2 million in the first three months of 1996, the fifth consecutive quarter of increased revenues, after sales of $57 million in 1995. In April 1996, the Company received approval from the U.S. Food and Drug Administration (the "FDA") to sell DaunoXome and formally launched the drug in the U.S. on May 1, 1996. In addition, the Company is in the process of launching DaunoXome throughout Europe where it has recently been approved for sale by regulatory authorities in 12 countries. The Company is also conducting Phase II clinical trials in Europe with a third product, MiKasome, a liposomal formulation of the aminoglycoside antibiotic amikacin, which has demonstrated preliminary evidence of efficacy against multiple drug resistant tuberculosis. In addition to its products and clinical candidates, the Company has proprietary technologies in drug discovery and drug formulation that provide the basis for a significant pipeline of drug candidates. These technologies have produced several drug candidates that are now in preclinical development.

     NeXstar Pharmaceuticals' revenues have historically been derived primarily from European sales of AmBisome, its proprietary liposomal formulation of the antifungal agent amphotericin B. Liposomes are subcellular-sized spheres composed primarily of molecules called phospholipids, certain of which are the primary components of living cell membranes. By encapsulating in liposomes certain drugs that in their free state are dosed at, or close to, toxic levels, it is possible to increase the therapeutic index of the active drug (i.e., to increase the efficacy of the active drug relative to the severity of its side effects). Regulatory authorities in 20 countries have approved AmBisome for treating life-threatening fungal infections when conventional amphotericin B treatment fails. Additionally, AmBisome has been approved in Australia as a primary therapy for systemic fungal infections caused by Candida, Aspergillus and Cryptococcus, for antifungal prophylaxis after liver transplantation and for visceral leishmaniasis and has been approved in Ireland as a primary therapy for confirmed and suspected systemic fungal infections. The Company estimates that since commercial sales of AmBisome began in 1989 more than 20,000 patients have been treated with AmBisome. Consistent with its strategy of broadening the clinical use of its existing products, NeXstar Pharmaceuticals has recently completed two Phase III trials in Europe involving over 390 patients comparing AmBisome to conventional amphotericin B in Fever of Unknown Origin ("FUO") and confirmed fungal infections. The results showed that AmBisome has significantly fewer side effects and is at least as efficacious as amphotericin B. The Company and its U.S. promotion and development partner, Fujisawa USA, Inc. ("Fujisawa"), also are conducting additional Phase III clinical trials. These trials, which will ultimately include over 1,000 patients, are comparing the effectiveness and side effect profile of AmBisome to conventional amphotericin B therapy for fungal infections and presumed fungal infections including FUO, cryptococcal meningitis and histoplasmosis. Based on its extensive AmBisome database, the Company expects that a New Drug Application will be filed shortly for AmBisome in the United States for primary and salvage therapy for treating systemic fungal infections, including FUO. In addition, NeXstar Pharmaceuticals intends to file shortly for approval of AmBisome as a first line therapy for the treatment of FUO with regulatory authorities in each of its primary European markets.

     The Company's second product, DaunoXome, a liposomal formulation of the anticancer agent daunorubicin, has been approved for sale in the United States and 12 Western European countries as a primary therapy for Kaposi's sarcoma, a cancer that occurs in approximately 15% of AIDS patients and which can be fatal if left untreated. The Company anticipates additional European approvals in 1996. In addition, the product has been approved in Canada as a salvage therapy for Kaposi's sarcoma. To expand the clinical indications for DaunoXome, NeXstar Pharmaceuticals is also conducting Phase II trials with DaunoXome in both the U.S. and Europe for other oncology indications, including breast cancer, small-cell lung cancer, leukemia and lymphoma among others. The Company has had initial favorable results in connection with small studies in breast cancer and lymphoma and expects results from additional studies to be available beginning in 1996.

     MiKasome is currently in Phase II clinical trials for the treatment of multiple drug resistant tuberculosis. To date, MiKasome has shown activity in in vitro and animal studies and early stage clinical trials for the treatment of multiple drug resistant tuberculosis. NeXstar Pharmaceuticals is now planning further clinical trials to confirm and define the scope of both the efficacy and safety advantages provided by this novel liposomal antibiotic. The Company expects to initiate clinical studies of MiKasome in the U.S. in the second half of 1996.

     In addition to a growing portfolio of existing products and clinical candidates, the Company possesses both powerful combinatorial chemistry technologies for drug discovery and proven drug delivery and development capabilities. The Company has integrated its drug discovery and drug formulation programs and has focused its research and development on refining its technology platforms to enable it to create drug candidates targeting a number of indications in its chosen areas of therapeutic interest. These technology platforms include: (i) a powerful proprietary combinatorial chemistry technology, known as the SELEX process, that rapidly identifies novel oligonucleotide compounds with potential therapeutic and diagnostic benefits;
(ii) an extension of the SELEX process, known as the Parallel SELEX process, that is designed to rapidly discover small organic molecules intended to serve as orally available drugs; (iii) a proprietary chemistry for the synthesis of new pyrimidine and purine nucleosides for potential use as antiviral, antineoplastic and antibacterial agents; (iv) a technology involving lipid conjugates that improves the pharmacokinetic qualities of certain drugs and/or makes such drugs orally available; (v) a novel approach to the specific deletion or inactivation of pathogenic subsets of T cells involved in human diseases; and
(vi) the liposomal formulation of drugs, which has been shown to improve drug therapy through reduced toxicity, improved biodistribution profile and pharmacokinetics and drug targeting.

     NeXstar Pharmaceuticals was incorporated on March 4, 1991 as NeXagen, Inc. In connection with its merger with Vestar, Inc. in February 1995, the Company changed its name to NeXstar Pharmaceuticals, Inc. The principal executive offices of the Company are located at 2860 Wilderness Place, Boulder, Colorado 80301. Its telephone number is (303) 444-5893.

STRATEGY

     NeXstar Pharmaceuticals' strategy is to continue to build the capacity and infrastructure necessary to maintain and further its growth as a vertically integrated biopharmaceutical company. The Company has demonstrated the ability to develop products, design and implement complex clinical trials, obtain regulatory approval in numerous countries, manufacture products in commercial quantities in compliance with stringent regulatory requirements and successfully market its products. NeXstar Pharmaceuticals plans to use its existing capabilities and planned increases in infrastructure to support market expansion of its existing products, to support any complementary products which the Company may acquire and for the development of new products derived from its drug discovery and drug formulation technologies. The elements of the Company's strategy include:

     - Expand Sales and Marketing Capabilities and Control Products in Major Markets. The Company believes that it is best positioned and motivated to sell and market its products and has therefore maintained control over, or substantial involvement in, the marketing and selling of its products in its primary markets. To this end, the Company has established marketing subsidiaries (or in one case a branch) in the U.K., Germany, Italy, Spain, France, Portugal, the Netherlands, Greece and Australia and, in connection with its formal launch of DaunoXome on May 1, 1996, has created a sales force in the United States. In an effort to control the marketing of its products, the Company regained rights to market AmBisome in

      Italy and launched the product in Italy on September 1, 1995. The Company became its own direct distributor of AmBisome in Australia in 1996 and in Germany and Italy in 1995 after having become its own direct distributor in Spain in 1994. As of May 24, 1996, the Company had 64 employees engaged in sales and marketing internationally and 19 employees engaged in sales and marketing in the U.S.

     - Employ Rational Clinical Development Strategy. The Company's clinical development strategy is to focus initially on a niche indication for each new product and to expand into broader indications after gaining experience with such drug in clinical practice. In the case of AmBisome, the Company has obtained approvals in 20 countries to use the drug as salvage therapy following the failure of amphotericin B to resolve systemic fungal infections. Based on AmBisome sales in these countries and numerous clinical trials, the Company will seek (and, in the case of Australia and Ireland where AmBisome has been approved as a primary therapy for systemic fungal infections, has received) approval for additional indications. The Company expects that a New Drug Application will be filed shortly for AmBisome in the United States for primary as well as salvage therapy for treating systemic fungal infections, including FUO. Additionally, the Company intends to file shortly for approval of AmBisome as a first line therapy for the treatment of FUO with regulatory authorities in each of the Company's primary European markets. The Company has taken the same approach with DaunoXome, seeking initial approval of the drug to treat Kaposi's sarcoma, a cancer that afflicts approximately 15% of AIDS patients. To date, 14 countries have approved DaunoXome for the treatment of Kaposi's sarcoma, including 13 countries in which the drug has been approved as a primary therapy. As a result of its experience with DaunoXome, the Company is currently conducting Phase II trials designed to test DaunoXome's efficacy in other cancers, including breast cancer, lymphoma, leukemia and small-cell lung cancer. In connection with its clinical development strategy, the Company has centralized its European clinical and regulatory organization in Antwerp, Belgium to better service the European medical and regulatory communities and to take advantage of the harmonization of European pharmaceutical regulations. Finally, the Company has better integrated its clinical trial activities to support marketing in each of its primary markets.

     - Enhance Product Development Capabilities and Near-Term Product Pipeline. The Company has strengthened its product development organization to assure sufficient capacity to conduct simultaneously preclinical studies on multiple product candidates derived from its drug discovery and development programs. Currently, the Company has ongoing preclinical development programs and several additional product candidates in its research programs that may be the subject of additional preclinical studies in the next 12 months. The Company believes that its portfolio approach to research and development activities will help it avoid the risks of a single product focus and premature commitments to any given compound.

     - Acquire Complementary Technologies or Products. The Company has a goal of broadening its product line through the selective acquisition of niche pharmaceuticals that could complement its current products. Such acquisitions would permit the Company to leverage its existing sales force, with its expertise in cancer and infectious diseases, by providing it with additional products in those clinical areas. Such products may become available as a result of the recent mergers among large pharmaceuticals companies and the resulting winnowing of smaller products from such companies' product lines. In late 1995, the Company established a business development group to focus, in substantial part, on the acquisition of such products.

     - Enhance Manufacturing Capability. The Company has completed construction and is currently validating a new facility with approximately 45,000 square feet of manufacturing space for the production of AmBisome, DaunoXome and future parenteral products to complement its 10,000 square feet of manufacturing space in its existing California facility. In addition, the Company has successfully implemented a process development and scale-up program to facilitate a smooth response to any increase in demand for AmBisome and

      DaunoXome. Finally, the Company has identified alternative suppliers of raw materials and contract manufacturers for certain of its products as a back-up to the Company's existing sources. The Company has also completed construction of a 5,260 square foot facility for the production of oligonucleotide based drug candidates and diagnostic compounds.

     - Leverage Proprietary Combinatorial Chemistry and Other Technologies. The Company is dedicated to developing a sustainable pipeline of product candidates. During the past year, the Company has made major strides towards the discovery of potential oligonucleotide therapeutic agents using the SELEX process. These include improved in vitro activity and in vivo performance of oligonucleotides. More significantly, initial observations of efficacy of oligonucleotides have been demonstrated in vivo in several independent applications. In addition, the Company has substantially increased its commitment to its small molecule combinatorial chemistry program (the Parallel SELEX process) and believes that this research holds significant potential for the rapid discovery of orally active compounds. Based upon these research activities and additional liposomal and lipid-based delivery research programs, the Company during 1995 filed 109 U.S. patent applications, including new applications, continuations, continuations-in-part and divisionals. The Company continues to construct an extensive patent portfolio to seek to provide protection for its core technologies and future products.

PRODUCTS AND PRODUCT DEVELOPMENT

     The following table summarizes the principal products and certain product development activities of the Company. Except as specifically noted below, all commercial rights to such products are held exclusively by the Company.


 PRODUCT                   INDICATION                               STATUS
- ----------     -----------------------------------    -----------------------------------
AmBisome*      Systemic fungal infections             Approved for marketing in 22
                                                      countries
               FUO                                    Phase III trials completed with
                                                      favorable results in Europe;
                                                      confirmatory trial ongoing in U.S.
               Confirmed fungal infections            Phase III (in Europe)
               Prophylaxis in neutropenic patients    Phase III (in Europe)
               Invasive Aspergillus                   Phase III (in Europe)
               Histoplasmosis                         Phase III
               Cryptococcal meningitis                Phase III
DaunoXome      Advanced Kaposi's sarcoma              Approved for marketing in the U.S.,
                                                      Canada and 12 Western European
                                                      countries
               Breast cancer                          Phase II ongoing; preliminary
                                                      results indicate activity
               Small-cell lung cancer                 Phase II
               Leukemia and lymphoma                  Phase II ongoing; preliminary
                                                      results indicate activity in
                                                      lymphoma
MiKasome       Multiple drug resistant                Phase II ongoing; preliminary
               tuberculosis                           results in Europe indicate activity
VincaXome      Cancer of various forms                Preclinical development


- ---------------

* Fujisawa and the Company will co-develop and co-promote AmBisome in the United States pursuant to a collaborative relationship. Fujisawa has sole marketing rights to AmBisome in Canada. See "-- Products and Markets -- AmBisome."

PRODUCTS AND MARKETS

  AMBISOME

     AmBisome is a liposomal formulation of amphotericin B, a well-established systemic antifungal agent that is effective against a broad spectrum of fungi. NeXstar Pharmaceuticals has received marketing approval for AmBisome as a treatment for life-threatening fungal infections when conventional amphotericin B treatment fails in Argentina, Austria, Belgium, Egypt, El Salvador, Finland, Germany, Greece, India, Israel, Italy, Luxembourg, Mexico, The Netherlands, Portugal, Spain, Sweden, Turkey, the United Kingdom and Uruguay. Australia has granted marketing approval for AmBisome as primary therapy for systemic fungal infections caused by Candida, Aspergillus and Cryptococcus and the Republic of Ireland has granted approval for AmBisome as a first line therapy for confirmed and suspected systemic fungal infections. In addition, AmBisome has been approved as a treatment for visceral leishmaniasis in several countries and is approved for prophylactic treatment to prevent fungal infection after liver transplantation in Finland and Australia. AmBisome, pursuant to a compassionate use protocol, is being distributed in the United States as a second line therapy for fungal infections. The Company is also selling AmBisome through physician purchase requests in several other countries that permit special license or named-patient purchases prior to obtaining regulatory approvals. NeXstar Pharmaceuticals has submitted requests for approval with regulatory authorities in most other significant European markets. A number of these regulatory authorities are actively reviewing the applications. Regulatory procedures and review times vary from country to country.

     AmBisome was the subject of a joint venture formed in 1987 with Lyphomed Corporation, which was subsequently acquired by Fujisawa. In August 1991, the Company and Fujisawa dissolved their joint venture and distributed its assets. Under the terms of the dissolution agreement, as later amended, Fujisawa owned the marketing rights for AmBisome in the United States and Canada, and the Company retained the marketing rights in all other territories of the world. Pursuant to an April 1995 amendment to their agreement, the Company and Fujisawa have agreed to co-promote AmBisome in the United States. If AmBisome is ultimately approved for commercial sale in the U.S., the Company will manufacture AmBisome for sale in the United States. In addition, the Company will be reimbursed for the cost of the product sold to Fujisawa and will receive 20% of the gross profits from all U.S. sales of AmBisome.

     Product Profile. Amphotericin B, an antifungal agent with consistent potency across a broad spectrum of fungal infections, has been a commonly used drug for the treatment of systemic fungal infections. The clinical usefulness of amphotericin B is limited, however, because serious toxicity can occur at doses that are only marginally effective. NeXstar Pharmaceuticals has used its proprietary technology to develop AmBisome, a liposomal product that incorporates amphotericin B. The maximum tolerated dose of AmBisome in some animal models is up to 75 times that of the free drug, permitting higher daily and cumulative doses of amphotericin B to be delivered to the diseased tissues, while simultaneously greatly reducing the normal acute and chronic toxicity typically associated with conventional amphotericin B therapy. NeXstar Pharmaceuticals believes that the increased safety profile of AmBisome is due to a proprietary manufacturing process that tightly binds amphotericin B into the membrane of the liposome, preventing the free drug from escaping into the bloodstream.

     AmBisome is sold as a lyophilized (freeze-dried) cake that is easily reconstituted by adding sterilized water and has an approved shelf life in most countries of 30 months. However, some countries which originally approved AmBisome with only a 12-month shelf life have yet to approve the longer period.

     Market. The Company's current marketing efforts for AmBisome are directed at patients with systemic fungal infections for whom other therapies are ineffective, toxic or contraindicated. NeXstar Pharmaceuticals believes that these patients account for approximately half of the patients who develop systemic fungal infections. Systemic fungal infections are serious infections with a

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mortality rate of up to 70% and are commonly caused by species of Candida,
Aspergillus or Cryptococcus, as well as a variety of less common organisms. These infections can occur in patients whose immune systems have been compromised by other diseases or by the treatment of other medical conditions. The largest population of immune-impaired patients consists of organ/bone marrow transplant patients, heavily treated cancer patients (principally those with leukemias or lymphomas) and AIDS patients. The product is also currently used for the treatment of visceral leishmaniasis and has been demonstrated to be effective against fungi and certain parasites that reside in macrophage.

  DAUNOXOME

     DaunoXome, a product developed by NeXstar Pharmaceuticals, is a liposomal formulation of daunorubicin, a well-characterized and long-used chemotherapeutic agent. The Company has demonstrated in animal studies that its formulation delivers significantly more drug to malignant tumors than does equal doses of the conventional drug, with substantially reduced toxicity.

     Product Profile. Phase II and Phase III clinical trials have demonstrated that DaunoXome has significant capability as an effective and well-tolerated drug for the treatment of Kaposi's sarcoma ("KS"). DaunoXome has been approved in the United States, the United Kingdom, Sweden, Denmark, Austria, The Netherlands, Germany, Luxembourg, Belgium, Greece, Ireland, Portugal and Finland as a primary therapy for KS. In Canada, DaunoXome has been approved as a salvage therapy for KS. DaunoXome has an approved shelf life in the United States of 24 weeks. While the Company has an ongoing stability program aimed at demonstrating a significantly longer shelf life than 24 weeks, there can be no assurance that the extension of the shelf life beyond 24 weeks will be approved by the FDA.

     Market. The Company's initial indication for DaunoXome is AIDS patients who suffer from KS, a malignant disease characterized by widely disseminated lesions in the skin, mucous membranes, lymph nodes and viscera. KS is reported to occur in approximately 15% of AIDS patients and alternative therapies are limited.

CLINICAL TRIALS, PRECLINICAL TRIALS AND REGULATORY STATUS

  AMBISOME

     NeXstar Pharmaceuticals has previously completed clinical trials with AmBisome for salvage therapy of life-threatening fungal infections, cryptococcal meningitis, prophylaxis treatment to prevent fungal infections after liver transplantation and visceral leishmaniasis. These trials have been reported to regulatory authorities and published in professional journals. More recently NeXstar Pharmaceuticals has completed two trials involving over 390 patients in Europe comparing AmBisome to conventional amphotericin B in FUO and confirmed fungal infections. In addition, the Company has completed a randomized trial with approximately 160 patents involving prophylaxis treatment to prevent fungal infections after intensive chemotherapy and two smaller randomized clinical trials, one involving cryptococcal meningitis and the other neutropenic patients with confirmed fungal infections. The results of these trials showed that AmBisome is at least as efficacious as amphotericin B with a nonstatistically significant trend toward increased efficacy and a statistically significant trend toward far fewer side effects. Based on these results, the Company intends to submit filings shortly for the use of AmBisome as a primary therapy in FUO with the regulatory authorities in each of its primary European markets.

     In addition, the Company and Fujisawa are conducting trials which will ultimately include over 1,000 patients pursuant to a development and co-promotion agreement. Under its agreement with Fujisawa, the Company is conducting a Phase III clinical trial of AmBisome for the treatment of histoplasmosis. Fujisawa is conducting Phase III trials of AmBisome for cryptococcal meningitis and FUO. Based on the extended AmBisome database, the Company and Fujisawa expect to file shortly a first NDA for AmBisome in the United States for primary and salvage therapy for treating systemic

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fungal infections, including FUO. No assurance can be given that broader indications for AmBisome will result from any of the clinical trials which have or which are being conducted.

  DAUNOXOME

     DaunoXome uses a proprietary tumor targeting technology for delivering the chemotherapeutic agent daunorubicin into tumor cells. This targeted liposomal delivery system consists of small liposomes that encapsulate the daunorubicin in their internal aqueous space. The size of the liposomes used in DaunoXome was selected, in part, so that the liposomes can escape from circulation through the more porous blood vessels that are generally found in tumors. In animal models, DaunoXome's formulation permits a concentration of the therapeutic agent in tumors of 5 to 10 times the concentration achieved with intravenous administration of the free drug. Animal tests have also demonstrated up to 10 times the efficacy as the equivalent level of daunorubicin in its free drug form. Further, these animal models have demonstrated a significant reduction in the toxicity associated with daunorubicin. Because of the reduction of toxicity, it is possible to safely administer doses of the drug that are significantly higher than the maximum tolerated doses of the conventionally administered drug. These higher doses result in further increases in efficacy. There can be no assurance that preclinical studies in animals will be predictive of results in clinical studies in humans.

     The Company is continuing additional trials to further expand the clinical indications for DaunoXome in both the U.S. and Europe for other oncology indications, including breast cancer, small-cell lung cancer, leukemia and lymphoma among others. A Phase II trial involving 11 women with previously untreated metastatic breast cancer has indicated that DaunoXome is well tolerated and has shown evidence of anti-tumor activity in treating advanced breast cancer. The limited toxicity observed in the trial, particularly the absence of cardiotoxicity, indicates that DaunoXome may be useful in ameliorating the side effects that accompany high-dose anthracycline-based chemotherapy for metastatic breast cancer. The Company expects additional results from other Phase II studies to be available beginning in 1996. A Phase II study involving 18 persons (eight of whom were treated with high doses of DaunoXome and 10 of whom received low-dose DaunoXome therapy) has indicated evidence of activity in treating relapsed and resistant lymphoma without any evidence of deterioration in cardiac function. No assurance can be given, however, that broader indications for DaunoXome will result from any of these trials. Completed studies in colon cancer, bladder cancer and in non-small-cell lung cancer have not indicated significant activity for this agent.

  MIKASOME

     NeXstar Pharmaceuticals has developed and is conducting clinical trials for MiKasome, its liposomal formulation of amikacin. Amikacin is a potent aminoglycoside antibiotic that is employed against bacterial infections. Its use, however, has been limited by a high degree of toxicity, including kidney damage and hearing loss at effective doses. MiKasome has shown promising results both in in vitro and in animal studies. The MiKasome formulation has reduced toxicity by 50 percent as compared to the free drug in animals, and has shown activity against Klebsiella, Pseudomonas and Mycobacterium avium infections in vivo. In vitro activity against drug-resistant tuberculosis has also been demonstrated. There can be no assurance that in vitro or in vivo studies will be predictive of results in humans or the potential for developing a commercial product. During 1993, the Company conducted a single dose Phase I trial to assess the safety of MiKasome. Based on limited Phase II experience, there is preliminary evidence of possible clinical utility of MiKasome for the treatment of multiple drug resistant tuberculosis. These results have provided the basis for a Phase II study which is currently being conducted in Europe in patients with multiple drug resistant tuberculosis. The Company is now planning further clinical trials, including a study in the U.S. beginning in the second half of 1996, to confirm and define the scope of both the efficacy and safety advantage

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provided by this novel liposomal antibiotic and anticipates filing an IND application in the United States during 1996.

  VINCAXOME

     VincaXome is a tumor targeting liposome formulation containing the anticancer drug vincristine. VincaXome is based on the successful tumor targeting properties of DaunoXome, namely small liposomes made of highly purified phospholipid and cholesterol that selectively target malignant tumors after intravenous injection. Vincristine is presently used in the therapy of several common cancers. The drug produces severe toxicity and is limited in its dosing by peripheral neuropathy, a numbness and tingling in a patient's extremities. In initial preclinical studies, VincaXome delivered more vincristine to mouse tumors than the same dose of free drug, resulting in a substantially better antitumor effect of the liposomal formulation. Also, VincaXome could be administered at a 50% higher dose than the free drug because of lower toxicity for the liposome preparation. The Company is presently conducting initial scale-up work and testing VincaXome in further selected animal experiments prior to doing the full scale testing needed for an IND filing, which the Company anticipates filing by late 1996 or early 1997. There can be no assurance that preclinical studies in animals will be predictive of results in clinical studies in humans.

TECHNOLOGY PLATFORMS

     The Company is dedicated to developing a sustainable pipeline of product candidates. The Company has made major strides towards the discovery of potential oligonucleotide therapeutic agents using the SELEX process. These include improved in vitro activity and in vivo performance of oligonucleotides. More significantly, initial observations of efficacy of oligonucleotides have been demonstrated in vivo in several independent applications. In addition, the Company has substantially increased its commitment to its small molecule combinatorial chemistry program (the Parallel SELEX process) and believes that this research holds significant potential for the rapid discovery of orally active compounds. NeXstar Pharmaceuticals also has developed proprietary chemistry for the synthesis of new pyrimidine and purine nucleosides for potential use as antiviral, antineoplastic and antibacterial agents. Together with these research activities, the Company conducts research involving its proprietary liposome technology and lipid conjugates. The acquisition of Supragen has provided the Company with a technology base and research programs related to the specific inactivation of T cell subsets implicated in autoimmune diseases, including rheumatoid arthritis. In addition, Supragen's research should provide immunological targets for the Company's drug discovery technologies. Moreover, the addition of Supragen's cellular biology and immunology staff complements the Company's ongoing focus in the areas of immunology, infectious diseases and oncology.

  SELEX: SYSTEMATIC EVOLUTION OF LIGANDS BY EXPONENTIAL ENRICHMENT

  General


     NeXstar Pharmaceuticals has developed and is utilizing the SELEX process, a proprietary combinatorial chemistry technology, to rapidly identify families of compounds (often referred to as "ligands") that bind tightly and selectively to molecular targets. The SELEX process is designed to create and screen a pool of up to one million billion (1,000,000,000,000,000) single-stranded and uniquely shaped oligonucleotides and to select from such pool a family of ligands which has the highest affinity for a specified molecular target. Drugs based on high affinity binding properties are more likely to be effective at low doses and induce fewer side effects than drugs based on low affinity compounds. High specificity also reduces the likelihood of potential side effects since such molecules are unlikely to interact with targets not involved in a particular disease.


     The SELEX process begins by creating in a test tube a pool containing a million billion candidate oligonucleotides, molecules belonging to the same family as DNA and RNA but typically

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modified to resist degradation by DNA- and RNA-destroying enzymes. When this pool is mixed with a molecular target whose biological activity is to be altered or inhibited, a small subset of the larger pool binds to this target. The oligonucleotides in this smaller pool are then amplified. The new copies of the surviving candidates form an enriched pool containing more high affinity ligands than the prior pool. This second generation pool is again exposed to the molecular target and those oligonucleotides with the best binding properties are again selected and amplified. These steps of binding, selection and amplification are repeated several times with each round of the SELEX process generating a smaller pool of oligonucleotides that bind to the target molecule with increasing specificity and affinity. Typically, the SELEX process creates drug candidates in a matter of months, rather than years.

     NeXstar Pharmaceuticals has demonstrated that the SELEX process is applicable to a broad range of molecular targets, including proteins, peptides, organic compounds, lipids, polysaccharides, carbohydrates, glycoproteins, hormones, receptors, growth factors, whole cells, tissues and other matter.

     The Company believes that its SELEX process technology has certain advantages over existing drug discovery technologies, including rapid identification of lead compounds, high affinity and high specificity of target recognition, breadth of screenable compounds and lack of requirement of knowledge of the target's structure. As a result, NeXstar Pharmaceuticals believes that its SELEX process technology will reduce the time and cost involved in identifying lead compounds and ultimately will reduce the time and cost involved in discovering and developing effective pharmaceuticals. It is the Company's goal in 1996 to identify at least one of its SELEX process-derived drug candidates for the filing of an IND in 1997. However, there can be no assurance that the Company will not encounter significant delays in filing such application or that any such candidate will result in a commercially successful product.

  Activity of SELEX Process-Derived Compounds

     At present, oligonucleotides derived from the SELEX process have shown activity in several distinct areas directly relevant to the development of therapeutic and diagnostic agents. These areas include:

     Inflammatory Diseases. The Company has begun animal studies with oligonucleotide antagonists derived from the SELEX process to the cell adhesion molecule L-selectin. L-selectin helps mediate an early critical step of the inflammatory response, the adhesion of leukocytes to inflamed vascular endothelium which, if uncontrolled, may lead to host tissue damage. If the Company's L-selectin antagonists are able to block adhesion in vivo, these molecules could constitute a therapy for several acute inflammatory clinical conditions, including cardiac reperfusion injury. In various in vitro assays, oligonucleotide antagonists have inhibited the binding of L-selectin to its natural carbohydrate ligand. Moreover, they bind to L-selectin on human leukocytes in whole blood. Experiments to evaluate the efficacy of the L-selectin antagonist in an animal model of lymphocyte trafficking have been carried out. In these experiments, labeled human lymphocytes are injected into SCID mice and can be shown to migrate to peripheral and mesenteric lymph nodes in an L-selectin dependent manner. However, when the L-selectin antagonist is injected intravenously into the mice prior to the human cells, their ability to migrate to the mouse lymph nodes is inhibited in a dose-dependent manner. This result shows that an oligonucleotide ligand is capable of blocking a normal in vivo process and supports the likelihood of efficacy of oligonucleotides directed against a large class of disease-related extracellular protein targets. Tests of these ligands in animal models of acute inflammation and other indications are planned.

     Diseases Impacted by Growth Factors. Excessive production of growth factors is implicated in several disease states. NeXstar Pharmaceuticals has isolated and tested growth factor antagonists in vitro and has begun animal studies with certain of these antagonists.

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     Using the SELEX process, NeXstar Pharmaceuticals has identified antagonists to basic Fibroblast Growth Factor ("bFGF"), the level of which is elevated in the urine of patients with certain types of cancer, and Vascular Endothelial Growth Factor ("VEGF"). NeXstar Pharmaceuticals is currently utilizing the SELEX process to develop antagonists to a variety of other growth factors implicated in tumor vascularization. Compounds undergoing initial efficacy testing have been demonstrated by NeXstar Pharmaceuticals to bind to bFGF and VEGF and prevent binding of the growth factor to their respective receptors. NeXstar Pharmaceuticals has begun initial animal studies of certain of its bFGF and VEGF antagonists. The Company is now testing angiogenesis inhibitors in various animal tumor models. The goal of these tests is to demonstrate that the inhibitor can stop the growth of new blood vessels surrounding tumors and, by doing so, starve tumors into remission or even kill them outright.

     Pulmonary fibrosis is an irreversible accumulation of connective tissue in the interstitium of the lungs. A number of growth factors have been implicated in the development of pulmonary fibrosis. NeXstar Pharmaceuticals has developed antagonists to Transforming Growth Factor beta, which is believed to play a role in the process, and will shortly initiate studies of these antagonists in animals. Preliminary studies suggest that oligonucleotides derived from the SELEX process are relatively stable in, and slowly absorbed by, the lungs. While clinical testing is necessary, animal studies suggest that oligonucleotide-based therapies could be delivered through inhalation or injection.

     Diagnostic Agents. Oligonucleotides derived from the SELEX process have been used in diagnostic evaluation and have been shown to be capable of detection with specificities and sensitivities equal to or better than antibodies, which are commonly used in clinical assays. Moreover, oligonucleotides derived from the SELEX process may be compatible with and readily adapted to existing diagnostic instrumentation. Oligonucleotides derived from the SELEX process also have potential efficacy in diagnostic imaging processes.

     NeXstar Pharmaceuticals is exploring the potential of developing diagnostic and therapeutic products for the same molecular targets. The Company's goal is to use these diagnostic reagents as a means of selecting patients in clinical trials for specific indications to determine if a specific molecular target is playing a central role in the pathology of the disease before the drug is administered. In this way, NeXstar Pharmaceuticals may be more likely to select patients for its clinical trials who would benefit from a drug which inhibits a specific molecular target. In addition, these diagnostic tests could be used when marketing a product to ensure that the drugs are only administered to patients most likely to benefit from such intervention. See "-- Collaborative Relationships and License Agreements."

  Small Molecule Research

     The Company believes its small molecule discovery program holds significance for the rapid discovery of orally active compounds. Current research programs include:

     Parallel SELEX Process. The proprietary Parallel SELEX process is an adaptation and extension of the SELEX method. The Parallel SELEX process is a direct combinatorial chemistry approach to identifying small organic molecule drug candidates from very large libraries. The method allows repeated screening of the library, as in the SELEX process, until the best compounds from the library are isolated. No other small molecule combinatorial chemistry paradigm of which the Company is aware allows reiterative screening of large libraries based on suitable potency parameters. The Parallel SELEX process can be used both to identify novel drug leads directly and to optimize leads found by other means. The Parallel SELEX process is compatible with subtractive steps that allow high compound specificity to be achieved.

     Novel nucleosides. Nucleoside drugs have been proven to be effective as antiviral, antibacterial, antifungal and antineoplastic agents. NeXstar Pharmaceuticals has developed proprietary chemistry for the synthesis of new pyrimidine and purine nucleosides. Diversity in the nucleoside pharmacophore is generated in a single catalytic step that uses inexpensive starting materials. More

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than 30 novel nucleoside analogs are currently being tested for biological activity with another 30 under investigation. In vivo activity screening is being conducted for antiviral, antineoplastic, antibacterial and antifungal activity of modified nucleosides made by the Company's proprietary chemistry.

  LIPID CONJUGATES

     In 1992 and 1993, the Company acquired from Vical, Inc. ("Vical") the rights to technology that links active molecules to phospholipids to form lipid conjugates. These lipid conjugates may enhance activity, promote better distribution and/or make drugs orally available. Several compounds developed with the lipid conjugate technology are in the early stages of animal tests to determine their efficacy as antiviral agents. This technology provides a way of linking a fatty tail to small organic molecules, creating a new molecular entity that can enter cells more easily.

     Lipid conjugate formulations of the antiviral agent foscarnet are currently being developed by the Company against cytomegalovirus ("CMV"), an infection common in immunosuppressed patients which can cause blindness if it develops in the eyes. Foscarnet is an approved therapeutic for CMV retinitis in AIDS patients. However, it is rapidly cleared from circulation, and dosing is limited by kidney toxicity. The NeXstar Pharmaceuticals' formulations of a modified form of foscarnet have been shown to have greatly decreased clearance times in animal models and do not show accumulation in the kidneys. Foscarnet is also taken up poorly by cells, thus requiring large doses. The NeXstar Pharmaceuticals formulations are designed to be efficiently taken up by cells, resulting in lower drug burdens. In vitro studies have shown that the lipid conjugate of the antiviral agent foscarnet is more active than foscarnet alone against CMV. In addition, animal experiments have demonstrated that the lipid conjugate formulation is potentially orally available while conventional foscarnet must be administered intravenously. Other lipid conjugate formulations are active against hepatitis B and herpes simplex viruses. Additional research activities with respect to this technology are ongoing.


     In December 1995, the Company entered into a letter of intent with Boehringer Mannheim, GmbH ("Boehringer Mannheim"). Under the terms of the letter of intent, as amended, the Company gave Boehringer Mannheim a twelve-month exclusive right to enter into a definitive agreement pursuant to which the parties would use technology which the Company acquired from Vical for the co-development and co-marketing of the lipid conjugate formulation of foscarnet. In addition, the Company licensed the patent rights acquired from Vical to Boehringer Mannheim for the development, manufacture and sale of certain lipid conjugate formulations for the prevention of HIV in humans.


  IMMUNOLOGY

     In 1995, the Company acquired Supragen. Supragen brought to the Company expertise in the development of therapeutic compounds and preventative vaccines for T cell mediated diseases. The Company is focused on developing novel approaches to the specific deletion or inactivation of pathogenic subsets of T cells involved in human diseases. Specific T cell populations have been implicated in the pathogenesis of a number of autoimmune, inflammatory and infectious diseases. The Company is currently engaged in the development of new therapeutic approaches, including the creation of therapeutic compounds and preventative vaccines, to rheumatoid arthritis, psoriasis and toxic shock syndrome.

     Supragen's founders, who are exclusive consultants to the Company, discovered T cell receptors in 1982 and superantigens ("SAgs") in 1989. They demonstrated that SAgs can trigger the destructive overstimulation of the immune system (as observed in toxic shock syndrome) due to the massive activation and proliferation of certain T cells. In contrast, conventional antigens activate relatively few T cells and do not normally trigger a harmful immune response. SAg exposure also may cause the undesirable activation and proliferation of autoreactive T cells which attack the host's

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own tissues. These T cells are believed to be responsible for a large number of autoimmune diseases. The Company believes SAgs can be rendered harmless and used to treat and prevent T cell mediated diseases either as vaccines engineered to elicit a SAg-specific antibody or as agents capable of deleting or inactivating harmful T cells. In addition, the Company has been engaged in research toward identifying specific antigens which activate pathogenic T cell subsets. The antigens, when identified, will be used to develop therapies which may be able to delete or inactivate these T cells.

     The Company has been able to mutate two SAgs to eliminate their toxicity. Preliminary experiments in mice have shown that these mutated SAgs can elicit a SAg-specific antibody response and immunize the treated animals against exposure to the naturally occurring SAgs. Thus, these inactivated SAgs have potential use as vaccines, in particular, against TSST-1, the causative agent in toxic shock syndrome. Confirmatory experiments are in progress. Additionally, the Company has made several advances toward using mutated SAgs to inactivate T cells. The Company is also developing methods of identifying pathogenic T cells and using the T cell receptors from these cells in order to define the antigens they recognize.

  LIPOSOME TECHNOLOGY

     NeXstar Pharmaceuticals believes that it has substantial technological strengths in the development of liposome products. The Company's proprietary liposome drug delivery technology enables it to develop products with significant advantages over intravenous administration of a conventional drug, including concentrating the drug on the targeted disease, extending the time the drug remains in the bloodstream to prolong the therapeutic effect and reducing toxic side effects. The Company's liposome technology may be used as a method of drug delivery in connection with drugs developed or being developed pursuant to the Company's other technologies. The use of such liposomes may have the potential for increasing the efficacy and safety of such drugs.

     NeXstar Pharmaceuticals intends to continue to develop products based on its liposome platforms for cancer and infectious diseases. The Company has identified certain generic antineoplastic compounds that may benefit substantially from encapsulation in tumor-targeted liposomes and has begun formulation studies for these compounds. Other liposomal compounds are being investigated for use in treating microbial infections, including bacteria, viruses and parasites. The Company is also testing liposomes for use in delivering SELEX process-based therapeutic molecules to specific tissues, and particularly for promoting transport of oligonucleotides across cell membranes to reach intracellular targets. This work includes the delivery of genes that code for production of intracellular RNA ligands designed to selectively affect physiological processes.

COLLABORATIVE RELATIONSHIPS AND LICENSE AGREEMENTS

     To apply and develop its technologies as widely as possible, NeXstar Pharmaceuticals has entered into and expects to enter into strategic collaborative research agreements, joint ventures and licensing arrangements with pharmaceutical and other health care companies and research institutions directed at expanding the scope of its technologies and applying those technologies toward a wide variety of specific molecular targets or disease indications.

     NeXstar Pharmaceuticals is currently a party to a limited number of collaborative research agreements with other companies which relate to SELEX process technology, including the development of nucleic ligands for certain types of diagnostic products and devices. A number of agreements related to research involving the SELEX process have terminated, or the Company expects that they will terminate, during 1996.

     NeXstar Pharmaceuticals has a significant ongoing collaborative relationship with the University of Colorado at Boulder ("CU"), relating to the SELEX process technology. The relationship is formally with University Research Corporation ("URC"), a for-profit, wholly owned subsidiary of the University of Colorado Foundation, Inc. URC is designed to serve as the corporate vehicle for

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commercial exploitation of inventions by the CU faculty. NeXstar Pharmaceuticals holds an exclusive license from URC to all (i) inventions falling within the scope of the claims contained in issued patents and pending patent applications for the SELEX process technology, (ii) improvements to such technology made or discovered by researchers at CU, (iii) ligands or other molecules that are derived through the application of such technology by research at CU, (iv) results of certain sponsored research and (v) computer software related to such technology. Such license is subject to certain royalties on the Company's net sales of licensed products and on royalties received from non-affiliate sublicensees.

     The Company's rights to market AmBisome in the United States are pursuant to an agreement between the Company and Fujisawa. Under the terms of the agreement, as amended, the Company has the sole marketing rights to AmBisome in all countries except the United States and Canada and subject to the Company's obligation to pay royalties in connection with sales in most significant Asian markets. The agreement provides that the Company and Fujisawa will co-promote AmBisome in the United States, if AmBisome is ultimately approved for commercial sale in the U.S., and that the Company will manufacture AmBisome for sale in the U.S. In addition, the Company will be reimbursed for the cost of the product sold to Fujisawa and will receive 20% of the gross profits from the sales of AmBisome in the United States. See "-- Products and Markets -- AmBisome."

MARKETING

     NeXstar Pharmaceuticals has established marketing subsidiaries in the United Kingdom, Germany, Italy, Spain, France, Portugal, The Netherlands and Australia and a marketing branch operation in Greece to promote and sell its existing products. In addition, NeXstar Pharmaceuticals has agreements with third-party distributors, including distributors in certain of the countries in which the Company has marketing operations, to promote, sell and distribute its products.

     In certain countries, AmBisome and DaunoXome can be prescribed by individual physicians who request the product even though a regulatory approval in that country has not yet been obtained. In those cases, the Company's marketing professionals provide information and assistance requested by physicians. Additionally, AmBisome currently is being distributed in the United States in connection with a compassionate use program.

     NeXstar Pharmaceuticals has created a sales and marketing organization in connection with the launch of DaunoXome in the United States. The Company is selling DaunoXome in Europe primarily through the Company's established marketing subsidiaries and the Company's current distribution relationships. Commercial sales of DaunoXome are currently being launched in the European countries in which approval has been received. Additionally, the Company is considering a number of other options in connection with marketing its products throughout the world and may hire additional personnel and/or seek additional partners to assist with sales and distribution.

     In many of its markets, NeXstar Pharmaceuticals prices AmBisome and DaunoXome in the currency of the country into which such pharmaceuticals are sold, and revenues in the past have been, and in the future could be, adversely affected by currency fluctuations. As a result, if the dollar were to significantly fluctuate in value against such foreign currencies, the Company's product revenues could be adversely affected. There can be no assurance that currency fluctuations will not significantly affect the dollar price of the Company's products. Prices could also be affected by competitive pressures or regulatory requirements of the countries into which products are sold. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "-- Government Regulation."

MANUFACTURING

     The Company's existing products are manufactured at its current facility in San Dimas, California, which has been inspected by the FDA and by the Medicines Control Agency of the United Kingdom (the "MCA") and approved for the commercial production of AmBisome and DaunoXome by the MCA and for DaunoXome by the FDA. The facility has also been inspected by the State of California for compliance with "current Good Manufacturing Practices" and must be licensed annually by the State of California for pharmaceutical manufacture.

     Although the Company has internal capacity to perform lyophilization (product freeze-drying) in smaller clinical batches, larger commercial batches of the Company's products are sent to third parties to perform the filling and lyophilization processes. NeXstar Pharmaceuticals also utilizes a manufacturer in Europe to perform certain quality control testing and final labeling and packaging of both DaunoXome and AmBisome. The Company's manufacturing operations utilize no more than 50% of the current capacity of its existing facility.

     NeXstar Pharmaceuticals is manufacturing DaunoXome in quantities sufficient to support current clinical trials and commercial launch activities. The Company is in the process of scaling-up manufacturing capabilities for DaunoXome in support of increasing commercial usage and believes that it has sufficient capacity for its initial marketing efforts. There can be no assurance that further scale-up will be completed in a timely fashion. Additionally, the Company does not have substantial experience in the larger-scale manufacture of DaunoXome and there can be no assurance that the Company will be able to scale up its manufacture of DaunoXome. The Company has received an approved shelf life of 24 weeks for DaunoXome in the United States. While the Company has an ongoing stability program aimed at demonstrating a significantly longer shelf life than 24 weeks, there can be no assurance that the extension of the shelf life beyond 24 weeks will be approved by the FDA.

     NeXstar Pharmaceuticals has leased and completed construction and equipping of a new manufacturing facility adjacent to its existing facility in San Dimas, California. The facility will provide in excess of 70,000 square feet of space, including approximately 45,000 square feet of manufacturing space. Various regulatory authorities, including the MCA and the FDA, require NeXstar Pharmaceuticals to validate the new manufacturing facility prior to use for commercial production. Validation is designed to establish, through documented evidence, that a specific manufacturing process will consistently produce a product meeting its pre-determined specifications and quality characteristics with a degree of assurance acceptable to such regulatory authorities. The Company currently is performing the work necessary to apply for site approval and in the summer of 1996 expects to seek MCA, FDA and state approval to manufacture AmBisome and DaunoXome at the new facility next to its present site. The MCA has recently determined that the new facility is in general compliance with the principles and guidelines of good manufacturing practice and has indicated that it will support the licensing of AmBisome and DaunoXome in the facility. In addition, in connection with any approval in the U.S. of AmBisome, the FDA will have to approve the manufacturing of AmBisome at the existing site. After the new facility has been validated, it will require approval by these various regulatory authorities prior to commencement of commercial manufacturing at that site. The new facility will include lyophilization capability that will limit the need for third parties to perform the filling and lyophilization of larger batches of product. There can be no assurance that the regulatory approvals which the Company is currently seeking in connection with its manufacturing facilities will be granted.

     In September 1994, NeXstar Pharmaceuticals entered into a lease agreement for 5,260 square feet of industrial space in Boulder, Colorado together with related agreements pursuant to which Hauser Chemical Research, Inc. ("Hauser") will supply personnel to assist the Company in operating a facility meeting "current Good Manufacturing Practices" for the manufacture of bulk drug candidate materials for use in clinical trials and product development programs for NeXstar Pharmaceuticals and its corporate partners. NeXstar Pharmaceuticals is to provide a qualified preproduction process for the initial drug substance to be produced at the facility, which will provide for production on at least one-tenth the scale of the production ultimately expected to be provided at the facility. Construction of the facility, utilities and selected environmental qualifications were completed in September 1995. There can be no assurance that the production facility will ultimately obtain "current Good Manufacturing Practices" status or that any drug substance proposed to be manufactured there will be suitable for larger-scale production. See "-- Properties."

     NeXstar Pharmaceuticals concentrates on developing internal manufacturing capabilities for its products at the same time as it develops those products. The Company anticipates that its existing capacity for the manufacture of AmBisome will support commercial needs until its new manufacturing facility is validated. NeXstar Pharmaceuticals is manufacturing DaunoXome in quantities sufficient to support current clinical trials and commercial launch activities. While each liposomal formulation requires unique variations in process methods, NeXstar Pharmaceuticals believes that it possesses the necessary technical skills to design and implement scaled-up manufacturing capabilities for the products it is currently developing. However, there can be no assurance that the Company will be able to achieve such capabilities.

     All the component steps of the manufacturing process use equipment that is commercially available and that can be obtained in larger sizes if required. Currently, high quality amphotericin B, daunorubicin HCl and high quality cholesterol, each of which is used in the Company's manufacture of liposome products, are obtained only from single approved suppliers. Additional suppliers of each of these components are presently under evaluation. In the event that the materials become unavailable from their respective supplier, the Company believes that alternative supplies of such materials are or will become available at reasonable prices. Other lipid materials and other raw materials are available from a number of suppliers and NeXstar Pharmaceuticals believes that supplies are adequate for the foreseeable future.

COMPETITION

     Generally, competition in the pharmaceutical field is based on such factors as product performance, safety, acceptance by doctors, patient compliance, patent protection, ease of use, price, distribution, marketing and adaptability to various modes of administration. The Company's products compete or may compete with new chemical substances as well as improved delivery of current drugs. The Company's products and potential products are in various stages of development, and no assurance can be given that any of these products or potential products will be sufficiently more effective than existing treatment alternatives to generate meaningful commercial demand.

     NeXstar Pharmaceuticals anticipates that it will face increased competition in the future as new products enter the market and advanced technologies become available. Many of the Company's existing or potential competitors have substantially greater financial, technical and human resources than NeXstar Pharmaceuticals and may be better equipped to develop, manufacture and market products. In addition, many of these companies have extensive experience in research, preclinical testing and human clinical trials, obtaining FDA and other regulatory approvals, and manufacturing and marketing their products. As a result, these companies may develop and introduce products and processes more rapidly than, and competitive with or superior to, those of NeXstar Pharmaceuticals. There can be no assurance that existing products or new products developed by the Company's competitors will not be more effective than any that may be developed by NeXstar Pharmaceuticals. Competitive products may render the Company's technology and products obsolete or noncompetitive.

     The current regulatory approvals for AmBisome principally relate to situations in which traditional amphotericin B therapy has failed. However, if the Company succeeds in its effort to expand the approved indications for AmBisome, such as it has in obtaining approval as a primary therapy in Australia, AmBisome will increasingly compete with traditional amphotericin B therapy. Amphotericin B is currently produced and marketed by Bristol-Myers Squibb Company. Moreover, if the Company succeeds in broadening the indications for AmBisome, it will also face competition from other antifungal products, including those produced by Pfizer Inc. and Johnson & Johnson. In addition, there are a number of other companies that are focused on the development of lipid-based products. In the antifungal area, one company has a lipid-based amphotericin B product that was approved in the United States in November 1995 and has also been approved in several European countries, and another company has a lipid-based amphotericin B product that has been approved in several European countries. Both of these companies have applied for approvals in other European countries and the latter company has applied for U.S. approval. These products are offered at prices that are less than AmBisome's price on a milligram for milligram basis, although the Company believes that the total cost of therapy for the competitive products is substantially equal to or greater than that of AmBisome. In the anticancer area, another company has a lipid-based anticancer drug which is expected to compete with DaunoXome and which was approved by the FDA in November 1995 for use as second line therapy for the Kaposi's sarcoma indication. Applications for approval of this anticancer product are also pending in various European countries and approval in a number of countries comprising the European Union has been indicated or obtained.

     The Company believes that earlier entry into a market is an advantage for a new drug, but it also believes that therapeutic index and cost-effectiveness are important to a product's success. Ultimately, therefore, the Company believes that its products and those of its competitors, whether or not lipid-based, will compete on their merits in the markets where they are approved.

PATENTS, TRADE SECRETS AND LICENSES

     NeXstar Pharmaceuticals believes that patents and other proprietary rights are important to its business. NeXstar Pharmaceuticals also relies upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain its competitive position. NeXstar Pharmaceuticals actively seeks patent protection both in the U.S. and abroad. As of April 30, 1996, NeXstar Pharmaceuticals had 115 pending U.S. patent applications and had 35 issued patents to protect its technology. Corresponding applications for certain of the U.S. applications have been or will be filed in other countries. The Company, as of April 30, 1996, had 458 issued foreign patents. The patents and patent applications primarily relate to the Company's liposome products and liposome technology, its immunology technology, its lipid conjugate technology, various aspects of its SELEX process technology and its Parallel SELEX combinatorial chemistry process.

     U.S. Patent No. 5,270,163 covering the Company's SELEX process technology (the " '163 Patent") was issued to URC in 1993. U.S. Patent No. 5,475,096 covering certain non-naturally occurring oligonucleotides that are selective ligands to a variety of target classes (the " '096 Patent") was issued to URC on December 12, 1995. The '163 and '096 Patents, which are exclusively licensed on a worldwide basis by URC to NeXstar Pharmaceuticals, grant, inter alia, the right to exclude others from practicing significant aspects of the basic SELEX process. In addition to its license to these patents, NeXstar Pharmaceuticals has licenses or options to technologies covered by nine issued U.S. patents and 34 pending U.S. patent applications. The licensed technology includes (i) exclusive worldwide rights to existing patent applications filed by URC describing the SELEX process, as well as to future improvements on the SELEX process and to compounds developed at the University of Colorado at Boulder utilizing the SELEX process technology; (ii) exclusive worldwide rights to existing patent applications filed by the National Jewish Center for Immunology and Respiratory Medicine describing immunology technology; and (iii) certain other technologies.

     NeXstar Pharmaceuticals believes that its foreign and U.S. patents and patent applications are soundly based, but the extent of protection provided may vary in individual countries and no assurance can be given that any patent will provide commercially significant protection or will not be challenged, invalidated or circumvented. Litigation could be necessary to protect the Company's patent position, which would result in substantial cost to, and diversion of efforts by, the Company. NeXstar Pharmaceuticals has in the past been involved, and is currently involved, in litigation involving patent and infringement claims with respect to the Company's products. NeXstar Pharmaceuticals is aggressively defending its interests and seeking appropriate relief in such proceedings. See "Legal Proceedings."

     NeXstar Pharmaceuticals has licensed certain technology from and pays royalties to the Regents of the University of California in connection with the production and sale of AmBisome. The royalty rate varies depending on the amount of revenues, among other things. Currently, the royalty rate is approximately 1% of net sales. NeXstar Pharmaceuticals has also licensed technology from and agreed to pay royalties to The City of Hope National Medical Center in connection with the production and sale of DaunoXome. The royalty rate varies depending on the amount of revenues. NeXstar Pharmaceuticals has entered into license agreements with various medical and educational institutions and an individual to obtain certain exclusive and nonexclusive patent rights. Under these agreements, NeXstar Pharmaceuticals will pay royalties of varying rates based upon levels of revenues from the licensed products, as defined in the agreements. The Company intends to continue to seek other such rights as appropriate.


     European and Japanese patents have a defined term following grant during which opposition to the grant can be filed, and both NeXstar Pharmaceuticals and certain of its competitors have filed such oppositions against each other with respect to certain patents in Europe and Japan. Specifically, NeXstar Pharmaceuticals has opposed the grant to The Liposome Company ("TLC") of the European and Japanese counterparts of the U.S. Patent No. 4,880,635. See "Legal Proceedings." NeXstar Pharmaceuticals has also opposed the grant of other TLC European and Japanese patents, and is involved in an interference proceeding with a U.S. patent application owned by the University of California, all relating to certain active drug loading techniques that the owners of this patent or application could claim are used in the manufacture of products such as DaunoXome.


     Although patents are enforceable from the date of issuance and presumed to be valid, future litigation or reexamination proceedings regarding the enforcement or validity of the Company's existing patents or future patents, if issued, could result in a ruling adverse to the Company that could invalidate such patents or substantially reduce the scope of the protection afforded by such patents. As to any issued patent or patent application, it is also possible that the U.S. Patent and Trademark Office could declare an interference proceeding to determine, inter alia, priority of inventorship between applications claiming the same invention. An adverse ruling in any such interference proceeding could result in cancellation of claims in issued patents or patent applications, limitations on the scope of issued patents or claims in patent applications or in the awarding of the rights to third parties participating in such interference. If the Company elects or is required to participate in interference proceedings declared by the U.S. Patent and Trademark Office, substantial cost to the Company could result.

     The Company also relies on trade secrets, proprietary know-how and continuing technological innovation which it seeks to protect with confidentiality agreements with its collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach or that the Company's trade secrets and proprietary know-how will not otherwise become known or be independently discovered by competitors. Under certain of the Company's research and development agreements and joint ventures, inventions discovered in certain cases become jointly owned by the Company and the corporate sponsor or partner and in other cases become the property of the Company or the corporate sponsor or partner. Disputes may arise with respect to ownership of any such inventions.

LEGAL PROCEEDINGS

     The Company believes that its patents and applications are soundly based, but the extent of protection may vary in different countries and no assurance can be given that any patent will provide commercially significant protection or will not be challenged, invalidated, or circumvented. Litigation could be necessary to protect the Company's patent position, which would result in substantial cost to, and diversion of efforts by, the Company.

     Further, a number of other patents have issued to other persons, some to competitors, relating to technology similar to that used by the Company. Both the Company and certain of its competitors have filed oppositions against each other as to patents granted by the European Patent Office and patents granted by the Japanese Patent Office. TLC and the University of California each have patents or patent applications relating to active drug loading techniques that the owners could claim are used in the manufacture of products such as DaunoXome. The Company has opposed the grant of a European and a Japanese patent owned by TLC, and is involved in an interference with a U.S. patent application owned by the University of California, relating to such loading technology.

     Competitors or other patent holders could bring legal actions against the Company involving the Company's patents, patent applications or rights to use proprietary technology. If any actions are successful, in addition to any potential liability for damages, the Company could be enjoined from selling the affected product, or be required to obtain a license in order to continue to manufacture or market the product. There can be no assurance that the Company would prevail in any such action or that any license required under any such patent would be made available on acceptable terms, if at all. There has been, and the Company believes that there will continue to be, significant litigation in the pharmaceutical industry regarding patent and other intellectual property rights. Any additional litigation could consume a substantial portion of the Company's resources regardless of the outcome.


     On May 17, 1993, the Company filed a complaint in the United States District Court for the District of Delaware against TLC asking the court to declare U.S. Patent No. 4,880,635 (the "TLC '635 Patent") owned by TLC invalid, unenforceable and not infringed following allegations by TLC that the freeze drying of AmBisome infringes the TLC '635 Patent. In addition, the Company has opposed the grant to TLC of the European and Japanese patents that are counterparts of the TLC '635 Patent. On December 20, 1993, the United States District Court for the District of Delaware stayed the May 17, 1993 lawsuit pending the outcome of a reexamination of the TLC '635 Patent instituted by TLC in the U.S. Patent and Trademark Office ("USPTO"). Upon reexamination, the USPTO refused to confirm any of the claims of the TLC '635 Patent in their original form. However, on June 6, 1996, TLC publicly stated that it had been informed by the USPTO that certain amended claims would be allowed and that, when a reexamination certificate issues in respect of such claims, TLC intends to file a counterclaim against the Company for damages and an injunction based on infringement of the reexamined patent.



     Upon review of the claims to be included in the reexamination certificate relating to the TLC '635 Patent, NeXstar Pharmaceuticals has concluded that no valid claim should be found to be infringed by the Company. In addition, the Company believes that TLC's efforts in crafting claims to avoid prior liposome work reported by others has presented NeXstar Pharmaceuticals with additional avenues of defense in any litigation. For example, because of the amendments made to the TLC '635 Patent during reexamination, NeXstar Pharmaceuticals would also have a defense based upon the doctrine of "intervening rights." This doctrine would provide a clear defense to any damage claim for any NeXstar Pharmaceuticals activity prior to the actual issuance of the reexamined patent and would empower the court to permit NeXstar Pharmaceuticals to continue its activities to the extent and under such terms as the court deems equitable for the protection of investments made by NeXstar Pharmaceuticals prior to issuance of the reexamination certificate. Accordingly, the Company does not believe that the reexamined TLC '635 Patent presents a material risk to the Company.



     However, were the court to determine that the TLC '635 Patent is both valid and infringed as a result of the freeze drying of AmBisome, the Company could be enjoined from using its method of manufacturing and/or could be required to pay damages. In such event, the Company could experience interruption in its ability to produce AmBisome and/or incur significant royalty obligations. In addition, the expense of litigation is expected to be significant regardless of the outcome.



     Although the Company has been successful in its recent litigation with TLC regarding a different freeze-drying patent, past success is not a predictor of success in the future and, in general, adverse results in litigation could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Certain statements set forth above with respect to the litigation and potential litigation with TLC constitute "forward-looking statements" within the meaning of the Reform Act. Such statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the litigation to be materially different from the results expressed or implied by such forward-looking statements. Such factors include, among other things: (i) adverse facts adduced in discovery or at trial; (ii) contrary conclusions of law by the court; (iii) the court refusing to exercise its equitable powers in a manner favorable to the Company; and (iv) other uncertainties of litigation. See "Risk Factors."


GOVERNMENT REGULATION

     The production and marketing of the Company's products, developed through the Company's technologies, and its ongoing research and development activities, including its preclinical studies and clinical trials, are subject to regulation by numerous federal, state and local governmental authorities in the United States and by similar regulatory agencies in other countries where the Company tests and markets, or intends to test and/or market, its current or future products. There can be no assurance that the Company will obtain further regulatory approvals to conduct clinical trials or to market its products, or that the Company will obtain regulatory approvals to conduct clinical trials or to market products developed in the future, if any, on a timely basis. Prior to marketing any drug developed by the Company or marketed under license, the Company must undergo an extensive regulatory approval process by the FDA and comparable regulatory authorities in foreign countries. The regulatory process, which includes preclinical testing and clinical trials of each compound to establish its safety and efficacy, can take many years and require the expenditure of substantial resources.

     Before obtaining regulatory approvals for the commercial sale of any of its products under development, the Company must demonstrate through preclinical studies and clinical trials that the product is safe and efficacious for use in each target medication. The results from preclinical animal studies and early clinical trials may not be predictive of results that will be obtained in large scale testing, and there can be no assurance that the Company's clinical trials will demonstrate the safety and efficacy of any products or will result in marketable products. A number of companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after experiencing promising results in early animal and human testing. In addition, the rate of completion of the Company's clinical trials is dependent upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the Company's ability to manage the clinical trial, the proximity of patients to clinical sites and the eligibility criteria for the study. Several factors, such as delays in planned patient enrollment, may result in increased costs and delays or termination of clinical trials prior to completion, which could have a material adverse effect on the Company. Preclinical studies must also be conducted in conformity with the FDA's good laboratory practice regulations. Clinical trials generally must meet requirements for institutional review board oversight and informed consent, as well as regulatory agency prior review, oversight and good clinical practice requirements.

     The procedure for obtaining regulatory approval for a new human pharmaceutical product involves many steps. Initially, NeXstar Pharmaceuticals conducts animal studies to secure data relevant to potential safety and efficacy. Based on the data from these animal studies, NeXstar Pharmaceuticals files applications to conduct clinical trials of the products in humans. Such applications, known as IND applications in the United States, must be made in each country in which NeXstar Pharmaceuticals proposes to conduct clinical trials. Once such applications have been approved, NeXstar Pharmaceuticals can commence clinical trials. The Company currently anticipates filing an IND in connection with MiKasome during 1996, in connection with VincaXome in late 1996 or early 1997 and in connection with at least one SELEX process-derived drug candidate during 1997. However, there can be no assurance that the Company will be able to avoid significant delays in filing such applications or that any potential product will be commercially successful.

     Clinical trials are generally conducted in three phases. Phase I trials are designed to test basic human safety. Phase II trials test dosage and involve a detailed evaluation of human efficacy and safety. Phase III trials involve large-scale evaluation of general efficacy and safety and a comparison with existing alternative therapies. To the extent possible, NeXstar Pharmaceuticals designs such clinical trials to meet the standards of both foreign and U.S. regulatory authorities, but there can be no assurance that the authorities in any country will be satisfied with the conduct of any particular clinical trial. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approval. In addition, delays or rejections may be encountered based upon changes in the policies of regulatory authorities for drug approval during the period of product development and regulatory review of each submitted New Drug Application or product license application. The Company may be required to demonstrate that the proposed product represents an improved form of treatment over existing therapies. There can be no assurance that, even after such time and expenditures, regulatory approvals will be obtained for any drugs developed or discovered by the Company or its collaborative partners utilizing the Company's technologies.

     Based on the results of clinical trials, NeXstar Pharmaceuticals may file for regulatory approvals of the product. Such filings (which in the United States are known as New Drug Applications and in Europe as Product License Applications) are made in each country in which NeXstar Pharmaceuticals intends to sell its products. The Company anticipates that a New Drug Application will be filed shortly for AmBisome in the United States. This filing will be based on the Company's extensive database for the product. There can be no assurance that the Company will be able to avoid significant delays in filing this application or that AmBisome will be commercially successful in the U.S. Also, there can be no assurance that the FDA will grant product approval based on the Company's current database and the FDA may require additional clinical trials in the United States before approving AmBisome.

     When a regulatory authority approves the sale of a drug, regulations also govern the manufacturing process and marketing activities and may require post-marketing testing and surveillance programs to monitor the effects of the Company's products. See "-- Products and Markets." Moreover, if regulatory approval of a drug is granted, such approval is likely to entail limitations on the indicated uses for which it may be marketed. Further, even if such regulatory approval is obtained, a marketed drug and its manufacturer are subject to continual review, and discovery of previously unknown problems with a product or manufacturer may result in restrictions on such product or manufacturer, including withdrawal of the product from the market. Regulatory approval of prices is generally required in most foreign countries. In particular, certain European countries will condition their approval of a product on the agreement of the seller not to sell that product for more than a certain price in that country. There can be no assurance that European regulatory authorities will not establish lower prices or that any regulatory action reducing the price of AmBisome or DaunoXome in any country will not have the practical effect of requiring the Company correspondingly to reduce its prices in other countries. There can be no assurance that the resulting prices would be sufficient to generate an acceptable return on the Company's investment in its products.

     NeXstar Pharmaceuticals is aggressively pursuing commercialization in Europe, where regulatory procedures allow for product sales under certain circumstances before final regulatory approvals are obtained. The Company has submitted and will continue to submit requests for approval of AmBisome and DaunoXome with regulatory authorities in other European countries, and a number of these regulatory authorities are actively reviewing the applications. Regulatory procedures and review times vary from country to country. There can be no assurance that any of the Company's pending applications for approvals will be granted or that regulatory actions will be taken in a timely fashion.

     In addition, the Company's manufacturing facilities are subject to inspection and regulation by U.S., foreign and state regulatory agencies. The Company's facilities have been inspected by the FDA, the MCA and the State of California. These agencies may reinspect at any time, and other countries' regulatory authorities may inspect the Company's facilities as well. Furthermore, although the Company's current products do not require an export license, there can be no assurance that export licenses will not be required in the future. See "Manufacturing."

     The Company's research and development involves the controlled use of hazardous materials, chemicals, viruses and various radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company or otherwise adversely affect the Company. NeXstar Pharmaceuticals is subject to numerous environmental and safety laws and regulations, including those governing the use of hazardous materials. In June 1995, the Company was contacted by the U.S. Environmental Protection Agency (the "EPA") informing the Company that it is a potentially responsible party relating to the disposal of the Company's waste products by a third party at a hazardous waste disposal facility. The Company has complied with all requests by the EPA relating to this matter and believes that its environmental liability with respect to this matter is not material; however, there can be no assurance that this matter or any violation of, or the cost of compliance with, environmental and safety laws and regulations will not adversely impact the Company's operations.

EMPLOYEES

     As of May 17, 1996, NeXstar Pharmaceuticals and its subsidiaries employed 445 persons on a full-time basis, of whom 278 were engaged in research, development, clinical research, regulatory affairs, quality control and manufacturing and 167 were engaged in marketing, finance and administration. There can be no assurance that NeXstar Pharmaceuticals will be able to continue to attract and retain qualified personnel in sufficient numbers to meet its needs. NeXstar Pharmaceuticals believes that it maintains good relations with its employees.

PROPERTIES

     The Company's executive offices are located in Boulder, Colorado. The offices, comprising approximately 45,000 square feet, also house research laboratories. NeXstar Pharmaceuticals leases its facility in Boulder subject to a lease which expires in February 1999. The lease can be renewed at the option of NeXstar Pharmaceuticals for two successive five-year periods. NeXstar Pharmaceuticals presently leases 5,260 square feet of industrial space in Boulder, Colorado, which is being prepared as a "current Good Manufacturing Practices" facility for the manufacture of bulk drug substance pharmaceuticals. This lease expires in January 2002 and may be renewed at the option of NeXstar Pharmaceuticals for two successive seven-year periods. NeXstar Pharmaceuticals believes that it will need to expand its facilities to support further growth in its operations, and is evaluating alternatives. See "Use of Proceeds."

     NeXstar Pharmaceuticals also occupies a facility in San Dimas, California under a noncancelable operating lease which expires in May 2003 and has two five-year renewal options. This plant provides 51,500 square feet of space and houses research and development activities, manufacturing and certain administrative functions. The facility has been inspected by the State of California for compliance with "current Good Manufacturing Practices" and is licensed by the State of California for pharmaceutical manufacturing. The license is renewable annually. The existing San Dimas facility has also been licensed for the manufacture of AmBisome and DaunoXome by the MCA and for DaunoXome by the FDA.

     On June 1, 1992, the Company entered into a long-term lease agreement for a new manufacturing facility adjacent to its existing San Dimas facility. The new manufacturing facility, the lease to which expires in November 2003 and has two five-year renewal options, will provide in excess of

70,000 square feet of space, including approximately 45,000 square feet of manufacturing space, and will become the Company's primary injectable pharmaceutical production plant. Construction of the new facility has been completed; however, the facility must go through the validation process required by various regulatory authorities. Validation is designed to establish through documented evidence that a specific manufacturing process in a given facility will consistently produce a product meeting its predetermined specifications and quality characteristics with a degree of assurance acceptable to such regulatory authorities. The preproduction validation process is nearing conclusion and appropriate regulatory amendments listing the new manufacturing site are expected to be filed in the summer of 1996. The MCA has recently determined that the facility is in general compliance with the principles and guidelines of good manufacturing practice and has indicated that it will support the licensing of AmBisome and DaunoXome in the facility. As of March 31, 1996, NeXstar Pharmaceuticals had expended approximately $21.0 million for the development and validation of the new facility and has leased approximately $10.0 million of equipment for use therein. NeXstar Pharmaceuticals anticipates that after March 31, 1996, it has expended or will expend an additional $425,000 for the completion and validation of the new manufacturing facility (exclusive of costs associated with validation batch runs) and the ongoing validation effort in its existing manufacturing facility. The leases for the Company's two San Dimas facilities provide for a combined annual rent of $1.6 million. See "Manufacturing."

                                   MANAGEMENT

     The following table sets forth certain information with respect to the executive officers, directors and key employees of the Company.


                  NAME                    AGE                  POSITION
- ----------------------------------------  ---   --------------------------------------
Lawrence M. Gold, Ph.D. ................  54    Chairman of the Board, Chief
                                                Scientific Officer
Patrick J. Mahaffy......................  33    President, Chief Executive Officer and
                                                  Director
Michael E. Hart.........................  43    Vice President and Chief Financial
                                                  Officer
Michael T. Burke........................  50    Vice President, Business Development
Adam Cochran............................  55    Vice President, General Counsel and
                                                  Secretary
Bruce E. Eaton, Ph.D. ..................  42    Vice President, Chemistry
Crispin G.S. Eley, D. Phil. ............  39    Vice President, Pharmaceutical
                                                  Operations
David W. Flamberg.......................  52    Vice President, Compliance
George B. Herron........................  48    Vice President, Sales and Marketing
Barbara B. Kazmier......................  39    Vice President, Human Resources
Barry A. Polisky, Ph.D. ................  50    Vice President, Drug Discovery
Michael E. Ross, M.D. ..................  50    Vice President, Medical/Regulatory
                                                  Affairs
Paul G. Schmidt, Ph.D. .................  52    Vice President, Drug Delivery Research
John D. Baldeschwieler, Ph.D. ..........  62    Director
James A. Eskridge.......................  53    Director
David I. Hirsh, Ph.D. ..................  57    Director
Rodman W. Moorhead, III.................  52    Director
Carl F. Pollard.........................  57    Director


     Dr. Gold, a founder of the Company, has been director of the Company since its inception in 1991 and has served as Chairman of the Board of Directors since February 1993. He was Executive Vice President of Research and Development of NeXstar Pharmaceuticals from March 1991 to February 1995. In February 1995, Dr. Gold was named Chief Scientific Officer of the Company. Dr. Gold was Chairman of the Department of Molecular, Cellular and Developmental Biology at the University of Colorado at Boulder ("CU") from 1988 to 1992. In addition to his full-time duties at the Company, Dr. Gold serves as a professor at CU where he has been a professor since 1970 and has received the CU Distinguished Lectureship Award. From January 1981 to June 1988, Dr. Gold served as Founder and Co-Director of Research for Synergen, Inc., a biopharmaceutical company located in Boulder, Colorado. Dr. Gold is a recipient of the National Institutes of Health Merit Award and Career Development Award. Dr. Gold received an A.B. in Biochemistry from Yale University and a Ph.D. degree in Biochemistry from the University of Connecticut. Dr. Gold is a member of the National Academy of Sciences.

     Mr. Mahaffy has been President and Chief Executive Officer of NeXstar Pharmaceuticals since June 1992 and has served as a director since the Company's inception in 1991. Prior to joining NeXstar Pharmaceuticals, Mr. Mahaffy was employed beginning in 1986 by E.M. Warburg, Pincus & Co., Inc. ("Warburg"), a privately held venture banking firm, where he last served as a Vice President. Mr. Mahaffy received a B.A. in International Affairs from Lewis and Clark College and an M.A. in International Affairs from Columbia University.

     Mr. Hart served as Executive Vice President and Chief Financial Officer of Vestar from November 1990 to February 1995. In February 1995, Mr. Hart was named Vice President and Chief

Financial Officer of NeXstar Pharmaceuticals. He was employed by Avantek, Inc. as Treasurer and Director of Finance from June 1982 through November 1990. From May 1980 to June 1982, he was employed by Magnuson Computer Systems as Assistant Treasurer. Prior to 1980, Mr. Hart was employed by Memorex Corporation where he held various financial positions. Mr. Hart received a B.A. in Business Economics and a B.A. in Geography from the University of California at Santa Barbara. He received an M.B.A. from California State University, Fresno.

     Mr. Burke was President and Director of Supragen from November 1994 until he became Vice President, Business Development of the Company in September 1995. From 1974 until November 1994, he was with Burroughs Wellcome Co., serving in a number of positions including Licensing Director from May 1993 until November 1994 and Licensing Manager from January 1990 until May 1993. Mr. Burke has a B.S. in Chemistry from the New Mexico Institute of Mining and Technology and an M.S. in Chemistry from the University of Colorado.

     Mr. Cochran has served as Vice President and General Counsel of NeXstar Pharmaceuticals since February 1995, after serving as Vice President and General Counsel of Vestar since 1994. He was elected Secretary of the Company in March 1996. From 1988 until 1994, he was Vestar's Patent Counsel. Prior to August 1988, Mr. Cochran was a partner in the law firm of Nilsson, Robbins in Los Angeles. He received a B.A. in Chemistry and in Business Administration from Hanover College in 1962, and has a Master's degree from Purdue University and a Juris Doctor from Loyola University of Chicago.

     Dr. Eaton has been Vice President, Chemistry of NeXstar Pharmaceuticals since January 1, 1995. During 1994, he was the Company's Director of Medicinal Chemistry. From 1989 to 1994, he was an Assistant Professor and in 1995 an Associate Professor of Chemistry at Washington State University. From 1986 to 1989, Dr. Eaton was a Research Chemist at Amoco Corporation studying the computer aided design and synthesis of macromolecules. From 1981 to 1986, he was a consultant and Research Associate in bioconjugate chemistry with HANA Biologics. Dr. Eaton has a B.S. degree in Biology, a B.S. in Chemistry and an M.S. in Organic Chemistry from the University of Oregon, Eugene. He received a Ph.D. in Organic Chemistry from the University of California, Berkeley.

     Dr. Eley served as the Vice President of Product Development of Vestar from March 1993 until February 1995 when he was appointed the Vice President, Pharmaceutical Operations of NeXstar Pharmaceuticals. From August 1985 until March 1993, Dr. Eley held the following positions with Vestar: Senior Research Scientist (August 1985 until March 1988), Director, Chemistry Research (March 1988 until March 1989), Director, Chemistry (March 1989 until January 1992) and Senior Director, Product Development (January 1992 until March 1993). Dr. Eley has a B.A. in Chemistry and a D.Phil. in Chemistry from Oxford University.

     Mr. Flamberg served as Vice President of Compliance of Vestar from January 1994 until February 1995 when he was appointed Vice President, Compliance of NeXstar Pharmaceuticals. Mr. Flamberg served as Director, QA/QC of Vestar from 1986 to 1990 and as Vestar's Senior Director of Compliance from 1990 to 1994. Prior to joining Vestar in 1986, Mr. Flamberg spent 20 years serving in a variety of posts in pharmaceutical quality operations and product development for Ben Venue Laboratories, Inc. in Bedford, Ohio. Mr. Flamberg holds a B.S. in Chemistry-Biology from Bucknell University and an M.B.A. from Baldwin-Wallace College.

     Mr. Herron has been Vice President, Sales and Marketing of the Company since July 1995 after having served as Senior Director, Marketing of the Company from February 1995 until June 1995. From April 1990 until March 1993, he was the General Manager of Vestar's United Kingdom office and from April 1993 until February 1995, he was Senior Director, Marketing of Vestar. Prior to joining Vestar, Mr. Herron held several senior marketing positions for various pharmaceutical companies, including Kirby-Warrick Pharmaceuticals Ltd. (August 1986 until November 1989), Schering Corporation (September 1984 until August
1986), Novo Laboratories (November 1982 until July 1984) and Smith Kline & French Laboratories (January 1975 until November 1982). Mr. Herron received a B.S. from Queen's University in Belfast, Northern Ireland.

     Ms. Kazmier has been Vice President, Human Resources of the Company since December 1995 after having served as Director, Human Resources of the Company from August 1994 until December 1995. From October 1987 until August 1994, Ms. Kazmier served in various human resources management positions at Syntex Chemicals, Inc. Ms. Kazmier has a B.A. from Metropolitan State College and an M.S. in Management and Organization from the University of Colorado.

     Dr. Polisky served as Vice President of Research of NeXstar Pharmaceuticals from August 1993 to February 1995 when he was named Vice President, Drug Discovery. Prior to that time, he was Associate Director of Research at NeXstar Pharmaceuticals beginning in July 1992. Prior to coming to NeXstar Pharmaceuticals, Dr. Polisky was an Assistant, Associate, then full Professor of Biology at Indiana University during the period 1977 to 1992, where he also chaired the Molecular, Cell and Developmental Biology Program. Dr. Polisky received a B.A. in Biochemistry from the University of Chicago and his Ph.D. in Molecular Biology from the University of Colorado at Boulder.

     Dr. Ross served as Vestar's Executive Vice President, Medical/Regulatory Affairs from December 1991 to February 1995 at which time he was named Vice President, Medical/Regulatory Affairs of NeXstar Pharmaceuticals. Immediately prior to joining Vestar, Dr. Ross served as Director, Portfolio Development, Oncology, for Eastman Pharmaceutical/Sterling Drug ("Eastman"), a position he had held since 1990. Between 1987 and 1990, Dr. Ross was a Director of Clinical Research, Oncology, for Eastman, and between 1985 and 1987 he was employed as a clinical scientist for Lilly. Dr. Ross received an A.B. in Chemistry from Yale University, an M.D. from Harvard Medical School and an M.B.A. from Villanova University. He is a member of the American College of Physicians and the American Society of Clinical Oncology. He is board certified in internal medicine and medical oncology.

     Dr. Schmidt served as Executive Vice President, Research Operations of Vestar from March 1993 to February 1995. In February 1995, Dr. Schmidt was named Vice President, Drug Delivery Research of NeXstar Pharmaceuticals. From December 1988 to July 1991, Dr. Schmidt was Vestar's Vice President, Research and Development and from July 1991 until March 1993, he was Vestar's Executive Vice President, Research and Development. Prior to joining Vestar in 1983, he served as Associate Professor of Biochemistry and Molecular Biology at Oklahoma Medical Research Foundation where he received a Research Career Development Award from the National Institutes of Health, and as Assistant Professor of Chemistry and Biochemistry at the University of Illinois, Urbana. Dr. Schmidt received a B.S. in Chemistry from Pomona College and a Ph.D. in Physical Chemistry from Stanford University. He is a member of the American Chemical Society and the American Society of Biochemistry and Molecular Biology. From 1984 until 1992, Dr. Schmidt was a Visiting Associate at the California Institute of Technology.

     Dr. Baldeschwieler is a founder of Vestar and served as Chairman of the Vestar Board of Directors from Vestar's inception in April 1981 to January 1993 and as a director through February 1995. He has served as a director of NeXstar Pharmaceuticals since February 1995. He is currently a Professor of Chemistry at the California Institute of Technology and was Chairman of the Division of Chemistry and Chemical Engineering from 1973 to 1978. Dr. Baldeschwieler was Deputy Director of the Office of Science and Technology, Executive Office of the President from 1971 to 1973, and previously served on the faculties of Stanford and Harvard Universities. He received a Ph.D. in Physical Chemistry from the University of California at Berkeley. Dr. Baldeschwieler is a member of the National Academy of Sciences and the American Philosophical Society.


     Mr. Eskridge served as a director of Vestar from July 1992 to February 1995. He was appointed a director of NeXstar Pharmaceuticals in February 1995. Mr. Eskridge has been Senior Consultant for Mattel, Inc. since March 1996 and from January 1996 to March 1996, he was Group President, Mattel Worldwide. From April 1995 to December 1995, Mr. Eskridge was the Group President-U.S., Mattel, Inc. and Fisher-Price, Inc. and from November 1993 until April 1995 he was the President and Chief Executive Officer of Fisher-Price, Inc. From 1988 to November 1993, Mr. Eskridge served as the Executive Vice President and Chief Financial and Administrative Officer of Mattel, Inc. Mr. Eskridge is a director of Golden Family Entertainment.

     Dr. Hirsh has been a director of NeXstar Pharmaceuticals since February 1993. He currently is the Robert Wood Johnson, Jr. Professor and Chairman of the Department of Biochemistry and Molecular Biology at Columbia University's College of Physicians and Surgeons. Dr. Hirsh has been a professor at Columbia University since July 1990. Dr. Hirsh received a B.A. in Biology from Reed College and a Ph.D. in Biochemistry from Rockefeller University.

     Mr. Moorhead has served as a director of NeXstar Pharmaceuticals since June 1992 and was a director of Vestar from 1984 to February 1995. He has been employed since 1973 by Warburg, where he currently serves as a Senior Managing Director. He is a director of Value Health, Inc., a managed health care company, and a number of privately held companies. Mr. Moorhead received an A.B. and an M.B.A. from Harvard University. He is a Trustee of The Taft School and a member of the Overseers' Committee on University Resources, Harvard College.


     Mr. Pollard served as a director of Vestar from October 1989 to February 1995. He was appointed a director of NeXstar Pharmaceuticals in February 1995. Since January 1995, Mr. Pollard has been the owner and operator of Hermitage Farm, a thoroughbred breeding operation. From 1991 to 1993, Mr. Pollard served as President and Chief Operating Officer of Humana, Inc. ("Humana"). In March 1993, Mr. Pollard was elected Chairman and Chief Executive Officer of Galen Health Care, Inc., a hospital company spun-off from Humana. In connection with a reorganization of Galen Health Care, Mr. Pollard served as the Chairman of Columbia/HCA Healthcare Corporation from September 1993 to February 1994. From 1984 to 1991, Mr. Pollard was the Senior Executive Vice President of Humana. He joined Humana in 1968 as its Chief Financial Officer and assumed responsibility as Executive Vice President and President of the Hospital Division of Humana in 1977. Prior to his association with Humana, Mr. Pollard was a partner with Coopers & Lybrand, an international public accounting firm. Mr. Pollard is also a member of the Board of Directors of Churchill Downs Incorporated, National City Bank, Kentucky, and the University of Kentucky's Business Partnership Foundation and is President of the Kentucky Derby Museum Board.


                          DESCRIPTION OF CAPITAL STOCK


     The Company's authorized capital stock consists of 50,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"). At June 10, 1996, there were 26,322,385 shares of Common Stock issued and outstanding and an additional 3,289,305 shares of Common Stock were subject to outstanding warrants and options (of which 2,016,893 are currently exercisable), and no shares of Preferred Stock were outstanding.


COMMON STOCK


     Subject to such preferential rights as may be determined by the Board of Directors in the future in connection with the issuance of shares of Preferred Stock, holders of the Common Stock are entitled to cast one vote on all matters, to receive such dividends as may be declared by the Board of Directors out of legally available funds and to share ratably in any distribution of the Company's assets, after payment of all debts and other liabilities, upon liquidation, dissolution or winding up. The holders of the Common Stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the Common Stock. The Common Stock currently outstanding is, and the Common Stock to be issued and sold by the Company hereunder will be, duly and validly issued, fully paid and nonassessable. As of June 10, 1996, there were approximately 579 holders of record of the Common Stock.


PREFERRED STOCK

     The Certificate of Incorporation of the Company provides that the Board of Directors has the authority, without further action of stockholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series, of which 4,977,102 shares are available for issuance by the Company. The

Company previously issued a total of 22,898 shares of Preferred Stock which were converted into shares of Common Stock in connection with the Company's initial public offering and are no longer available for issuance by the Company. The Board of Directors is authorized to determine the rights, preferences, privileges and restrictions granted to and imposed upon the Preferred Stock or any series thereof with respect to any wholly unissued class or series of the Preferred Stock, and to fix the number of shares of any series of the Preferred Stock and the designation of any such series of Preferred Stock. These rights and privileges could adversely affect the voting power of holders of the Common Stock, and the authority of the Board of Directors to issue the Preferred Stock without further stockholder approval could have the effect of delaying, deferring or preventing a change in control of the Company.

WARRANTS


     As of June 10, 1996, there were warrants outstanding to purchase an aggregate of 1,168,372 shares of Common Stock at an average weighted exercise price of $5.31 per share. The exercise price of the warrants ranges from $4.09 to $32.54 per share of Common Stock with expiration dates from March 31, 1997 until November 30, 2003. The warrants include a warrant to acquire 1,035,294 shares of Common Stock held by Warburg, Pincus Capital Partners, L.P. which terminates on December 31, 1997.


REGISTRATION RIGHTS


     As of June 10, 1996, the holders of 5,395,625 shares of NeXstar Pharmaceuticals Common Stock were entitled to certain demand and piggyback registration rights. The registration rights relate to stock sold by the Company prior to its initial public offering in January 1994. Additionally, there are certain piggyback registration rights in connection with warrants which can be exercised for an aggregate of 89,974 shares of Common Stock, demand registration rights in connection with warrants which can be exercised for an aggregate of 19,526 shares of Common Stock and demand and piggyback registration rights in connection with warrants which can be exercised for 1,037,752 shares of Common Stock. The exercise price of the warrants with registration rights ranges from $4.09 to $32.54 per share with expiration dates from March 31, 1997 until November 19, 2003.


CERTAIN PROVISIONS OF DELAWARE LAW

     The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law ("Delaware Law"). In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in the Delaware Law) with a Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting or stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation and shares held by certain employee stock ownership plans); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

LIMITATION OF LIABILITY

     The Company's Certificate of Incorporation provides that to the fullest extent permitted by Delaware Law, a Director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director. Under current Delaware Law, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provision of the Company's Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Company's Certificate of Incorporation provides that the Company shall indemnify its directors, officers, employees and agents against losses incurred by any such person by reason of the fact that such person was acting in such capacity.

TRANSFER AGENT AND REGISTRAR


     The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services.

                                  UNDERWRITING


     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their Representatives, Alex. Brown & Sons Incorporated, Smith Barney Inc., Vector Securities International, Inc. and SBC Warburg Inc., have severally agreed to purchase from the Company the following respective numbers of shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:



                                                                                NUMBER
                                  UNDERWRITERS                                 OF SHARES
    Alex. Brown & Sons Incorporated..........................................
    Smith Barney Inc.........................................................
    Vector Securities International, Inc.....................................
    SBC Warburg Inc..........................................................

                                                                               ---------
              Total..........................................................  2,500,000
                                                                               =========


     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of Common Stock offered hereby if any of such shares are purchased.

     The Company has been advised by the Representatives of the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $ per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $ per share to certain other dealers. After the public offering, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

     The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 375,000 additional shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 2,500,000 and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 2,500,000 shares are being offered.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     All of the officers and directors of the Company, as well as Warburg and its affiliates, will agree that, except under certain circumstances, for a period of 90 days after the date of this Prospectus, they will not, without the prior written consent of Alex. Brown & Sons Incorporated, directly or indirectly, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any Common Stock (including without limitation, shares of Common Stock, which may be deemed to be beneficially owned by such holders) or any securities convertible into or exercisable or exchangea-ble for such Common Stock or in any manner transfer all or a portion of the economic consequences associated with the ownership of the Common Stock.

     The Company has agreed that, for a period of 90 days from the date of this Prospectus, it will not, without prior written consent of Alex. Brown & Sons Incorporated, directly or indirectly, offer, sell, sell short, or otherwise dispose of any shares of Common Stock of the Company or other securities convertible into or exchangeable or exercisable for shares of Common Stock or derivative of Common Stock of the Company, or agree to do any of the foregoing (except pursuant to its stock plans).


     In connection with this offering, certain Underwriters and selling group members (if any) or their respective affiliates who are qualified registered market markers on the Nasdaq National Market may have engaged in passive market making transactions in the Common Stock of the Company on the Nasdaq National Market in accordance with Rule 10b-6A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), during the two business day period before commencement of offers or sales of the Common Stock. The passive market making transactions must comply with applicable volume and price limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.


     In connection with the Company's acquisition of Supragen, Inc., one of the Representatives, Vector Securities International, Inc. ("Vector"), was employed by the Company to perform certain financial analyses and to deliver an opinion to the Company's Board of Directors that the amount paid for Supragen, Inc. was fair to NeXstar Pharmaceuticals from a financial point of view. For the services it performed, Vector was paid $100,000. In connection with the Company's private sale of 1,425,000 shares of Common Stock to a group of private investors, completed on February 13, 1996, Vector received a placement fee of $1.3 million and was reimbursed for expenses of $75,000.

                                 LEGAL MATTERS

     Certain legal matters with respect to the shares of Common Stock offered hereby will be passed upon for the Company by Willkie Farr & Gallagher, New York, New York. Certain legal matters relating to this offering will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. A member of the firm of Willkie Farr & Gallagher owns 2,440 shares of the Company's Common Stock.

                                    EXPERTS

     The consolidated financial statements of the Company at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, the Company's Form 8-K, dated April 8, 1996, and the Company's Form 8-A as declared effective on January 28, 1994 filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this Prospectus except as superseded or modified herein or therein.


     All documents filed with the Commission by NeXstar Pharmaceuticals pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus. NeXstar Pharmaceuticals will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to the Director, Corporate Communications at the Company's principal executive offices at 2860 Wilderness Place, Boulder, Colorado 80301, telephone number (303) 444-5893.


                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and may be available at the following Regional Offices of the Commission: Chicago Regional Office, CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621; and New York Regional Office, 7th World Trade Center, 14th Floor, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is traded on the Nasdaq National Market. The foregoing material also should be available for inspection at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission under the Securities Act, a Registration Statement on Form S-3 with respect to the shares of Common Stock offered hereby, of which this Prospectus forms a part. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement, including the exhibits thereto, for further information with respect to the Company and the securities offered hereby. Statements contained in this Prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, DC 20549.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the following: general economic and business conditions; competition; technological advances; ability to obtain rights to technology; ability to obtain and enforce patents; ability to commercialize and manufacture products; results of clinical studies; results of research and development activities; business abilities and judgment of personnel; availability of qualified personnel; changes in, or failure to comply with, governmental regulations; ability to obtain adequate financing in the future; and other factors referenced in this Prospectus. See "Risk Factors."

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
NeXstar Pharmaceuticals, Inc.

     We have audited the accompanying consolidated balance sheets of NeXstar Pharmaceuticals, Inc. as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NeXstar Pharmaceuticals, Inc. at December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

Denver, Colorado
February 16, 1996

                         NEXSTAR PHARMACEUTICALS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                        DECEMBER 31,             MARCH 31,
                                                ----------------------------   -------------
                                                    1994           1995            1996
                                                ------------   -------------   -------------
                                                                                (UNAUDITED)
Current assets:
  Cash and cash equivalents...................  $  7,605,000   $  20,893,000   $  22,807,000
  Marketable securities.......................    32,679,000       5,841,000      23,356,000
  Accounts receivable.........................    13,954,000      18,315,000      19,788,000
  Inventories.................................     5,898,000       9,469,000      10,372,000
  Prepaid expenses and other..................     3,016,000       1,948,000       1,620,000
                                                ------------   -------------   -------------
Total current assets..........................    63,152,000      56,466,000      77,943,000
Equipment and leasehold improvements --
  net of accumulated depreciation and
  amortization................................    42,162,000      43,001,000      42,321,000
Deposits......................................     5,806,000         200,000         244,000
Investments in life science enterprises.......     4,822,000       3,950,000       3,950,000
Patent and trademark costs, net of accumulated
  amortization of $349,000, $461,000 and
  $566,000 at December 31, 1994 and 1995 and
  March 31, 1996, respectively................     3,142,000       3,732,000       3,949,000
Purchased technology, net of accumulated
  amortization of $480,000, $1,485,000 and
  $1,736,000 at December 31, 1994 and 1995 and
  March 31, 1996, respectively................     4,020,000       3,015,000       2,764,000
Other noncurrent assets, net of allowance of
  $2,430,000 at December 31, 1995 and March
  31, 1996....................................     3,823,000       2,085,000       1,870,000
                                                ------------   -------------   -------------
Total assets..................................  $126,927,000   $ 112,449,000   $ 133,041,000
                                                ============   =============   =============
                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings.......................  $  2,950,000   $   3,500,000   $   5,000,000
  Accounts payable............................     3,945,000       6,789,000       4,907,000
  Accrued compensation and employee
     benefits.................................     1,954,000       2,704,000       2,470,000
  Accrued retirement agreement expense........     3,939,000         101,000          73,000
  Other accrued expenses......................     2,838,000       3,890,000       4,256,000
  Current portion of capital lease
     obligations..............................     3,323,000       4,313,000       4,451,000
                                                ------------   -------------   -------------
Total current liabilities.....................    18,949,000      21,297,000      21,157,000
Capital lease obligations.....................    10,500,000       9,848,000       9,689,000
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $1.00 par value; 5,000,000
     shares authorized
  Common stock, $.01 par value; 50,000,000
     shares authorized; issued and outstanding
     shares -- 22,927,609 in 1994, 24,377,192
     in 1995 and 26,065,321 at March 31,
     1996.....................................       229,000         244,000         261,000
  Additional paid-in capital..................   163,966,000     184,290,000     211,431,000
  Deferred compensation.......................      (353,000)       (235,000)       (207,000)
  Accumulated deficit.........................   (66,364,000)   (102,995,000)   (109,290,000)
                                                ------------   -------------   -------------
Total stockholders' equity....................    97,478,000      81,304,000     102,195,000
                                                ------------   -------------   -------------
Total liabilities and stockholders' equity....  $126,927,000   $ 112,449,000   $ 133,041,000
                                                ============   =============   =============

          See accompanying notes to consolidated financial statements.

                         NEXSTAR PHARMACEUTICALS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                               THREE MONTHS ENDED MARCH
                                        YEARS ENDED DECEMBER 31,                         31,
                              --------------------------------------------    --------------------------
                                  1993            1994            1995           1995           1996
                              ------------    ------------    ------------    -----------    -----------
                                                                                     (UNAUDITED)
Revenues:
  Product revenues..........  $ 30,518,000    $ 43,967,000    $ 57,770,000    $11,894,000    $17,545,000
  Collaborative agreements
    and contracts...........     2,098,000       4,054,000       2,920,000        751,000        579,000
  Interest income...........     2,424,000       2,409,000       1,736,000        555,000        433,000
                              ------------    ------------    ------------    -----------    -----------
Total revenues..............    35,040,000      50,430,000      62,426,000     13,200,000     18,557,000
                              ------------    ------------    ------------    -----------    -----------
Expenses:
  Cost of goods sold........     5,024,000       8,091,000      13,246,000      2,569,000      3,819,000
  Research and development..    24,574,000      31,595,000      39,662,000      8,242,000     11,176,000
  Selling, general and
    administrative..........    16,279,000      22,108,000      32,994,000      7,280,000      9,463,000
  Purchased research and
    development.............            --              --      11,824,000             --             --
  Retirement agreement
    expense.................            --       4,097,000              --             --             --
  Interest expense..........       308,000         587,000       1,148,000        337,000        285,000
                              ------------    ------------    ------------    -----------    -----------
Total expenses..............    46,185,000      66,478,000      98,874,000     18,428,000     24,743,000
                              ------------    ------------    ------------    -----------    -----------
Loss before provision for
  income taxes..............   (11,145,000)    (16,048,000)    (36,448,000)    (5,228,000)    (6,186,000)
Provision for income
  taxes.....................       167,000         159,000         183,000         52,000        110,000
                              ------------    ------------    ------------    -----------    -----------
Net loss....................  $(11,312,000)   $(16,207,000)   $(36,631,000)   $(5,280,000)   $(6,296,000)
                              ============    ============    ============    ===========    ===========
Net loss per share..........  $      (0.53)   $      (0.71)   $      (1.57)   $     (0.23)   $     (0.25)
                              ============    ============    ============    ===========    ===========
Shares used in computing net
  loss per share............    21,336,000      22,825,000      23,374,000     22,941,000     25,065,000
                              ============    ============    ============    ===========    ===========

          See accompanying notes to consolidated financial statements.

                         NEXSTAR PHARMACEUTICALS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                           PREFERRED STOCK         COMMON STOCK         ADDITIONAL                                      TOTAL
                          ------------------   ---------------------     PAID-IN        DEFERRED      ACCUMULATED    STOCKHOLDERS'
                          SHARES     AMOUNT      SHARES      AMOUNT      CAPITAL      COMPENSATION      DEFICIT         EQUITY
                          -------   --------   ----------   --------   ------------   ------------   -------------   ------------
Balance at December 31,
  1992..................   15,046   $ 15,000   15,188,871   $141,000   $128,615,000    $       --    $ (38,845,000)  $89,926,000
  Issuance of common
    stock for cash......       --         --      245,771      2,000        231,000            --               --       233,000
  Issuance of Series D
    convertible
    preferred stock for
    cash................    5,471      5,000           --         --     10,037,000            --               --    10,042,000
  Issuance of Series E
    convertible
    preferred stock for
    cash................    2,381      2,000           --         --      4,635,000            --               --     4,637,000
  Effect of 1.7-for-1
    common stock split
    effected as a stock
    dividend............       --         --           --     12,000        (12,000)           --               --            --
  Stock repurchases.....       --         --     (279,400)    (3,000)    (2,574,000)           --               --    (2,577,000)
  Deferred compensation
    related to grants of
    stock and options...       --         --           --         --        789,000      (789,000)              --            --
  Amortization of
    deferred
    compensation........       --         --           --         --             --       319,000               --       319,000
  Net loss..............       --         --           --         --             --            --      (11,312,000)  (11,312,000)
                          -------    -------   ----------   --------   ------------     ---------    -------------   ------------
Balance at December 31,
  1993..................   22,898     22,000   15,155,242    152,000    141,721,000      (470,000)     (50,157,000)   91,268,000
  Issuance of common
    stock for cash......       --         --    2,147,784     21,000     21,115,000            --               --    21,136,000
  Conversion of
    preferred stock upon
    initial public
    offering............  (22,898)   (22,000)   5,655,396     56,000        (34,000)           --               --            --
  Stock repurchases.....       --         --      (50,422)        --             --            --               --            --
  Employee stock
    purchase plan.......       --         --        6,009         --         29,000            --               --        29,000
  Option exercises......       --         --       13,600         --         15,000            --               --        15,000
  Amortization of
    deferred
    compensation........       --         --           --         --             --       117,000               --       117,000
  Compensation
    expense.............       --         --           --         --      1,120,000            --               --     1,120,000
  Net loss..............       --         --           --         --             --            --      (16,207,000)  (16,207,000)
                          -------    -------   ----------   --------   ------------     ---------    -------------   ------------
Balance at December 31,
  1994..................       --         --   22,927,609    229,000    163,966,000      (353,000)     (66,364,000)   97,478,000
  Issuance of common
    stock for cash......       --         --      309,861      3,000      5,093,000            --               --     5,096,000
  Retirement agreement
    transfer............       --         --           --         --      1,688,000            --               --     1,688,000
  Issuance of common
    stock for purchase
    of Supragen, Inc....       --         --      751,597      8,000     12,018,000            --               --    12,026,000
  Stock repurchases.....       --         --       (1,156)        --             --            --               --            --
  Employee stock
    purchase plan.......       --         --       46,600      1,000        306,000            --               --       307,000
  Option exercises......       --         --      198,328      2,000        553,000            --               --       555,000
  Warrant exercises.....       --         --      144,353      1,000        666,000            --               --       667,000
  Amortization of
    deferred
    compensation........       --         --           --         --             --       118,000               --       118,000
  Net loss..............       --         --           --         --             --            --      (36,631,000)  (36,631,000)
                          -------    -------   ----------   --------   ------------     ---------    -------------   ------------
Balance at December 31,
  1995..................       --         --   24,377,192    244,000    184,290,000      (235,000)    (102,995,000)   81,304,000
  Issuance of common
    stock for cash......       --         --    1,429,132     14,000     24,960,000            --               --    24,974,000
  Retirement agreement
    transfer............       --         --           --         --         28,000            --               --        28,000
  Option exercises......       --         --      234,838      3,000      2,044,000            --               --     2,047,000
  Warrant exercises.....       --         --       24,159         --        109,000            --               --       109,000
  Amortization of
    deferred
    compensation........       --         --           --         --             --        28,000               --        28,000
  Net loss..............       --         --           --         --             --            --       (6,295,000)   (6,295,000)
                          -------    -------   ----------   --------   ------------     ---------    -------------   ------------
Balance at March 31,
  1996 (unaudited)......       --         --   26,065,321   $261,000   $211,431,000    $ (207,000)   $(109,290,000)  $102,195,000
                          =======    =======   ==========   ========   ============     =========    =============   ============

          See accompanying notes to consolidated financial statements.

                         NEXSTAR PHARMACEUTICALS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           THREE MONTHS ENDED MARCH
                                                    YEARS ENDED DECEMBER 31,                          31,
                                          --------------------------------------------    ---------------------------
                                              1993            1994            1995           1995            1996
                                          ------------    ------------    ------------    -----------    ------------
                                                                                                  (UNAUDITED)
OPERATING ACTIVITIES
Net loss................................. $(11,312,000)   $(16,207,000)   $(36,631,000)   $(5,280,000)   $ (6,296,000)
Adjustments to reconcile net loss to net
  cash used in operating activities:
  Depreciation and amortization..........    2,358,000       4,160,000       9,791,000      2,181,000       3,103,000
  Compensation expense related to grant
    of options and sales of stock,
    including amortization of deferred
    compensation.........................      319,000       1,237,000         118,000         30,000          28,000
  Retirement agreement expense...........           --       3,939,000              --             --              --
  Purchased research and development.....           --              --      11,824,000             --              --
  Allowance for loan loss................           --              --       2,430,000             --              --
  Other..................................      332,000         140,000         487,000       (330,000)        (60,000)
  Changes in operating assets and
    liabilities:
    Accounts receivable..................   (2,472,000)     (4,811,000)     (4,361,000)    (1,812,000)     (1,480,000)
    Inventories..........................   (1,578,000)        163,000      (3,571,000)    (1,390,000)       (903,000)
    Prepaid expenses and other...........   (1,046,000)       (430,000)      1,082,000      1,264,000         395,000
    Other noncurrent assets..............     (128,000)        (88,000)       (141,000)       (40,000)        142,000
    Short-term borrowings................           --       2,950,000         550,000       (400,000)      1,500,000
    Accounts payable.....................    1,307,000        (742,000)      2,527,000      2,686,000      (1,082,000)
    Accrued compensation and employee
      benefits...........................      903,000         912,000         846,000       (244,000)       (266,000)
    Accrued retirement agreement.........           --              --      (2,150,000)            --              --
    Other accrued expenses...............    1,859,000      (1,156,000)        671,000        (68,000)        366,000
                                          ------------    ------------    ------------    -----------    ------------
Net cash used in operating activities....   (9,458,000)     (9,933,000)    (16,528,000)    (3,403,000)     (4,553,000)
INVESTING ACTIVITIES
Maturities (purchases) of marketable
  securities, net........................   23,535,000      (4,577,000)     26,838,000     11,094,000     (17,515,000)
Additions to equipment and leasehold
  improvements...........................  (15,799,000)    (23,695,000)     (8,663,000)    (3,656,000)     (2,837,000)
Cash acquired from purchase of Supragen,
  Inc....................................           --              --         418,000             --              --
Reductions (additions) to deposits.......      (62,000)     (5,633,000)      5,606,000             --              --
Reductions (additions) to investments in
  life sciences enterprises, net.........   (1,024,000)     (3,286,000)             --         87,000              --
Additions to patent costs................     (707,000)       (626,000)       (702,000)      (161,000)       (322,000)
Additions to purchased technology........   (1,500,000)             --              --             --              --
Additions to other noncurrent assets.....   (1,328,000)     (2,309,000)             --       (333,000)             --
                                          ------------    ------------    ------------    -----------    ------------
Net cash provided by (used in) investing
  activities.............................    3,115,000     (40,126,000)     23,497,000      7,031,000     (20,674,000)
FINANCING ACTIVITIES
Proceeds from sale-leaseback
  transactions...........................    1,257,000      12,197,000       3,382,000        614,000       1,091,000
Payments on capital lease obligations....   (1,234,000)     (2,106,000)     (3,592,000)      (823,000)     (1,112,000)
Stock repurchases........................   (2,577,000)             --              --             --              --
Proceeds from sale of preferred stock....   14,679,000              --              --             --              --
Proceeds from sale of common stock, net
  of offering costs......................      233,000      21,180,000       6,529,000         26,000      27,162,000
                                          ------------    ------------    ------------    -----------    ------------
Net cash provided by (used in) financing
  activities.............................   12,358,000      31,271,000       6,319,000       (183,000)     27,141,000
                                          ------------    ------------    ------------    -----------    ------------
Net increase (decrease) in cash and cash
  equivalents............................    6,015,000     (18,788,000)     13,288,000      3,445,000       1,914,000
Cash and cash equivalents at beginning of
  period.................................   20,378,000      26,393,000       7,605,000      7,605,000      20,893,000
                                          ------------    ------------    ------------    -----------    ------------
Cash and cash equivalents at end of
  period................................. $ 26,393,000    $  7,605,000    $ 20,893,000    $11,050,000    $ 22,807,000
                                          ============    ============    ============    ===========    ============

                                                        (continued on next page)

                         NEXSTAR PHARMACEUTICALS, INC.

                                                           YEARS ENDED DECEMBER 31,
                                                 --------------------------------------------
                                                     1993            1994            1995
                                                 ------------    ------------    ------------
Supplemental disclosures of cash flow
  information:
  Income taxes paid...........................   $    122,000    $    111,000    $    235,000
Supplemental schedule of non-cash activities:
  Capital lease additions.....................        615,000              --              --
  Purchase of equipment and leasehold
     improvements through accounts payable....             --       1,300,000       1,500,000
  Deferred offering costs accrued.............        403,000              --              --
  Deferred compensation.......................        789,000              --              --
  Issuance of common stock through director
     deferred compensation plan...............             --              --          96,000
  Accrued retirement agreement................             --              --       1,688,000
Details of Supragen, Inc. acquisition:
  Fair value of assets acquired...............             --              --    $  1,248,000
  Purchased research and development..........             --              --      11,824,000
  Liabilities assumed.........................             --              --      (1,046,000)
  Stock issued................................             --              --     (12,026,000)
                                                 ------------    ------------    ------------
  Cash paid...................................             --              --              --
  Add: cash acquired..........................             --              --         418,000
                                                 ------------    ------------    ------------
  Cash acquired from purchase of Supragen,
     Inc......................................             --              --    $    418,000
                                                 ============    ============    ============

          See accompanying notes to consolidated financial statements.

                         NEXSTAR PHARMACEUTICALS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

               (INFORMATION PERTAINING TO THE THREE MONTHS ENDED
     MARCH 31, 1995 AND 1996 AND SUBSEQUENT TO MARCH 31, 1996 IS UNAUDITED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business

     NeXstar Pharmaceuticals, Inc., a Delaware corporation ("NeXstar Pharmaceuticals" or the "Company"), is a leading biopharmaceutical company engaged in the discovery, development, manufacture and marketing of proprietary pharmaceutical products to treat life-threatening and other serious diseases. NeXstar Pharmaceuticals was formed in 1991 as NeXagen, Inc. On October 30, 1994, the Company, Neptune Merger-Sub Corp. ("Neptune"), a wholly-owned subsidiary of the Company, and Vestar, Inc., a Delaware corporation ("Vestar"), entered into an Agreement and Plan of Merger pursuant to which Neptune agreed to merge with and into Vestar (the "Merger"). On February 21, 1995, the Merger was effected, as a result of which, Vestar became a wholly-owned subsidiary of NeXstar Pharmaceuticals. Each outstanding share of Vestar common stock was converted into the right to receive 0.88 shares of NeXstar Pharmaceuticals common stock. Accordingly, the Company issued or will issue 12,285,844 shares of its common stock for all the outstanding shares of Vestar common stock. Additionally, outstanding options and warrants to purchase Vestar common stock were converted to options and warrants to acquire 3,220,724 shares of the Company's common stock. Rights to receive Vestar common stock under a deferred compensation plan were also converted to rights to receive 16,511 shares of common stock of the Company. The Merger has been accounted for as a pooling of interests. On September 30, 1995, Vestar was merged with and into the Company and Vestar ceased its existence as a separate corporation.

     Prior to the Merger, NeXstar Pharmaceuticals was primarily engaged in the discovery and development of novel oligonucleotide-based pharmaceuticals. As a result of the Merger, the Company combined its drug discovery program and financial resources with Vestar's proprietary drug delivery technology, existing products and product pipeline, and Vestar's manufacturing, marketing and regulatory capabilities.

     On September 8, 1995, the Company completed its acquisition of all of the equity interests of Supragen, Inc. ("Supragen") for $12 million in the form of 751,597 shares of the Company's common stock. Following the acquisition, Supragen became a wholly-owned subsidiary of the Company. The acquisition has been accounted for as a purchase. As a result of the Supragen acquisition, the Company has recorded a one-time, non-cash charge of purchased research and development in its 1995 third quarter results of operations of $11.8 million. On December 31, 1995, Supragen was merged with and into the Company and Supragen ceased its existence as a separate corporation. Supragen's primary focus has been in research and development of novel approaches to the specific deletion or inactivation of pathogenic subsets of T cells involved in human diseases.

     The following unaudited pro forma consolidated results of operations give effect to the acquisition as though it had occurred at the beginning of the periods presented:

                                                             YEARS ENDED DECEMBER 31,
                                                           -----------------------------
                                                               1994             1995
                                                           ------------     ------------
    Total revenues.......................................  $ 50,449,000     $ 62,484,000
    Net loss.............................................   (18,968,000)     (39,832,000)
    Net loss per share...................................         (0.80)           (1.67)

                         NEXSTAR PHARMACEUTICALS, INC.

     The unaudited pro forma information is not necessarily indicative either of results of operations that would have occurred had the purchase been made on January 1, 1994, or future results of operations of the Company.

  Principles of Consolidation and Basis of Presentation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly and majority-owned subsidiaries; significant intercompany transactions have been eliminated. Certain reclassifications, including adjustments to conform accounting practices, have been made to prior year amounts to agree with the current year presentation.

  Unaudited Interim Financial Information

     The financial information at March 31, 1996 and for the three months ended March 31, 1995 and 1996 and subsequent to March 31, 1996 is unaudited, but includes all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for those periods. Results for the three-month period ended March 31, 1996 are not necessarily indicative of results that may be expected for the year ending December 31, 1996.

  Stock-based Compensation

     In October 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting and Disclosure of Stock-Based Compensation" ("Statement No. 123"). Statement No. 123 is applicable for fiscal years beginning after December 15, 1995 and gives the option to either follow fair value accounting or to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and related Interpretations.

     The Company has not yet determined whether it will elect to use fair value or to follow APB No. 25 and related Interpretations in accounting for its employee stock options. The Company has not yet determined the impact on its financial position or results of operations, should it decide to adopt fair value accounting.

  Long-Lived Assets

     Effective January 1, 1996, the Company adopted Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("Statement No. 121"), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present. Implementation of Statement No. 121 was immaterial to the financial statements of the Company.

  Accounting Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     It is possible that the future economic life of the Company's commercial revenues, the amount of anticipated future commercial revenues, or both, could be reduced significantly in the future due to alternate products or technologies being developed by other biotech or pharmaceutical compa-

                         NEXSTAR PHARMACEUTICALS, INC.

nies. As a result, the carrying amount of patent and trademark costs and purchased technology costs could be reduced in the future.

  Equipment and Leasehold Improvements

     Equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided by the straight-line method over the shorter of the lease term or the estimated useful life.

  Patent Costs

     Patent costs are deferred pending the outcome of patent applications. Successful patent costs are amortized by the straight-line method over the lesser of the estimated useful life or the patent life. Unsuccessful patent costs are expensed when so determined. Effective January 1, 1996, the Company began amortizing its patent costs over a period of ten years. This change is not expected to have a significant impact on the Company's financial condition or results of operations.

  Product Revenues/Accounts Receivable

     Product revenues are recognized upon passage of legal title of the inventory.

     A significant portion of the Company's product revenues have been export sales of AmBisome primarily through Company subsidiaries and to distributors in Europe. The Company performs credit evaluations of its customers' financial condition and historically has not required collateral. The Company's accounts receivable are predominantly trade receivables, and to date, the Company has experienced only modest losses with respect to the collection of its accounts receivable.

     In 1995, sales to one distributor accounted for approximately 27% of product revenues. In 1993 and 1994, sales to two distributors accounted for approximately 30% and 18% and 22% and 18% of product revenues, respectively.

     In connection with most of its European sales, the Company prices its products in the currencies of the countries into which they are sold (the "Payment Currencies"), and revenues in the past have been and in the future could be adversely affected by currency fluctuations. A significant majority of the Company's manufacturing costs are in U.S. dollars. Therefore, any fall in the value of the Payment Currencies relative to the U.S. dollar is likely to negatively impact gross margins for the Company's products since the Company's manufacturing costs would stay approximately the same while its revenue in terms of U.S. dollars would decline.

  Foreign Currency Transactions and Contracts

     Foreign exchange transaction gains (losses) included in the Consolidated Statements of Operations in 1993, 1994 and 1995 were ($640,000), $272,000, and $371,000, respectively.

     The Company hedges certain of its foreign currency exposures, with respect to its outstanding trade accounts receivable and accounts payable, through the use of forward contracts. In the future, the Company may begin currency hedging in connection with anticipated revenues and expenses and may use options in addition to forward contracts. Such hedging will be done solely for the purpose of protecting the Company from foreign currency fluctuations. The Company does not enter into speculative foreign currency transactions and does not write speculative options. The Company recognizes a gain or loss for each forward contract for the difference between the contract rate and the market rate on each balance sheet date which is recorded as a selling, general and administrative expense. Accordingly, no deferred accounting is used in connection with the Company's hedging

                         NEXSTAR PHARMACEUTICALS, INC.

activities. Notwithstanding its hedging activities (which have not always included fully hedging against potential gains or losses), the Company has in the past recognized foreign exchange gains and losses. There can be no assurance that significant gains or losses will not be incurred in the future.

     At December 31, 1994 and 1995, the Company had forward exchange contracts outstanding of $1.5 million and $11.4 million, respectively. These contracts have maturities that do not exceed one year, and gains/losses resulting from these contracts were not material.

     The Company does not hedge any balance sheet exposure of its foreign subsidiaries.

  Common Stock Dividend

     On November 19, 1993, the Company's Board of Directors authorized a stock split effected in the form of a stock dividend of 0.7 shares of common stock for each share of common stock outstanding, which was distributed on December 1, 1993 to common stockholders of record on November 24, 1993. As a result of the stock split, an additional 1,242,894 common shares were issued. The par value of the common stock did not change. Accordingly, an amount equal to the par value of the common shares issued for the stock split has been transferred from additional paid-in capital to the common stock account. All references in the accompanying consolidated financial statements to the number of common shares and per share amounts, including shares reserved for issuance under the NeXstar Pharmaceuticals, Inc. 1993 Incentive Stock Plan, stock options, and warrants, have been retroactively restated to reflect the stock split.

  Research and Development

     Expenditures for research and development, including costs related to contract and collaborative agreements, and technology defense costs, are charged to operations as incurred.

  Net Loss per Share

     Beginning on April 1, 1994, net loss per share is computed using the weighted average number of shares of common stock outstanding. Prior to April 1, 1994, pursuant to the Securities and Exchange Commission Staff Accounting Bulletins and Staff Policy, common and common equivalent shares issued during the 12-month period prior to the initial public offering at prices below the public offering price are presumed to have been issued in contemplation of the public offering, even if antidilutive, and have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method and the initial public offering price for common stock, stock options and warrants and the as converted method for convertible preferred stock).

  Cash and Cash Equivalents

     Cash and cash equivalents represent highly liquid debt instruments with a maturity of three months or less when purchased.

     At December 31, 1994 and 1995, approximately $3,518,000 and $2,000, respectively, of cash and cash equivalents were held and managed by an affiliate of Warburg, Pincus Investors, L.P. ("WPI"), a holder of more than 5% of the Company's common stock.

                         NEXSTAR PHARMACEUTICALS, INC.

  Fair Value of Financial Instruments

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

          The carrying amounts reported on the balance sheet for cash and cash equivalents, accounts receivable, other noncurrent assets, short-term borrowings, accounts payable, and capitalized lease obligations approximate their fair value.

          Marketable securities are classified as available-for-sale and carried at amortized cost which approximates market.

          The fair value of forward exchange contracts is estimated based on quoted market prices.

     The carrying amount and fair value of certain of the Company's assets, liabilities, and off-balance sheet financial instruments as of December 31, 1995 are as follows:

                                                                  DECEMBER 31, 1995
                                                             ---------------------------
                                                              CARRYING
                                                               AMOUNT        FAIR VALUE
                                                             -----------     -----------
    Assets:
      Cash and cash equivalents............................  $20,893,000     $20,893,000
      Marketable securities................................    5,841,000       5,841,000
      Accounts receivable..................................   18,315,000      18,315,000
      Other noncurrent assets..............................    2,085,000       2,085,000
    Liabilities:
      Short-term borrowings................................    3,500,000       3,500,000
      Accounts payable.....................................    6,789,000       6,789,000
      Current portion of capital lease obligations.........    4,313,000       4,313,000
      Capital lease obligations............................    9,848,000       9,848,000
    Off-balance sheet financial instruments:
      Forward exchange contracts...........................   11,248,000      11,248,000

NOTE 2. MARKETABLE SECURITIES

     Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Available-for-sale securities are carried at fair value, adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other than temporary are included in income. At December 31, 1994 and 1995, aggregate amortized cost of marketable securities approximates their aggregate amortized fair value (based on dealer quotations) and unrealized gains/losses are not significant.

     The following is a summary of the amortized cost of marketable securities, which approximates estimated fair value:

                                             AVAILABLE-FOR-SALE   HELD-TO-MATURITY      TOTAL
                                             ------------------   ----------------   -----------
   December 31, 1994
      U.S. corporate securities............     $ 21,662,000         $4,867,000      $26,529,000
      Other debt securities................        2,054,000          4,096,000        6,150,000
                                                 -----------         ----------      -----------
              Total marketable
                securities.................     $ 23,716,000         $8,963,000      $32,679,000
                                                 ===========         ==========      ===========

                         NEXSTAR PHARMACEUTICALS, INC.

                                             AVAILABLE-FOR-SALE
                                             ------------------
   December 31, 1995
      U.S. corporate securities............     $  4,897,000
      Other debt securities................          944,000
                                                 -----------
              Total marketable
                securities.................     $  5,841,000
                                                 ===========

     The following is a summary of the amortized cost, which approximates estimated fair value of marketable securities, by contractual maturity:

                                             AVAILABLE-FOR-SALE
                                             ------------------
   December 31, 1995
      Due in one year or less..............     $  4,897,000
      Due after one year through three
         years.............................          944,000
                                                 -----------
              Total marketable
                securities.................     $  5,841,000
                                                 ===========

     At December 31, 1994 and 1995, approximately $16,866,000 and $5,841,000, respectively, of marketable securities were held and managed by an affiliate of WPI.

NOTE 3. INVENTORIES

     Raw materials, work in process and finished goods inventories are recorded at the lower of cost or market, based on currently adjusted standard costs, which approximates cost on a first-in, first-out basis.

     Inventories are summarized as follows:

                                                      DECEMBER 31,
                                                -------------------------      MARCH 31,
                                                   1994           1995           1996
                                                ----------     ----------     -----------
    Finished goods............................  $  960,000     $2,804,000     $ 3,110,000
    Work in process...........................   3,711,000      4,846,000       5,806,000
    Raw materials.............................   1,227,000      1,819,000       1,456,000
                                                ----------     ----------     -----------
              Total inventories...............  $5,898,000     $9,469,000     $10,372,000
                                                ==========     ==========     ===========

NOTE 4. EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Equipment and leasehold improvements consist of the following:

                                                                    DECEMBER 31,
                                                            ----------------------------
                                                                1994            1995
                                                            ------------     -----------
    Laboratory equipment..................................  $  4,805,000     $ 6,517,000
    Office furniture and equipment........................     3,259,000       4,859,000
    Capitalized leased equipment..........................    17,664,000      21,910,000
    Leasehold improvements................................     3,883,000      25,586,000
    Construction in progress..............................    20,621,000       1,251,000
                                                            ------------     -----------
                                                              50,232,000      60,123,000
    Less accumulated depreciation and amortization........    (8,070,000)    (17,122,000)
                                                            ------------     -----------
    Net equipment and leasehold improvements..............  $ 42,162,000     $43,001,000
                                                            ============     ===========

                         NEXSTAR PHARMACEUTICALS, INC.

NOTE 5. PURCHASED TECHNOLOGY

     In 1992, the Company and Vical, Incorporated ("Vical") entered into an agreement under which the Company purchased (for $3,000,000) exclusive rights to develop applications of Vical's lipid conjugate technology for a limited number of applications. This agreement was expanded in 1993 (for an additional $1,500,000) to grant the Company exclusive rights to Vical's entire portfolio of lipid conjugate technologies for all potential therapeutic applications. The cost of such base-core technology has been capitalized and is included in purchased technology on the accompanying Consolidated Balance Sheets. Prior to January 1, 1995, the Company amortized the technology over the estimated life of the related patents. Effective January 1, 1995, the Company began amortizing the remaining value of the technology over a four year period. The Company evaluates the carrying amount of the technology for impairment at least quarterly by, among other things, reviewing the status of applicable ongoing development activities, as well as the progress of patent applications and issuances.

NOTE 6. OTHER ACCRUED EXPENSES

     Other accrued expenses consist of the following:

                                                                      DECEMBER 31,
                                                               --------------------------
                                                                  1994            1995
                                                               ----------      ----------
    Commissions, distribution fees, and royalties............  $  929,000      $1,457,000
    Other....................................................   1,909,000       2,433,000
                                                               ----------      ----------
         Total other accrued expenses........................  $2,838,000      $3,890,000
                                                               ==========      ==========

NOTE 7. COMMITMENTS AND CONTINGENCIES

  Leases

     The Company has entered into two long-term noncancelable operating leases for office, research, and manufacturing facilities in Boulder, Colorado. The lease terms for these leases are five to seven years with two renewal options each of five and seven years, respectively. The leases are subject to escalation clauses which provide for annual increases in rent based on the Consumer Price Index. The Company has entered into two long-term lease agreements for office, research, and manufacturing facilities in San Dimas, California. The terms of the leases provide for an eleven-year, six-month term and a ten-year, six-month term, both with two five-year renewal options. One lease contains an option to purchase the property at fair market value at the end of the original lease term.

     The Company has entered into certain sale-leaseback transactions and related master equipment lease agreements for manufacturing equipment, general laboratory and scientific equipment, office equipment, and furniture and fixtures. At December 31, 1995 $1,481,000 was available under such agreements. Title to assets acquired under the lease lines of credit resides with the lessor. The Company has the option to purchase the assets at the end of the lease term for the fair market value, however, one master lease agreement contains a bargain purchase price of $1.00. The leases have terms ranging from two to five years. One of the master lease agreements required a security deposit of $5,476,000 to be held by the lessor. The agreement was amended in September 1995 and the security deposit was returned to the Company. The interest rates on borrowings under these lease lines of credit range between 7.31% and 12.75% per annum. Cash paid for interest approximates interest expense.

     Rent expense for the years ended December 31, 1993, 1994 and 1995 was approximately $1,633,000, $1,685,000 and $2,618,000, respectively.

                         NEXSTAR PHARMACEUTICALS, INC.

     Future minimum rental payments under noncancellable operating and capital leases with initial or remaining terms of more than one year as of December 31, 1995 are as follows:

                                                              OPERATING         CAPITAL
                   YEARS ENDING DECEMBER 31,                    LEASES           LEASES
    -------------------------------------------------------  ------------     ------------
            1996...........................................  $  2,902,000     $  5,212,000
            1997...........................................     2,743,000        4,664,000
            1998...........................................     2,299,000        3,744,000
            1999...........................................     1,883,000        2,331,000
            2000...........................................     1,626,000               --
            Thereafter.....................................     3,920,000               --
                                                              -----------      -----------
                                                             $ 15,373,000       15,951,000
                                                              ===========
    Less amount representing interest......................                     (1,790,000)
                                                                               -----------
    Total capital lease obligations........................                     14,161,000
    Less current portion...................................                     (4,313,000)
                                                                               -----------
    Long-term capital lease obligations....................                   $  9,848,000
                                                                               ===========

  Loan Receivable

     Beginning in 1995, the Company adopted Financial Accounting Standards Board Statement No. 114, "Accounting by Creditors for Impairment of a Loan" ("Statement No. 114"). Under the new standard, the 1995 allowance for loan loss related to a loan that was identified for evaluation in accordance with Statement No. 114 is based on the fair value of the collateral.


     The Company previously loaned 4.5 million Canadian dollars (approximately $3.35 million at December 31, 1995) (the "Loan") to Phytogen Life Sciences Inc. ("Phytogen"), a Canadian corporation incorporated in British Columbia, to fund construction of a manufacturing facility, working capital and inventory. At December 31, 1995, the Company recorded an allowance for loan loss of $2.43 million for the loan and ceased accruing interest income. On June 5, 1996, the Company agreed to convert 968,784 Canadian dollars (approximately $707,000) of the Loan into 235,714 preferred shares of Phytogen. Additionally, the Company agreed to terminate its right to convert the Loan into a 49.9% equity interest in Phytogen and received a warrant for 300,000 Phytogen shares with an exercise price of $3 per share and an agreement from Phytogen to repay the Company $700,000 of the principal of the Loan within 10 business days of receipt of certain third-party funding. The Company has no future obligation to lend any amount to Phytogen.


  Short-term Borrowings

     The Company has an unsecured line of credit available with a domestic bank (the "Bank") for $5.0 million. The short-term borrowings outstanding at December 31, 1995 and March 31, 1996 represent borrowings under this line of credit. The Company's working capital needs were fulfilled by borrowing under this line of credit agreement; the terms and interest rate are similar to those generally extended to companies of comparable creditworthiness. In November 1995, the Bank agreed to extend the term of the line of credit to September 1, 1996.

  Licenses and Royalties

     The Company has entered into license agreements with various medical and educational institutions to obtain certain exclusive and nonexclusive patent rights for the purpose of developing, manufacturing and selling potential products using these patented technologies. Under these

                         NEXSTAR PHARMACEUTICALS, INC.

agreements, the Company will pay royalties at varying rates based upon levels of revenues from the licensed products, as defined. Generally, the agreements continue as long as any licensed patents remain in force.

  Patent Matters


     On May 17, 1993, the Company filed a complaint in the United States District Court for the District of Delaware against The Liposome Company ("TLC") asking the court to declare a patent owned by TLC (U.S. Patent No. 4,880,635) (the "TLC '635 Patent") invalid, unenforceable, and not infringed following allegations by TLC that the freeze drying of AmBisome infringes the TLC '635 Patent. In addition, the Company has opposed the grant to TLC of the European and Japanese patents that are counterparts of the TLC '635 Patent. On December 20, 1993, the United States District for the District of Delaware stayed the May 17, 1993 lawsuit pending the outcome of a reexamination of the TLC '635 Patent instituted by TLC in the U.S. Patent and Trademark Office ("USPTO"). Upon reexamination, the USPTO refused to confirm any of the claims of the TLC '635 Patent in their original form. However, on June 6, 1996, TLC publicly stated that it had been informed by the USPTO that certain amended claims would be allowed and that, when a reexamination certificate issues in respect of such claims, TLC intends to file a counterclaim against the Company for damages and an injunction based on infringement of the reexamined patent. The Company does not believe that the reexamined TLC '635 Patent presents a material risk to the Company.


  Accrued Retirement Agreement Expense

     Results for the year ended December 31, 1994 were impacted by a charge to earnings of $4,097,000 as a result of an agreement with Dr. Roger Crossley who retired on May 25, 1994 as the President and Chief Executive Officer of Vestar. Vestar and Dr. Crossley entered into an agreement effective May 25, 1994, in connection with his retirement (the "Agreement"). Under the terms of the Agreement, during 1995 Dr. Crossley was paid approximately $2.1 million in connection with his sale of certain shares of the Company's common stock. Such payment related to a guarantee that in the event that prior to May 25, 1997 he sold certain shares of the Company's common stock which he owned at a price less than $15.772 per share, the Company would pay him the difference between the sales price and $15.772 per share. During June and July 1995, Dr. Crossley sold all but 44,000 of the shares covered by the Agreement. In March 1996 he sold the remaining 44,000 shares covered by the Agreement at no cost to the Company.

     The Company accounted for its liability to Dr. Crossley in accordance with Accounting Principles Board Opinion No. 25 ("APB 25"). Because of the price guarantee of $15.772 per share, the Company recorded compensation expense at December 31, 1994 based on the amount the Company would have been required to pay Dr. Crossley based on the market value of the Company's common stock at December 31, 1994. In accordance with APB 25, following the $2.1 million payment to Dr. Crossley, the Company transferred $1.7 million from accrued retirement agreement expenses to additional paid-in capital.

NOTE 8. STOCKHOLDERS' EQUITY

     All share and per share amounts discussed below reflect the 1.7-for-1 stock split described in Note 1, which was effected in the form of a stock dividend pursuant to which each stockholder received 0.7 shares of common stock for each share of common stock.

                         NEXSTAR PHARMACEUTICALS, INC.

  Common Stock

     In February 1994, the Company completed an initial public offering of its common stock, whereby 2,000,000 shares of the Company's common stock were sold at $11.50 per share, resulting in net proceeds of approximately $20,617,000.

     As a result of the Company's initial public offering, all preferred shares outstanding, including the Series B preferred shares held by WPI, an affiliate of the Company, were exchanged for shares of common stock upon consummation of the offering (but excluding all preferred shares issuable upon exercise of outstanding warrants), automatically converted into an aggregate of 5,655,396 common shares.

     On November 19, 1993, the Company's Board of Directors approved the conversion of the Company's Series B redeemable preferred stock into common stock immediately prior to any public offering by the Company. The Series B redeemable preferred stock was converted by dividing $4,000,000 by $11.50, the price per share in the Company's public offering, with the holder waiving rights to any dividends. In connection with the initial public offering, the Series B stockholder, WPI, transferred to Lawrence M. Gold, the Chairman of the Company, approximately 28% of the shares of common stock WPI acquired as a result of the conversion in consideration for the termination of certain of his rights. At the time of the transfer, the Company recorded non-cash compensation expense and a corresponding credit to additional paid-in capital equal to the fair value of the shares transferred (approximately $1,120,000).

     During 1993, the Company repurchased 279,400 shares of its common stock for approximately $2,577,000. The repurchased shares were retired in February 1995.

     On December 22, 1995, the Company sold 297,619 shares of its common stock in a private offering for $5 million ($16.80 per share).

     On February 13, 1996, the Company completed a private sale of 1,425,000 shares of its common stock to a group of private investors (the "Private Investors"). The net proceeds to the Company from the sale were approximately $24.9 million. In connection with the transaction, the Company filed a "shelf" registration statement on Form S-3 registering for resale the shares acquired by the Private Investors. Pursuant to its agreement with the Private Investors, the Company is required to keep the "resale" registration statement effective for up to three years. In addition to the Private Investors, a holder of 297,619 shares of the Company's common stock and two holders of warrants to acquire 250,481 shares of the Company's common stock exercised registration rights granted to them by the Company and had their shares of common stock, or the shares of common stock which relate to their warrants, included in the registration statement.

     On May 29, 1996, the stockholders of the Company approved an increase in the authorized shares of the Company's Common Stock from 35 million to 50 million.

  Warrants

     Common stock warrant activity was as follows:

                                                                        SHARES       EXPIRATION
                                      WARRANTS      EXERCISE PRICE     RESERVED         DATE
                                      ---------     --------------     ---------     -----------
Outstanding, December 31, 1994......  1,825,316     $4.09 - $16.48     1,825,316     1995 - 2003
  Granted...........................      8,458     $7.08 - $32.54         8,458     1999 - 2002
  Exercised.........................   (144,354)    $4.09 - $ 4.83      (144,354)    1995 - 2000
  Expired...........................   (257,647)    $4.09 - $ 4.83      (257,647)           1995
                                      ---------                        ---------
Outstanding, December 31, 1995......  1,431,773                        1,431,773     1996 - 2003
                                      =========                        =========

                         NEXSTAR PHARMACEUTICALS, INC.

     Included in the above table are warrants to purchase 220,000 shares of common stock which were issued in 1990 to Warburg, Pincus Capital Partners, L.P. ("WPCP"), a beneficial owner of more than 5% of the Company's common stock, with a purchase price of $4.09 per share in connection with the issuance of a letter of credit on behalf of the Company, which has expired. In April 1995, 40,000 warrants were exercised and the remaining 180,000 warrants expired. In addition, WPCP has warrants to purchase 1,035,294 of the Company's common stock at an exercise price of $4.83 per share which were issued in 1990 in connection with the sale of certain equity securities of the Company. In April 1995, WPCP's warrants were amended to change the expiration date to December 31, 1997.

  Registration Rights

     Under certain circumstances, the Company's common stockholders and holders of warrants to purchase common stock of the Company may require a registration of the outstanding common shares or the shares underlying warrants, the cost of which would be borne by the Company.

  Stock Options

     On February 8, 1993, the Company adopted the 1993 Incentive Stock Plan (the "1993 Plan") for employees, directors, and consultants of NeXstar Pharmaceuticals which provides for the sale of shares or the issuance of incentive and nonstatutory stock options of up to 2,404,711 shares of common stock. Options issued under the 1993 Plan are exercisable under conditions as determined by the Board of Directors, with the term of each option being a maximum of ten years from the date of grant. The Company has reserved 2,404,711 shares of its authorized common stock under its 1993 Plan.

     During the year ended December 31, 1995, the Company granted options to purchase 200,000 shares of common stock under the 1993 Plan to executive officers of the Company. Options granted prior to November 1993 vest 20% immediately and 20% on the grant date anniversary each year thereafter for four years. Options granted after October 1993 vest 25% on each anniversary date of the four years following the grant date. The option exercise prices range from $0.69 to $16.50 per share.

     The Company has reserved for issuance 955,439 shares of its common stock to allow for the exercise of options under its 1988 Stock Option Plan (the "1988 Plan"). Options granted under the 1988 Plan are exercisable upon conditions determined by the Board of Directors of the Company, and expire no later than ten years from the date of grant. The Company does not intend to issue additional options under the 1988 Plan.

     On July 25, 1995, the Company's Board of Directors approved the 1995 Director Option Plan (the "Director Plan"). On May 29, 1996, the stockholders of the Company approved the Director Plan. Under the Director Plan, each outside director of the Company is entitled to receive an option for 10,000 shares of the Company's common stock on the later of the effective date of the Director Plan or the date on which such person first becomes an outside director. In addition, each outside director who has served on the Board of Directors for at least six months automatically is entitled to receive an option grant for 5,000 shares on the last business day prior to each annual meeting of stockholders of the Company. The options have a term of ten years, an exercise price equal to 100% of the fair market value of the common stock on the date of grant and vest 50% on each anniversary date of the two years following the grant date. Options for up to 500,000 shares of common stock may be issued under the Director Plan. In 1995, options for 30,000 shares were issued to three outside directors.

                         NEXSTAR PHARMACEUTICALS, INC.

     Stock option activity was as follows:

                                                                  OPTIONS      EXERCISE PRICE
                                                                 ---------     ---------------
Outstanding, December 31, 1994................................   1,950,772     $ 0.69 - $18.47
  Granted.....................................................     783,340     $ 5.65 - $16.50
  Exercised...................................................    (198,328)    $ 0.69 - $13.92
  Cashless exercises..........................................     (51,652)    $ 3.13 - $ 3.55
  Terminated..................................................    (294,098)    $ 0.69 - $15.91
                                                                 ---------
Outstanding, December 31, 1995................................   2,190,034     $ 0.69 - $18.47
                                                                 =========

     At December 31, 1995, options for 997,798 shares were exercisable and options for 1,618,809 shares were available for future grants.

     As a result of compensatory stock issuances and option grants in 1993, the Company recorded deferred compensation, noncash charges to earnings, and a credit for additional paid-in-capital of $470,000, $319,000 and $789,000, respectively. The Company is amortizing the deferred compensation over a period of four years.

NOTE 9. INCOME TAXES

     For financial reporting purposes, income before income taxes includes the following components:

                                                          YEARS ENDED DECEMBER 31,
                                               ----------------------------------------------
                                                   1993             1994             1995
                                               ------------     ------------     ------------
Pretax income:
  United States..............................  $ (9,876,000)    $(14,543,000)    $(35,128,000)
  Foreign....................................    (1,269,000)      (1,824,000)      (1,320,000)
                                               ------------     ------------     ------------
                                               $(11,145,000)    $(16,367,000)    $(36,448,000)
                                               ============     ============     ============

     The current provision for income taxes includes the following:

                                                            YEARS ENDED DECEMBER 31,
                                                   ------------------------------------------
                                                     1993             1994             1995
                                                   --------         --------         --------
Federal income taxes.............................  $     --         $ 16,000         $     --
State income taxes...............................        --               --               --
Foreign income taxes.............................   167,000          143,000          183,000
                                                   --------         --------         --------
                                                   $167,000         $159,000         $183,000
                                                   ========         ========         ========

                         NEXSTAR PHARMACEUTICALS, INC.

     The difference between the Company's current provision for income taxes and the federal statutory rate of 34% is reconciled as follows:

                                                         YEARS ENDED DECEMBER 31,
                                              -----------------------------------------------
                                                  1993             1994              1995
                                              ------------      -----------      ------------
Statutory rate applied to income before
  income taxes..............................  $ (3,789,000)     $(5,565,000)     $(12,392,000)
State income taxes, net of federal tax
  benefit...................................            --               --                --
Tax effect of subsidiary losses without
  benefit...................................        80,000          144,000           296,000
Effect of foreign tax rates.................        32,000           41,000           183,000
In-process purchased research and
  development...............................            --               --         4,020,000
Merger-related costs not deductible for tax
  purposes..................................            --               --         1,023,000
Net operating loss unused/(net of operating
  loss carryforwards utilized)..............     3,479,000        4,525,000         6,470,000
Other.......................................       365,000        1,014,000           583,000
                                              ------------      -----------      ------------
                                              $    167,000      $   159,000      $    183,000
                                              ============      ===========      ============

     At December 31, 1995, the Company had net operating loss and tax credit carryforwards available to reduce future taxable income. Utilization of these losses and credits may be subject to substantial annual limitations due to the separate return limitation years ("SRLY") and ownership change limitations provided by the Internal Revenue Code of 1986. The annual limitation may result in the expiration of the net operating losses and credits before utilization. Tax loss and tax credit carryforwards are as follows:

                                          FEDERAL                            STATE
                               -----------------------------     -----------------------------
                                                RESEARCH AND                      RESEARCH AND
                                   NET          DEVELOPMENT          NET          DEVELOPMENT
                                OPERATING        AND OTHER        OPERATING        AND OTHER
EXPIRES DECEMBER 31,               LOSS           CREDITS            LOSS           CREDITS
- --------------------           ------------     ------------     ------------     ------------
        2001.................  $  3,430,000     $        --      $         --     $        --
        2002.................     3,732,000              --                --              --
        2003.................     6,443,000              --                --              --
        2004.................     7,288,000              --         3,646,000              --
        2005.................     6,194,000       2,020,000         3,096,000         393,000
        2006.................       621,000          39,000           621,000              --
        2007.................     2,943,000         709,000         2,943,000         275,000
        2008.................    11,001,000       1,846,000         8,547,000         604,000
        2009.................    11,858,000       1,259,000        11,965,000         192,000
        2010.................    23,831,000         506,000        23,831,000          49,000
                               ------------     -----------      ------------     -----------
                               $ 77,341,000     $ 6,379,000      $ 54,649,000     $ 1,513,000
                               ============     ===========      ============     ===========

                         NEXSTAR PHARMACEUTICALS, INC.

     The components of the Company's deferred tax asset and related valuation allowance as of December 31, 1994 and 1995 are as follows:

                                                                    DECEMBER 31,
                                                           -------------------------------
                                                               1994              1995
                                                           -------------     -------------
    Net Operating Loss Carryforwards
      Federal............................................  $  17,465,000     $  26,295,000
      State..............................................        959,000         1,811,000
    Tax Credit Carryforwards
      Federal............................................      5,165,000         6,379,000
      State..............................................      1,238,000         1,513,000
    Other -- net.........................................      1,573,000         3,846,000
                                                            ------------      ------------
                                                              26,400,000        39,844,000
    Valuation Allowance..................................    (26,400,000)      (39,844,000)
                                                            ------------      ------------
    Deferred Tax Asset Recognized........................  $          --     $          --
                                                            ============      ============

NOTE 10. EMPLOYEE BENEFIT PLANS

  Retirement Savings Plan

     Effective January 1, 1993, the Company established a noncontributory profit sharing plan with an Internal Revenue Code Section 401(k) feature for its salaried employees aged 21 or older. Employee contributions are discretionary, but are not to exceed 20% of eligible annual compensation.

     Vestar's Board of Directors adopted a retirement savings plan (the "Savings Plan") in 1988 pursuant to which employees may defer compensation for income tax purposes under Section 401(k) of the Internal Revenue Code. Prior to the Merger between the Company and Vestar, all qualifying employees could direct contributions to be invested in the Company's common stock in addition to other investment options. As of December 31, 1995, $953,000, representing 58,641 shares of the Company's common stock, was held by the Savings Plan in trust for plan participants. In addition, prior to 1992, the Company contributed shares of its common stock to plan participants as discretionary contributions under the Savings Plan. As of December 31, 1995, 50,933 shares of the Company's common stock were held by the Savings Plan as discretionary contributions for plan participants, all of which was vested on December 31, 1995.

     Effective January 1, 1996, the Company adopted a new retirement savings plan pursuant to which employees may defer compensation for income tax purposes under Section 401(k) of the Internal Revenue Code (the "New Plan"). Employee contributions are discretionary, but are not to exceed 10% of eligible annual compensation. The New Plan was established to consolidate all of the Company's current employees, including former employees of Vestar, Inc. and Supragen, Inc., under a single plan. The New Plan is a successor to the Company's prior 401(k) plans, including the Savings Plan, for the Company's current employees.

                         NEXSTAR PHARMACEUTICALS, INC.

  Employee Stock Purchase Plan

     On June 9, 1994, the Company adopted an employee stock purchase plan with an effective date of August 1, 1994, under Internal Revenue Code Section 423 which provides for the sale to employees of up to 500,000 shares of common stock. The Company has reserved 500,000 shares of its authorized common stock in connection with this plan. Employees who work at least twenty hours per week and at least five months per calendar year may participate. The granting of rights to purchase common stock of the Company shall be determined by the Board of Directors. As of December 31, 1995, a total of 52,609 shares were purchased at prices per share from $4.78 to $7.23, which represented 85% of the fair market value of the common stock on the lower of the offering date or the date of exercise.

[This page presents a series of eight pictures illustrating how the SELEX Process works to produce lead compounds. The pictures are accompanied by the following narrative:

                               THE SELEX PROCESS

The SELEX Process starts by generating a million billion different oligonucleotides. This pool of oligos serves as a source of diverse molecular shapes. Some of these shapes will form a complementary fit with a specific target, much as a glove fits to a hand. The goal of the SELEX process is to find those oligos from within the pool that fit best, and thus bind strongly to a particular target.

(1) During early rounds of the SELEX protocol, the pool is mixed with a relatively large amount of target. Many oligos will bind to the target, some better than others. (2) The non-binding oligos are discarded. (3) The bound oligos are dislodged from the target. (4) The dislodged oligos are then amplified to create an enriched pool, using the tools of modern molecular biology.

(5) Beginning with an enriched pool, step 5 through 8 are identical to steps 1 through 4 except that fewer target molecules are used. Decreasing the amount of target molecules in subsequent rounds increases the competition amongst the oligos for the target and permits selection of the strongest binding oligos. Shown above are two rounds of the SELEX Process. Typically it takes fewer than 15 rounds to yield the lead compounds.]

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS


                                                           PAGE
                   Prospectus Summary....................    3
                   Risk Factors..........................    7
                   Use of Proceeds.......................   19
                   Dividend Policy.......................   19
                   Price Range of Common Stock...........   20
                   Dilution..............................   20
                   Capitalization........................   21
                   Selected Consolidated Financial
                     Data................................   22
                   Management's Discussion and Analysis
                     of Financial Condition and Results
                     of Operations.......................   23
                   Business..............................   30
                   Management............................   52
                   Description of Capital Stock..........   55
                   Underwriting..........................   58
                   Legal Matters.........................   59
                   Experts...............................   59
                   Incorporation of Certain Documents by
                     Reference...........................   60
                   Available Information.................   60
                   Additional Information................   61
                   Special Note Regarding
                     Forward-Looking Statements..........   61
                   Financial Statements..................  F-1


                                2,500,000 SHARES

                                  NEXSTAR LOGO

                                  COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                            ------------------------
                               ALEX. BROWN & SONS
                                  INCORPORATED

                               SMITH BARNEY INC.

                               VECTOR SECURITIES
                              INTERNATIONAL, INC.


                                SBC WARBURG INC.

                                           , 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of Common Stock being registered (all amounts are estimated except the registration fee and the NASD filing fee):


                                                                                AMOUNT
    SEC registration fee.....................................................  $ 21,687
    NASD filing fee..........................................................     6,790
    Blue Sky fees and expenses...............................................     7,500
    Printing, shipping and engraving expenses................................   150,000
    Legal fees and expenses..................................................   100,000
    Accounting fees and expenses.............................................    20,000
    Transfer Agent and Registrar fees and expenses...........................     2,500
    Nasdaq National Market listing fees......................................    17,500
    Miscellaneous expenses...................................................    34,023
                                                                               --------
              Total..........................................................  $360,000
                                                                               ========


ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     The Company's By-Laws require the Company to indemnify any and all of its directors or officers or directors or officers who serve at the request of the corporation as a director or officer of another corporation, to the full extent permitted by the Delaware General Corporation Law (the "DGCL").

     The Company's Amended and Restated Certificate of Incorporation (the "Company Certificate of Incorporation") also provides that:

     The Company shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, trustee, employee or agent of or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Company) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the NeXstar Pharmaceuticals Board of Directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by NeXstar Pharmaceuticals as authorized in the NeXstar Pharmaceuticals Certificate of Incorporation.

     The indemnification and other rights set forth in the Company Certificate of Incorporation shall not be exclusive of any provisions with respect thereto in the By-Laws or any other contract or agreement between the Company and any officer, director, employee or agent of the Company.

     Neither the amendment nor repeal of the provisions (described above) in the Company Certificate of Incorporation regarding indemnification, nor the adoption of any provision of the Company Certificate of Incorporation inconsistent with such provisions, shall eliminate or reduce the effect of such provisions, in respect of any matter occurring prior to such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to such provisions, if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

     No director shall be personally liable to the Company or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director (A) shall be liable under Section 174 of the DGCL or any amendment thereto or successor provision thereto, or (B) shall be liable by reason that, in addition to any and all other requirements for liability, he:

          (i) shall have breached his duty of loyalty to the Company or its stockholders;

          (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith;

          (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or

          (iv) shall have derived an improper personal benefit.

     If the DGCL is amended after the date upon which a document is filed in the State of Delaware to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

     Section 145 of the DGCL empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

ITEM 16. EXHIBITS.


      *1   -- Form of Underwriting Agreement.
      *4.1 -- Form of Second Amended and Restated Certificate of Incorporation of the
              Company.
     **4.2 -- Form of Common Stock Certificate of the Company.
       5   -- Opinion of Willkie Farr & Gallagher.
     *10.1 -- Amendment No. 4 to NeXagen, Inc. 1993 Incentive Stock Plan, adopted February 8,
              1993.
     *10.2 -- Amendment No. 1 to Registrant's 1994 Employee Stock Purchase Plan adopted June
              9, 1994.
      23.1 -- Consent of Ernst & Young LLP, independent auditors.
      23.2 -- Consent of Willkie Farr & Gallagher (contained in its opinion filed as Exhibit
              5 to this Registration Statement).
     *24   -- Powers of Attorney.


- ------------------------------


 *  Previously filed.



 ** Incorporated by reference to Exhibit 3.2 to the Company's Annual Report on
    Form 10-K (Commission File Number 0-23012) for the fiscal year ended December 31, 1994.



ITEM 17. UNDERTAKINGS.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that: (1) for purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on June 17, 1996.


                                          NEXSTAR PHARMACEUTICALS, INC.

                                          By:    /s/  PATRICK J. MAHAFFY
                                            ------------------------------------
                                                     Patrick J. Mahaffy
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



              SIGNATURE                                 TITLE                       DATE
              ---------                                 -----                       ----
         LAWRENCE M. GOLD*             Chairman of the Board and                 June 17, 1996
- -------------------------------------  Chief Scientific Officer
         Lawrence M. Gold

     /s/ PATRICK J. MAHAFFY            Director, President and Chief Executive   June 17, 1996
- -------------------------------------  Officer (Principal Executive Officer)
         Patrick J. Mahaffy

          MICHAEL E. HART*             Vice President and Chief Financial        June 17, 1996
- -------------------------------------  Officer (Principal Financial Officer and
          Michael E. Hart              Principal Accounting Officer)

      JOHN D. BALDESCHWIELER*          Director                                  June 17, 1996
- -------------------------------------
      John D. Baldeschwieler

        JAMES A. ESKRIDGE*             Director                                  June 17, 1996
- -------------------------------------
        James A. Eskridge

         DAVID I. HIRSH*               Director                                  June 17, 1996
- -------------------------------------
         David I. Hirsh

     RODMAN W. MOORHEAD, III*          Director                                  June 17, 1996
- -------------------------------------
     Rodman W. Moorhead, III

         CARL F. POLLARD*              Director                                  June 17, 1996
- -------------------------------------
         Carl F. Pollard

*By:  /s/ PATRICK J. MAHAFFY
    ---------------------------------
         Patrick J. Mahaffy
          Attorney-in-fact

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER                             EXHIBIT DESCRIPTION                              PAGE
- ----------------------------------------------------------------------------------------------
      *1   -- Form of Underwriting Agreement.
      *4.1 -- Form of Second Amended and Restated Certificate of Incorporation of
              the Company.
     **4.2 -- Form of Common Stock Certificate of the Company.
       5   -- Opinion of Willkie Farr & Gallagher.
     *10.1 -- Amendment No. 4 to NeXagen, Inc. 1993 Incentive Stock Plan, adopted
              February 8, 1993.
     *10.2 -- Amendment No. 1 to Registrant's 1994 Employee Stock Purchase Plan
              adopted June 9, 1994.
      23.1 -- Consent of Ernst & Young LLP, independent auditors.
      23.2 -- Consent of Willkie Farr & Gallagher (contained in its opinion filed as Exhibit 5 to this Registration Statement).
     *24   -- Powers of Attorney.


- ------------------------------


 * Previously filed.



** Incorporated by reference to Exhibit 3.2 to the Company's Annual Report on
   Form 10-K (Commission File Number 0-23012) for the fiscal year ended December 31, 1994.